Exhibit 10.1

Execution Version

NOTE PURCHASE AGREEMENT

dated as of April 2, 2026

among

OPUS GENETICS, INC.

as Issuer,

THE OTHER OBLIGORS PARTY HERETO,

THE PURCHASERS PARTY HERETO,

and

OPCM SA LLC
as Purchaser Agent

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

SCHEDULES:

Schedule 1.1(a)	Purchasers and Commitments
Schedule 4.1	Grant of Security Interest
Schedule 5.11	Intellectual Property
Schedule 7.1(o)	Permitted License Transfers
Schedule 7.8	Transactions With Affiliates
Schedule 15.1(a)	In-Licenses
Schedule 15.1(b)	Effective Date Permitted Licenses
Schedule 15.1(c)	Disqualified Purchaser List
Schedule 15.1(d)	Designated Deposit Account
Schedule 15.1(e)	Restricted Licenses

EXHIBITS:

Exhibit A	Description of Collateral
Exhibit B	Form of Purchase Notice
Exhibit C	Compliance Certificate
Exhibit D	Form of Note
Exhibit E	Form of Guarantee Assumption Agreement
Exhibit F	Subordination Terms for Permitted Convertible Notes
Exhibit G	Conversion Election Notice
Exhibit H	Form of Intercompany Subordination Agreement

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) is made and dated as of April 2, 2026 (the “Effective Date”) among the Purchasers listed on Schedule 1.1(a) hereof or otherwise a party hereto from time to time (each a “Purchaser” and collectively, the “Purchasers”), OPCM SA LLC, a Delaware limited liability company, as agent for the Purchasers (in such capacity, “Purchaser Agent”), OPUS GENETICS, INC., a Delaware corporation (“Issuer”), and the other Obligors from time to time party hereto.  The parties agree as follows:

ARTICLE I
ACCOUNTING AND OTHER TERMS

Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined have the meanings given to them in accordance with GAAP, as in effect from time to time, provided that if Issuer notifies Purchaser Agent that Issuer requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding anything herein to the contrary, any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP, prior to the issuance by the adoption of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 to be treated as a Capital Lease (or finance lease) obligations in accordance with GAAP; provided that any financial statements of the Obligors shall be prepared in accordance with GAAP, consistently applied, including in accordance with FASB ASC 842.

Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Article XV.  All other capitalized terms contained in this Agreement that are not defined in this Agreement, unless otherwise indicated, shall have the meaning provided by the UCC to the extent such terms are defined therein.

All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Any notice or delivery to Purchasers shall be satisfied by notice or delivery, as applicable, to Purchaser Agent.  Unless the context otherwise requires, references herein to: (x) Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement and (y) an agreement, instrument or other document means such agreement, instrument or other document as amended, amended and restated, supplemented, extended, refinanced and modified from time to time to the extent not prohibited by the provisions thereof.

ARTICLE II
NOTES; TERMS OF PAYMENT; REVENUE PARTICIPATION

Section 2.1          Purchase and Sale of Notes.

(a)        Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Sections 3.1, 3.2, and 3.8), on the First Purchase Date, the Purchasers agree, severally and not jointly, to purchase Notes from Issuer, and Issuer agrees to issue and sell Notes to each Purchaser, in an aggregate principal amount of $35,000,000 in one (1) purchase according to each Purchaser’s Commitment as set forth on Schedule 1.1(a) hereto for a purchase price equal to 100% of the principal amount thereof (the “First Purchase”).

(b)         Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Sections 3.1, 3.3 and 3.8), at the option of Issuer, Issuer may deliver an executed Purchase Notice and, on the Second Purchase Date, the Purchasers agree, severally and not jointly, to purchase Notes from Issuer, and Issuer agrees to issue and sell Notes to each Purchaser, in an aggregate principal amount of $35,000,000 in one (1) purchase according to each Purchaser’s Purchase Percentage, in each case for a purchase price equal to 100% of the principal amount thereof (the “Second Purchase”).

(c)         Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Sections 3.1, 3.4 and 3.8), upon the occurrence of the FDA Application Acceptance Date, the Issuer shall deliver an executed Purchase Notice for the issuance and sale of Notes to each Purchaser in an aggregate principal amount of $25,000,000, and, on the Third Purchase Date, the Purchasers agree, severally and not jointly, to purchase (at their option, if such Purchase Notice has not been delivered by Issuer) such Notes from Issuer, in one (1) purchase according to each Purchaser’s Purchase Percentage, in each case for a purchase price equal to 100% of the principal amount thereof (the “Third Purchase”).

(d)         Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Sections 3.1, 3.5 and 3.8, (i) if the FDA Approval Date has occurred, at the option of Issuer, Issuer may deliver an executed Purchase Notice or (ii) if the Third Purchase Date has not occurred (whether or not the FDA Application Acceptance Date or FDA Approval Date has occurred and whether or not the Commitment Termination Date has occurred with respect to the Third Purchase), Issuer shall deliver upon Purchaser Agent’s request, to the extent requested by Purchaser Agent at any time prior to the earlier of (x) delivery of notice of repurchase of Notes under Section 2.2(b) or Change of Control under Section 2.2(c) or (y) Commitment Termination Date for the Fourth Purchase, an executed Purchase Notice, in either case, for the issuance and sale of Notes to each Purchaser in an aggregate principal amount of $10,000,000, and on the Fourth Purchase Date, the Purchasers agree, severally and not jointly, to purchase (at their option, if such Purchase Notice has not been delivered by Issuer) such Notes from Issuer, in one (1) purchase according to each Purchaser’s Purchase Percentage, in each case for a purchase price equal to 100% of the principal amount thereof (the “Fourth Purchase”).

(e)         Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Sections 3.1, 3.6 and 3.8), on the Fifth Purchase Date, at the option of Issuer and subject to the approval of each Purchaser agreeing to participate therein, in its sole discretion, such Purchasers may, severally and not jointly, purchase Notes from Issuer, and Issuer agrees to issue and sell Notes to each such Purchaser, in an aggregate principal amount of $25,000,000 in one (1) purchase according to each such Purchaser’s proportional agreement to purchase such Notes at such time, in each case for a purchase price equal to 100% of the principal amount thereof (the “Fifth Purchase”).

(f)          Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Sections 3.1, 3.7 and 3.8), on the Sixth Purchase Date, at the option of Issuer and subject to the approval of each Purchaser agreeing to participate therein, in its sole discretion, such Purchasers may, severally and not jointly, purchase Notes from Issuer, and Issuer agrees to issue and sell Notes to each such Purchaser, in an aggregate principal amount of $25,000,000 in one (1) purchase according to each such Purchaser’s proportional agreement to purchase such Notes at such time, in each case for a purchase price equal to 100% of the principal amount thereof (the “Sixth Purchase”; together with the First Purchase, any Second Purchase, any Third Purchase, any Fourth Purchase and any Fifth Purchase, individually, a “Purchase” and collectively the “Purchases”).

Notwithstanding anything to the contrary herein, (A) each Purchaser’s Commitments shall expire on the applicable Commitment Termination Date, (B) no Purchaser shall be committed to purchase any Notes as part of any Fifth Purchase or any Sixth Purchase, (C) the Purchasers’ aggregate Commitments shall not exceed $105,000,000, and (D) the aggregate principal amount (excluding any PIK Interest) of Notes to be issued pursuant to this Agreement will not exceed $155,000,000.

Section 2.2          Payments of Repayment Amount.

(a)       Repayment of the Notes.  The Repayment Amount, together with any accrued and unpaid default interest (if any) and Reimbursable Expenses, shall be due and payable in full on the earlier of (i) the Maturity Date and (ii) the date that all Obligations are accelerated and become due and payable pursuant to Section 9.1 or otherwise.  To the extent redeemed or otherwise repaid, the Notes may not be re-issued and the principal amount thereunder may not be re-borrowed.

(b)         Voluntary Repurchase and Repayment.  Issuer shall have the option to repurchase all of the outstanding Notes (if any) and pay all other outstanding Obligations under this Agreement, provided Issuer provides at least ten (10) Business Days’ advance written notice to Purchaser Agent (or lesser period agreed by Purchaser Agent in its sole discretion) of the date of such redemption and payment.  On the applicable date, Issuer shall repurchase the Notes and pay all other Obligations (other than inchoate indemnity or reimbursement obligations for which no claim has been made) by paying the Repayment Amount, plus all accrued and unpaid default interest (if any), Reimbursable Expenses and all other Obligations (other than inchoate indemnity or reimbursement obligations for which no claim has been made) to the Purchasers.  Notwithstanding anything to the contrary contained in this Agreement, Issuer may rescind any notice of full repurchase and payment pursuant to this Section 2.2(b) if such repurchase would have resulted from a refinancing of the Obligations, a Change of Control or other transaction, which refinancing, Change of Control or other transaction shall not be consummated or shall otherwise be delayed; provided that Issuer must provide Purchaser Agent with a new notice at least two (2) Business Days prior to any repurchase date if Issuer has rescinded the prior notice.  Upon repurchase of the Notes pursuant to this Section 2.2(b), the Purchasers’ remaining Commitments shall immediately and irrevocably terminate.   Notwithstanding the foregoing, during the ten (10) Business Day notice period preceding any repurchase of the Notes under this Section 2.2(b), Purchasers shall have the right to elect conversion of the corresponding Conversion Amount pursuant to Section 2.4.

(c)          Change of Control.  In the event of any Change of Control, Issuer shall provide ten (10) Business Days’ prior written notice of the anticipated date of consummation of such Change of Control to Purchaser Agent and the Purchasers.  In connection with any Change of Control, the Required Purchasers in their sole discretion may require Issuer to repurchase the outstanding Notes (if any) and pay all other outstanding Obligations (other than inchoate indemnity or reimbursement obligations for which no claim has been made) under this Agreement.  If the Required Purchasers require Issuer to repurchase the outstanding Notes (if any) and pay all other Obligations, the Required Purchasers (or Purchaser Agent on behalf of the Required Purchasers) shall provide written notice thereof no later than five (5) Business Days after receipt of Issuer’s notice of a Change of Control.  If the Required Purchasers have elected to require Issuer to repurchase the Notes (if any) and pay all other Obligations pursuant to this Section 2.2(c), Issuer shall make such repurchase and payment immediately prior to, or concurrently with, the consummation of such Change of Control (or on such later date as is acceptable to the Required Purchasers in their sole discretion) by paying the Repayment Amount, plus all accrued and unpaid default interest (if any), Reimbursable Expenses and all other Obligations (other than inchoate indemnity or reimbursement obligations for which no claim has been made) to the Purchasers.  Notwithstanding the foregoing, during the notice period preceding any repurchase of the Notes under this Section 2.2(c), Purchasers shall have the right to elect conversion of the corresponding Conversion Amount pursuant to Section 2.4.

Section 2.3          Payments of Principal and Interest.

(a)         Interest and Principal Payments.  Issuer shall make quarterly payments of interest in arrears on each outstanding Note and any other Obligations commencing on the first (1st) Payment Date following the First Purchase Date and continuing on each successive Payment Date thereafter through and including the Payment Date immediately preceding the Maturity Date. Notwithstanding the foregoing, commencing on the first Payment Date on which interest on the First Purchase Notes, Second Purchase Notes, Third Purchase Notes, Fourth Purchase Notes, Fifth Purchase Notes or Sixth Purchase Notes, as applicable, is owed and continuing through, and including, the eighth Payment Date on which interest on each such Notes is owed, the Issuer shall pay 50% of the interest owed for each applicable period in kind by capitalizing and adding such interest to the outstanding principal amount of such Notes on such Payment Date (“PIK Interest”); provided, that notwithstanding the foregoing, at the option of the Purchasers, PIK Interest shall be paid in cash for each applicable Payment Date following the occurrence and during the continuance of a Default or Event of Default. Any amounts not payable as PIK Interest shall be payable in cash as regular interest on such Payment Date. For purposes of this Agreement and the other Note Documents, PIK Interest capitalized pursuant to this Section 2.3(a) shall constitute a portion of the principal amount of the Notes issued and outstanding hereunder and shall bear interest in accordance with this Section 2.3, and all references herein or in any other Note Document to the principal amount of any Notes (including, without limitation, in the definition of “Repayment Amount”) shall include all interest accrued and capitalized as a result of any payment of PIK Interest.  Any PIK Interest shall automatically be capitalized on the applicable Payment Date in accordance with the foregoing.  Issuer shall make a payment of principal on each outstanding Note on the sixth anniversary of the First Purchase Date in an amount equal to half of the aggregate principal amount of such Note outstanding on such date.

(b)        Interest Rate.  Subject to Section 2.3(c), the principal amount outstanding under the Notes and any other Obligations shall accrue interest at per annum rate equal to the Applicable Rate, which interest shall be payable quarterly in arrears in accordance with Sections 2.3(a) and 2.3(f).  Interest shall accrue on each Note commencing on, and including, the Purchase Date of such Note, and shall accrue on the principal amount outstanding under such Note through and including the day on which such Note is paid in full.  Except as provided in Section 2.6 with respect to Reimbursable Expenses, Interest shall accrue on all other Obligations commencing on, and including, the date that such Obligations are due, and shall accrue on the unpaid amount of such Obligations through and including the day on which such Obligations are paid in full.

(c)         Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all outstanding Obligations shall accrue interest at a floating per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Purchaser Agent or any Purchaser.

(d)         360-Day Year.  Interest shall be computed on the basis of a three hundred sixty (360) day year, and the actual number of days elapsed.

(e)          Inability to Determine Rates; Illegality; Benchmark Replacement.

(i)         Inability to Determine Rates.  If, on or prior to the first day of any Interest Period (an “Affected Interest Period”), Purchaser Agent determines in consultation with Issuer (which determination shall be conclusive and binding on Issuer and the other Obligors) that the then current Benchmark cannot be determined pursuant to the definition thereof, Purchaser Agent will promptly so notify Issuer.  For each Affected Interest Period thereafter, until Purchaser Agent provides written notice that the then current Benchmark is available for the Interest Period immediately following the date of such notice, all Notes shall bear interest at the Applicable Rate using the following adjustments:

(1)        the Prime Rate shall replace the then current Benchmark and the Prime Rate Floor shall replace the then applicable Floor; and

(2)         the Applicable Margin shall be adjusted to equal (1) 3.68% minus (2) the difference between the Prime Rate and the then current Benchmark in effect as of the immediately preceding Interest Period.

(ii)          Illegality.  If Purchaser Agent or any Purchaser determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Purchaser or its applicable lending office to purchase or hold Notes whose interest is determined by reference to the then current Benchmark, or to determine or charge interest rates based upon the then current Benchmark, then, upon notice thereof by Purchaser Agent to Issuer, any obligation of the Purchasers to purchase or hold Notes whose interest is determined by reference to the then current Benchmark shall be suspended until Purchaser Agent notifies Issuer that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice that it is illegal for any Purchaser to make or maintain loans whose interest is determined by reference to the then current Benchmark, all Notes shall thereafter bear interest at the Applicable Rate subject to the adjustments provided pursuant to Section 2.3(e)(i)(1) and Section 2.3(e)(i)(2).

(iii)        Benchmark Transition.

(1)         Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Note Document, upon the occurrence of a Benchmark Transition Event, Purchaser Agent may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Purchaser Agent has posted such proposed amendment to all affected Purchasers and Issuer so long as Purchaser Agent has not received, by such time, written notice of objection to such amendment from Purchasers comprising the Required Purchasers.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.3(e)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(2)       Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, Purchaser Agent will have the right, in consultation with Issuer, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Note Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(3)        Notices; Standards for Decisions and Determinations.  Purchaser Agent will promptly notify Issuer and the Purchasers of (1) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes and (4) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by Purchaser Agent or Purchasers pursuant to this Section 2.3(e)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.3(e)(iii).

(4)       Benchmark Unavailability Period.  Upon Issuer’s receipt of notice of the commencement of a Benchmark Unavailability Period, all Notes shall bear interest at the Applicable Rate subject to the adjustments provided in Sections 2.3(e)(i)(1) and 2.3(e)(i)(2).

(f)          AHYDO Savings Payments.  Notwithstanding anything to the contrary herein, it is intended that the Notes will not be treated as “applicable high yield discount obligations” (“AHYDO”) within the meaning of Section 163(i)(1) of the Code and the provisions contained herein shall be construed so that the Notes are not treated as AHYDO.  Accordingly, starting on the fifth anniversary of the date of purchase of the Notes (or any portion thereof) and prior to the end of each accrual period (as defined in Section 1272(a)(5) of the Code) thereafter, the Issuer shall pay such amounts of accrued and unpaid interest or original issue discount (as determined for U.S. federal income tax purposes) on the Notes as necessary to ensure that the Notes are not treated as having “significant original issue discount” within the meaning of Section 163(i)(1) of the Code.  The computations and determinations made by the Issuer under this provision shall be made in good faith and shall binding upon each Purchaser, absent manifest error.

(g)          [Reserved].

(h)          Payments.  Except as otherwise expressly provided herein, all payments by Issuer under the Note Documents shall be made to the respective Purchaser to which such payments are owed (or in the case of any Obligations owed to Purchaser Agent, to Purchaser Agent), at such Purchaser’s office (or if applicable, Purchaser Agent’s office) in immediately available funds on the date specified herein.  Payments received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next preceding Business Day. All payments to be made by Issuer or any Guarantor hereunder or under any other Note Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set‑off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

Section 2.4          Conversion at Purchasers’ Election.

(a)         Conversion Election.  Each Purchaser shall have the right, in its respective discretion, to elect at any time and from time to time after the Effective Date and prior to the date that is 18-months after the Effective Date, to convert up to ten percent (10%) in the aggregate of the principal amount (including PIK Interest capitalized thereon) of the First Purchase Notes, Second Purchase Notes, Third Purchase Notes, Fourth Purchase Notes, Fifth Purchase Notes and Sixth Purchase Notes, as applicable, then outstanding (the “Conversion Amount”) into shares of common stock, par value $0.0001 per share (“Common Stock”) of Issuer (“Conversion Shares”) at the Conversion Price pursuant to a Conversion Election Notice, to be delivered by such Purchasers to Issuer. A Conversion Election Notice, once delivered, shall be irrevocable unless otherwise agreed in writing by Issuer; provided that if a Conversion Election Notice is provided after Issuer has delivered a notice of repurchase under Section 2.2(b) or notice of Change of Control under Section 2.2(c), such Conversion Election Notice may be rescinded or revoked by such Purchasers without Issuer’s consent if such notice has been rescinded or revoked by Issuer or the repurchase and repayment of Notes contemplated by such notices does not occur.  On the third (3rd) Trading Day after a Conversion Election Notice has been duly delivered in accordance with the foregoing, Issuer shall credit to each Designated Holder a number of Conversion Shares equal to (x) the Conversion Amount indicated in the applicable Conversion Election Notice divided by (y) Conversion Price.  On the date such Conversion Amount is converted into Conversion Shares (the “Conversion Date”), an aggregate principal amount of Notes equal to the Conversion Amount shall be deemed paid and satisfied in full and shall cease to accrue interest from and after the Conversion Date; provided, however, that (A) any interest accrued and unpaid through and including the Conversion Date shall remain outstanding and shall be payable in cash (or, if the parties hereto so elect in writing, shall be convertible into Conversion Shares in accordance with this Section) on the next Payment Date, and (B) nothing in this sentence shall waive or release any indemnities, expense reimbursement obligations, or other amounts expressly stated to survive repayment or conversion; provided, further, that if there are insufficient shares of Common Stock authorized to permit the issuance of such Conversion Shares then (i) Issuer shall not be obligated to issue the Conversion Shares not authorized at such time (provided that the exception in this clause (i) shall only exist until the requisite authorization has been obtained) and (ii) Issuer shall use its best efforts to (x) cause the authorization of sufficient shares of its Common Stock to permit such issuance as promptly as practicable and (y) solely in the case of where a Conversion Election Notice has been delivered in connection with a Change of Control, otherwise deliver to each applicable Purchaser the transaction consideration that such Purchaser would have been entitled to as a holder of Common Stock upon conversion in lieu of such Conversion Shares.

(b)        Reservation of Shares, Resale, Registration Rights, Etc.  In connection with the option to convert in accordance with this Section 2.4, each Designated Holder shall have the rights (including registration rights and resale rights with respect to the Conversion Shares), obligations, limitations, benefits and protections set forth in the Stock Purchase and Conversion Agreement.

(c)          Representations and Warranties of Issuer Regarding the Conversion Shares.  Issuer hereby represents and warrants to the Purchasers as of the Effective Date and each Conversion Date that:

(i)          The issuance and sale of the Conversion Shares and the compliance by Issuer with this Agreement will not (i) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which Issuer or any of its subsidiaries is a party or by which such any of their properties or assets are bound; (ii) result in any violation of the provisions of Issuer’s certificate of incorporation or bylaws; or (iii) result in any violation of any federal, state, local or foreign statute or any judgment, order, rule or regulation of any court or Governmental Authority, domestic or foreign, having jurisdiction over Issuer or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) and (iii) for such defaults, breaches, or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change;

(ii)        Other than (i) the filing of one or more Current Reports on Form 8-K, and (ii) the filing of a listing of additional shares notification form and/or a notice of shares outstanding change form with The Nasdaq Stock Market LLC (“Nasdaq”), if required, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Authority or stock exchange, nor expiration or termination of any statutory waiting period, is necessary for the execution, delivery or performance by Issuer of or under this Agreement or the Note Documents or the consummation by Issuer of the transactions contemplated by this Agreement or the Note Documents, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change;

(iii)       The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on Nasdaq.  Issuer is in compliance in all material respects with applicable Nasdaq continued listing requirements and Issuer has taken no action designed to and has no knowledge of any facts that would have the effect of or reasonably be expected to lead to delisting of the Common Stock from Nasdaq or the termination of the registration of the Common Stock under the Exchange Act, and has not received any notification that the SEC or Nasdaq is contemplating such delisting or termination;

(iv)        Except as otherwise disclosed to the Purchasers and the Designated Holders or sales in connection with the payment or withholding of income taxes due to the vesting/settlement of equity awards, Issuer is not aware of any pending, planned or contemplated significant sale or other disposition of shares of Common Stock by any of Issuer’s Affiliates, including any of its Section 16 officers and directors and their family members or Affiliates.

(d)         Transfers of Conversion Shares.  The Conversion Shares may only be disposed of or otherwise transferred in compliance with state and federal securities laws.

(e)        Restrictive Legends.  Each certificate or book-entry position for Conversion Shares issued upon conversion shall bear the following legend, unless at the time of exercise such Conversion Shares (1) are registered for resale under the Securities Act and are sold pursuant to the Plan of Distribution set forth in the registration statement relating thereto, or (2) have been sold pursuant to Rule 144 of the Securities Act or another exemption from the registration requirements of the Securities Act that would permit the removal of the legend set forth below:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Any certificate or book-entry position for Conversion Shares issued at any time in exchange or substitution for any certificate bearing such legend or to be issued in connection with a request made by a Designated Holder pursuant to the first paragraph of this Section 2.4(e) (unless at that time such Conversion Shares are registered for resale under the Securities Act and are sold pursuant to the Plan of Distribution set forth in the registration statement relating thereto or are being sold under Rule 144 of the Securities Act) shall also bear such legend unless, in the written opinion of counsel selected by a Designated Holder (who may be an employee of such Designated Holder) which counsel and opinion shall be acceptable to Issuer, the Conversion Shares represented thereby need no longer be subject to restrictions on resale under the Securities Act.

With respect to any Conversion Shares bearing a restrictive legend, Issuer agrees that following such time as the restrictive legend is no longer required because the Conversion Shares (1) are registered for resale under the Securities Act and have been sold pursuant to the Plan of Distribution set forth in the registration statement relating thereto, (2) can be sold pursuant to Rule 144(b)(1) of the Securities Act without regard to the requirements in paragraph (c)(1) of Rule 144 of the Securities Act, or (3) have been sold pursuant to Rule 144 of the Securities Act or another exemption from the registration requirements of the Securities Act that would permit the removal of the legend set forth above, upon the applicable Designated Holder’s written request Issuer shall deliver a certificate or book-entry position representing such Conversion Shares that is free from all restrictive and other legends or, at such Designated Holder’s election, deliver such Conversion Shares to an account designated by such Designated Holder.  In connection with any request by a Designated Holder that any Conversion Shares not bear a restrictive legend, Designated Holder shall promptly provide such additional information or certificates that Issuer may reasonably deem necessary to remove the restrictive legend or issue the Conversion Shares without restrictive legend; provided, however, that in connection with any sale of Conversion Shares pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act, Designated Holder shall not be required to provide anything pursuant to this sentence other than (i) a confirmation that such Conversion Shares have been sold pursuant to the Plan of Distribution section of such registration statement or (ii) if the Conversion Shares have been sold pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act, a certificate reasonably satisfactory to Issuer setting forth customary non-affiliate representations to support the delivery of a legal opinion to Issuer’s transfer agent (a “Rule 144 Certificate”), provided, however, that if Designated Holder does not have a representative serving as a director on Issuer’s Board of Directors and Designated Holder confirms to Issuer in writing that it does not hold any shares of Common Stock or securities convertible into Common Stock other than the Conversion Shares issued on the applicable Conversion Date, then no such Rule 144 Certificate will be required.

In the event Issuer is obligated to deliver Conversion Shares to a Designated Holder without restrictive legend pursuant to this Agreement, Issuer will, no later than the later of (A) the earlier of (i) one (1) Business Day and (ii) the number of Business Days comprising the Standard Settlement Period following the request by the Designated Holder to deliver Conversion Shares without restrictive legend pursuant to this Section 2.4(e) and (B) if Designated Holder is required to deliver a Rule 144 Certificate pursuant to the immediately preceding paragraph, the date Designated Holder delivers a Rule 144 Certificate to Issuer (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Designated Holder a certificate or book-entry position representing such Conversion Shares that is free from all restrictive and other legends or, at such Designated Holder’s election, deliver such Conversion Shares to an account designated by such Designated Holder.  Notwithstanding anything to the contrary set forth herein, in the event the Designated Holder has been issued a certificate representing Conversion Shares that bears a restrictive legend and the Designated Holder submits a request to have the legends from such certificate removed in accordance with this Section 2.4(e), then the Legend Removal Date shall be the later of (i) the time specified in the definition above and (ii) the date Designated Holder delivers the certificate representing the relevant Conversion Shares to Issuer or its transfer agent, or, if the certificate has been lost, delivers an executed affidavit of loss to Issuer or its transfer agent.

In addition to such Designated Holder’s other available remedies, if Issuer fails to deliver unlegended Conversion Shares to the Designated Holder by the Legend Removal Date as required by this Section 2.4(e), Issuer shall pay to the Designated Holder, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Conversion Shares (based on the volume-weighted average price of the Common Stock on Nasdaq or other domestic securities exchange on which the Common Stock may at the time be listed on the date Designated Holder requests pursuant to this Section 2.4(e) that such unlegended Conversion Shares be delivered) subject to the request, $10 per Business Day (increasing to $20 per Business Day on the third Business Day after the Legend Removal Date) for each Business Day after the Legend Removal Date until such certificate or book-entry position is delivered without a restrictive or other legend or such Conversion Shares are delivered to an account designated by the Designated Holder and (ii) if Issuer fails to (a) issue and deliver (or cause to be delivered) to the Designated Holder by the Legend Removal Date a certificate or book-entry position representing the Conversion Shares to be delivered to such Designated Holder that is free from all restrictive and other legends or to deliver Conversion Shares to an account designated by such Designated Holder and (b) if after the Legend Removal Date such Designated Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Designated Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of Conversion Shares that such Designated Holder anticipated receiving from Issuer without any restrictive legend, then an amount equal to the excess of such Designated Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) over the product of (A) such number of Conversion Shares that Issuer was required to deliver to Designated Holder by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Common Stock on any Business Day during the period commencing on the date of such Designated Holder’s request to Issuer to deliver the applicable Conversion Shares (or, if applicable, the date such Designated Holder delivers to Issuer or its transfer agent the certificate representing the applicable Conversion Shares) and ending on the date of such delivery and payment under this paragraph.

(f)          Maximum Percentage.  The Issuer shall not knowingly permit any conversion pursuant to this Section 2.4, and a Designated Holder shall not have the right to exercise the same, to the extent that, after giving effect to such conversion, such Designated Holder (together with its Affiliates) would beneficially own in excess of 4.9% of the Common Stock outstanding immediately after giving effect to such exercise (or such higher or lower amount as such Designated Holder may specify with at least 61 days’ written notice to the Issuer, but which in no event may exceed 19.9% of the Common Stock outstanding immediately after giving effect to such exercise) (as applicable, the “Maximum Percentage”).  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by a Designated Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion pursuant to this Section 2.4 with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Issuer beneficially owned by such Designated Holder and its Affiliates (including, without limitation, any option granted pursuant to the Stock Purchase and Conversion Agreement) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this Section 2.4(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes of the Conversion Shares, in determining the number of outstanding shares of Common Stock, the Designated Holders may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (i) the Issuer’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q or other public filing with the SEC, as the case may be, (ii) a more recent public announcement by the Issuer or (iii) any other notice by the Issuer or its transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written request of a Designated Holder, the Issuer shall promptly (and no later than two (2) Business Days following such request) confirm to such Designated Holder the number of shares of Common Stock then outstanding.  Furthermore, upon the written request of the Issuer, each Designated Holder shall confirm to the Issuer its then current beneficial ownership with respect to the Issuer’s Common Stock.

(g)         No Fractional Shares.  Upon conversion of the Conversion Amount into Conversion Shares, any fraction of a share will be rounded down to the next whole share of the Conversion Shares, and in lieu of such fractional shares to which the Designated Holder would otherwise be entitled, Issuer shall, at its option, either pay the Designated Holder cash equal to such fraction multiplied by the Conversion Price, or return such amount to principal under the Notes.

Section 2.5          Form of Notes; Note Record.  The Notes shall be substantially in the form attached as Exhibit D hereto, and the terms of this Agreement shall be incorporated by reference into the Notes as if set forth therein; provided that in the event of any conflict between the terms of this Agreement and the Notes, the terms of this Agreement shall control.  Issuer irrevocably authorizes each Purchaser to make or cause to be made, on or about the Purchase Date of any Notes or at the time of receipt of any payment of principal on such Purchaser’s Note, an appropriate notation on such Purchaser’s Note Record reflecting the purchase of such Notes or (as the case may be) the receipt of such payment.  The outstanding amount of each Note set forth on such Purchaser’s Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Purchaser, but the failure to record, or any error in so recording, any such amount on such Purchaser’s Note Record shall not limit or otherwise affect the obligations of Issuer under any Note or any other Note Document to make payments of principal of or interest on, or the Repayment Amount in respect of, any Note when due.  Upon receipt of an affidavit of an officer of a Purchaser as to the loss, theft, destruction, or mutilation of its Note, Issuer shall issue, in lieu thereof, a replacement Note in the same principal amount thereof and of like tenor.

Section 2.6        Reimbursable Expenses.   Issuer shall pay to Purchaser Agent all Reimbursable Expenses incurred through and after the Effective Date, except as set forth in Section 3.1(e) and Section 3.2(r), within ten (10) Business Days of the delivery of an invoice therefor, or if later, when due.  It is the intention of the parties hereto that Issuer shall pay Reimbursable Expenses directly.  In the event Purchaser Agent or any Purchaser pays any of such expenses directly, Issuer will reimburse Purchaser Agent or such Purchaser for such expenses and interest on such expenses shall accrue beginning on the thirty-first (31st) day following written notice to Issuer of such expenses (such notice to be accompanied by applicable invoices) until reimbursed at the interest rate specified in Section 2.3(b) (or, subject to Section 2.3(c), the Default Rate).

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1        Conditions Precedent to the Effective Date.  The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a)          this Agreement, duly executed by Issuer;

(b)          an irrevocable Purchase Notice in respect of the First Purchase;

(c)          a completed Perfection Certificate for Issuer and each of its Subsidiaries;

(d)          duly executed Stock Purchase and Conversion Agreement; and

(e)         Issuer shall have paid all Reimbursable Expenses then due and payable to the extent invoiced at least one (1) Business Day prior to the Effective Date.

Section 3.2          Conditions Precedent to the First Purchase Date.  The obligation of each Purchaser to make the First Purchase is subject to the satisfaction of the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a)         the Shares (as defined in the Stock Purchase and Conversion Agreement) to be issued under Section 1 of the Stock Purchase and Conversion Agreement have been duly issued;

(b)          [reserved];

(c)          if applicable, the certificate(s) for the Shares representing Equity Interests in any Subsidiary of any Obligor, duly endorsed in blank;

(d)        UCC-1 financing statements in proper form for filing against each Obligor in its jurisdiction of organization (determined in accordance with the UCC);

(e)          short-form security agreements for Intellectual Property in proper form for filing against each Obligor with the United States Patent and Trademark Office or the United States Copyright Office, as applicable;

(f)          insurance certificates in favor of Purchaser Agent, for the ratable benefit of the Purchasers, in form and substance satisfactory to Purchaser Agent with respect to all applicable property and general liability insurance policies of the Obligors;

(g)       (i) the Operating Documents of each Obligor, certified by the secretary or an assistant secretary, director or appropriate Responsible Officer, as applicable, of the applicable Obligor, (ii) to the extent such concept is recognized, or customary for transactions of this type, in the jurisdiction of incorporation of that Obligor, good standing certificates of each Obligor certified by the Secretary of State (or equivalent agency) of such Obligor’s jurisdiction of organization or formation, each dated as of a recent date prior to the First Purchase Date, and (iii) incumbency certificates of each Obligor;

(h)         certified copies of resolutions duly approved by the board of directors (or other governing body, as applicable) of the Obligors authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Note Documents to which it is a party;

(i)        customary lien searches, as Purchaser Agent shall request, dated as of a recent date prior to the First Purchase Date, accompanied by written evidence (including any UCC termination statements) that the Liens revealed from such searches either constitute Permitted Liens or have been or, in connection with Notes issued on the First Purchase Date, will be terminated or released;

(j)          a duly executed legal opinion of Sidley Austin LLP, counsel to the Obligors, dated as of the First Purchase Date and in form and substance satisfactory to Purchaser Agent;

(k)          [reserved];

(l)          [reserved];

(m)        (i) evidence that all Liens (other than Permitted Liens) will be terminated and (ii) copies of all terminations of the documents and/or filings evidencing the perfection of such Liens, including with respect to any financing statements, control agreements and/or landlord consents and bailee waivers in such form as reasonably acceptable to the Purchaser Agreement;

(n)          [reserved];

(o)          [reserved];

(p)         Issuer shall have delivered or otherwise made available to Purchaser Agent a permanent record, in form reasonably satisfactory to Purchaser Agent, of all documents and materials uploaded to the Data Room related to the transactions contemplated by this Agreement prior to the Effective Date (e.g., a USB drive or continued online access to the Data Room or to a shared drive, in each case containing printable, downloadable copies of all such documents and materials);

(q)          a duly executed Intercompany Subordination Agreement; and

(r)         Issuer shall have paid all Reimbursable Expenses then due and payable to the extent invoiced at least one (1) Business Day prior to the First Purchase Date.

Section 3.3          Conditions Precedent to any Second Purchase Date.  The obligation of each Purchaser to make a Second Purchase is subject to the satisfaction of the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a)          the First Purchase shall have occurred;

(b)          the applicable Second Purchase Date shall occur on or prior to the applicable Commitment Termination Date; and

(c)          Issuer shall have satisfied all of the post-closing obligations set forth in Section 3.9(b);

Section 3.4          Conditions Precedent to any Third Purchase Date. The obligation of each Purchaser to make a Third Purchase is subject to the satisfaction of the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a)          the First Purchase shall have occurred;

(b)          the applicable Third Purchase Date shall occur on or prior to the applicable Commitment Termination Date;

(c)        if, in connection with the Third Purchase pursuant to Section 2.1(c), Issuer elects to deliver a Specified Purchase Date Disclosure Notice, such Specified Purchase Date Disclosure Notice shall be satisfactory to the Purchaser Agent and the Purchasers in their sole discretion;

(d)          Issuer shall have satisfied all of the post-closing obligations set forth in Section 3.9; and

(e)          the FDA Application Acceptance Date shall have occurred.

Section 3.5          Conditions Precedent to any Fourth Purchase Date.  The obligation of each Purchaser to make a Fourth Purchase is subject to the satisfaction of the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a)          the First Purchase shall have occurred;

(b)          the applicable Fourth Purchase Date shall occur on or prior to the applicable Commitment Termination Date;

(c)          if, solely in connection with a Fourth Purchase requested by the Purchaser Agent pursuant to Section 2.1(d)(ii), Issuer elects to deliver a Specified Purchase Date Disclosure Notice, such Specified Purchase Date Disclosure Notice shall be satisfactory to the Purchaser Agent and the Purchasers in their sole discretion;

(d)          Issuer shall have satisfied all of the post-closing obligations set forth in Section 3.9; and

(e)          if Issuer is electing to submit a Purchase Notice pursuant to and in accordance with Section 2.1(d)(i), the FDA Approval Date shall have occurred.

Section 3.6       Conditions Precedent to any Fifth Purchase Date.  The Fifth Purchase is subject to the approval of each participating Purchaser in its sole discretion, and the Fifth Purchase Date shall occur on or prior to December 31, 2027 (or such later date as specified in writing by the Required Purchasers in their sole discretion).  It is understood and agreed that the making of any Fifth Purchase shall be at each participating Purchaser’s sole discretion.

Section 3.7       Conditions Precedent to any Sixth Purchase Date.  The Sixth Purchase is subject to the approval of each participating Purchaser in its sole discretion, and the Sixth Purchase Date shall occur on or prior to December 31, 2027 (or such later date as specified in writing by the Required Purchasers in their sole discretion).  It is understood and agreed that the making of any Sixth Purchase shall be at each participating Purchaser’s sole discretion.

Section 3.8       Conditions Precedent to all Note Purchases.  The obligation of each Purchaser to make any Purchase is subject to the following conditions precedent, the satisfaction or performance of which may be waived by the Required Purchasers in their sole discretion:

(a)       within the time period required by Section 3.11 (or such shorter period as agreed in writing by Purchaser Agent and the Purchasers), receipt by Purchaser Agent of an executed Purchase Notice in the form of Exhibit B attached hereto;

(b)         the representations and warranties in Article V hereof shall be true, accurate and complete in all material respects on the date of the Purchase Notice and on the Purchase Date of each purchase of Notes; provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; provided further, that solely in respect of the Third Purchase made pursuant to Section 2.1(c) and the Fourth Purchase made pursuant to Section 2.1(d)(ii), as applicable, such representations and warranties shall be qualified by the matters disclosed in the Specified Purchase Date Disclosure Notice;

(c)          no Default or Event of Default shall have occurred and be continuing or result from the purchase of Notes;

(d)        since December 31, 2025, there has not been any event or circumstance, either individually or in the aggregate, that has resulted in or could reasonably be expected to result in a Material Adverse Change;

(e)         Purchasers shall have received duly executed Notes in, favor of each Purchaser with respect to the Notes purchased by such Purchaser in such Purchase, substantially in the form attached hereto as Exhibit D;

(f)         Issuer shall have provided any updates to the information in the Perfection Certificate since the Effective Date or the most recent update thereto and all financial statements, reports or notices required under the Note Documents prior to the applicable Purchase Date, in each case, to the extent required under Section 6.2; and

(g)          payment of Reimbursable Expenses then due as specified in Section 2.6 hereof.

Section 3.9          Post-Closing Items.

(a)        Within 180 days of the Effective Date (or such later date as Purchaser Agent agrees in its sole discretion), Issuer shall use commercially reasonable efforts to deliver to Purchaser Agent, in form and substance reasonably satisfactory to Purchaser Agent, a written consent from Viatris, Inc. in connection with the Viatris License; and

(b)        Within 45 days of the Effective Date (or such later date as Purchaser Agent agrees in its sole discretion), Issuer shall have delivered to Purchaser Agent duly executed Control Agreements, in form and substance satisfactory to Purchaser Agent, with respect to any Collateral Accounts maintained by Issuer or any of its Subsidiaries;

(c)        Within 60 days of the Effective Date (or such later date as Purchaser Agent agrees in its sole discretion), Issuer shall use commercially reasonable efforts to deliver to Purchaser Agent bailee waivers or landlord consents in form and substance satisfactory to Purchaser Agent, executed in favor of Purchaser Agent in respect of each third party bailee or landlord, as applicable, where Issuer or any Subsidiary maintains Collateral with a Fair Market Value in excess of $1,000,000;

(d)        Within 45 days of the Effective Date (or such later date as Purchaser Agent agrees in its sole discretion), Issuer shall have provided to Purchaser Agent endorsements for the insurance certificates required by Section 6.5 naming Purchaser Agent as lenders’ loss payee and/or additional insured, as applicable, in each case, in form and substance reasonably satisfactory to Purchaser Agent.

Section 3.10        Covenant to Deliver.  Issuer agrees to promptly deliver (or, where expressly stated, use its commercially reasonable efforts to so deliver, as applicable) to Purchaser Agent and the Purchasers each item required to be delivered to Purchaser Agent under this Agreement as a condition precedent to any purchase of Notes.  Issuer expressly agrees that a purchase of Notes made prior to the receipt by Purchaser Agent or any Purchaser of any such item shall not constitute a waiver by Purchaser Agent or any Purchaser of Issuer’s obligation to deliver such item, and any such purchase of Notes in the absence of a required item shall be made in each Purchaser’s sole discretion.

Section 3.11       Procedures for Issuance and Purchase.  Subject to the prior satisfaction or waiver of all other applicable conditions to the purchase of Notes set forth in this Agreement, to issue Notes, with respect to each Purchase, Issuer shall notify the Purchasers (which notice shall be irrevocable) by electronic mail or telephone by 12:00 noon Eastern time fifteen (15) Business Days (or such shorter periods as agreed in writing by Purchaser Agent and the Purchasers) prior to the date the Notes are to be issued; provided that with respect to the First Purchase, the notice submitted by Issuer on the Effective Date shall set forth a First Purchase Date twelve (12) Business Days from the Effective Date.  Together with any such electronic or telephonic notification, Issuer shall deliver to the Purchasers by electronic mail a completed Purchase Notice executed by a Responsible Officer of Issuer or his or her designee.  The Purchasers may rely on any telephone notice given by a person whom a Purchaser reasonably believes is a Responsible Officer of Issuer or designee.  On each Purchase Date, each Purchaser shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to the purchase price of the Notes purchased by such Purchaser on such Purchase Date and Issuer shall issue the Notes so purchased on such Purchase Date.

ARTICLE IV
CREATION OF SECURITY INTEREST

Section 4.1          Grant of Security Interest.  Each Obligor hereby grants Purchaser Agent, for the benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing security interest in all of such Obligor’s right, title and interest in, to and under the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Each Obligor represents, warrants, and covenants that, upon the granting of security pursuant to the preceding sentence and the taking of the actions contemplated by Schedule 4.1 (as updated from time to time after the Effective Date in respect of assets acquired or Obligors acquired or formed after the Effective Date), the security interests granted herein are and shall at all times thereafter continue to be a first priority (subject to Permitted Priority Liens) perfected security interest in the Collateral to the extent that a first priority security interest therein may be perfected by taking the actions contemplated by the Note Documents.  If any Obligor shall acquire a Commercial Tort Claim (as defined in the UCC) asserting damages in excess of $750,000, such Obligor shall promptly notify Purchaser Agent in a writing signed by Issuer, as the case may be, of the general details thereof (and further details as may be required by Purchaser Agent) and grant to Purchaser Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Purchaser Agent.

If this Agreement is terminated, Purchaser Agent’s Lien in the Collateral shall continue until Payment in Full.  Upon Payment in Full, Purchaser Agent’s security interest in the Collateral shall automatically terminate and all rights therein shall revert to the applicable Obligor with no further action on the part of any Person and Purchaser Agent shall, at the sole cost and expense of the Obligors, return all possessory collateral on hand to the Obligors and deliver such Uniform Commercial Code termination statements and take such actions and deliver such other documentation as shall be reasonably requested by Issuer to effect the termination and release of Purchaser Agent’s Lien. Upon any Transfer (other than a lease or license) of Collateral permitted by Section 7.1 to any Person that is not an Obligor or required to become an Obligor pursuant to Section 6.12 (after giving effect to such Transfer) and otherwise permitted by this Agreement, Purchaser Agent’s security interest in such Collateral so Transferred shall automatically be released and all rights therein shall revert to the applicable Obligor with no further action on the part of any Person and Purchaser Agent shall, at the request of and the sole cost and expense of the Obligors, return all applicable possessory collateral on hand to the Obligors and deliver such Uniform Commercial Code termination statements and take such actions and deliver such other documentation as shall be reasonably requested by Issuer to effect the release of Purchaser Agent’s Lien.

In the case of any Permitted License, Purchaser Agent agrees to enter into any non-disturbance agreement to the extent reasonably requested by any Licensee party to such Permitted License, in form and substance reasonably acceptable to Purchaser Agent and any such Licensee (a “Non-Disturbance Agreement”).

Section 4.2          Authorization to File Financing Statements.  Each Obligor hereby authorizes Purchaser Agent, at Issuer’s or such Obligor’s sole cost and expense, to file financing statements, make any registration or take any other action, without notice to any Obligor, with all appropriate jurisdictions (as determined by Purchaser Agent in its sole discretion) to perfect or protect Purchaser Agent’s interest or rights under, and in accordance with, the Note Documents.  Each Obligor authorizes the Purchaser Agent and its counsel to file UCC financing statements describing the collateral as “all assets” or words to that effect.

Section 4.3          Pledge of Collateral.

(a)          Effective on the First Purchase Date, each Obligor hereby pledges, assigns and grants to Purchaser Agent, for the benefit of the Secured Parties, a security interest in all the Shares and any other investment property, documents, instruments, tangible chattel paper or promissory notes owned by the Obligors, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.

(b)        On the First Purchase Date, or, to the extent not certificated or owned by any Obligor as of the First Purchase Date, each Obligor shall:

(i)         within ten (10) days of the certification or acquisition of any certificated Shares, (A) deliver to Purchaser Agent the certificate or certificates for such Shares, accompanied by an instrument of assignment or stock transfer form duly executed in blank by the applicable Obligor; provided, that for the avoidance of doubt, this sentence shall not apply to marketable equity securities held in Controlled Accounts, and (B) to the extent required by the terms and conditions governing any such Shares, the Obligors shall cause (or, with respect to the Shares of any entity that is minority owned by the Obligors, use commercially reasonable efforts to cause) the Books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of such Shares; and

(ii)        (A) promptly following the acquisition thereof, provide written notice to the Purchaser Agent of and deliver to the Purchaser Agent physical possession of, any investment property and payment intangibles to the extent that such investment property or payment intangibles are evidenced by a document, instrument, promissory note or chattel paper (other than any document, instrument, promissory note or chattel paper with a principal amount not exceeding $1,000,000 individually or in the aggregate) and (B) not deliver physical possession of any such documents, instruments, promissory notes or chattel paper to any creditor of such Obligor other than the Purchasers or the Purchaser Agent.

(c)        Upon the occurrence and during the continuance of an Event of Default hereunder, Purchaser Agent may, in addition to all rights and remedies available to Purchaser Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights with respect to Shares constituting Collateral and/or effect the transfer of any securities included in the Collateral (including but not limited to the Shares and all other investment property, any documents, instruments, chattel paper or promissory notes) into the name of Purchaser Agent and cause new (as applicable) records or certificates representing the Shares and all other investment property, any documents, instruments, chattel paper or promissory notes, as applicable, to be issued in the name of Purchaser Agent or its transferee. Each Obligor will execute and deliver such documents, and take or cause to be taken such actions, as Purchaser Agent may reasonably request to perfect or continue the perfection of Purchaser Agent’s security interest in the Shares and all other investment property, any documents, instruments, chattel paper or promissory notes, as applicable.  Upon the occurrence and during the continuance of an Event of Default and the delivery of written notice by Purchaser Agent of such Event of Default to Issuer referencing this Section 4.3, all rights of the Obligors to receive the dividends, distributions and interest payments that it would otherwise be authorized to receive and retain shall cease and all such rights shall thereupon be vested in Purchaser Agent, which shall then have the sole right to receive and hold as Collateral such dividends, distributions and interest payments, and all dividends and interest payments that are received by the Obligors contrary to the provisions of this paragraph shall be received in trust for the benefit of Purchaser Agent, shall be segregated from other property or funds of the Obligors, and shall be promptly paid over to Purchaser Agent as Collateral in the exact form received, to be held by Purchaser Agent as Collateral and as further collateral security for the applicable Obligations.  Unless an Event of Default shall have occurred and be continuing, each Obligor shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall terminate upon the delivery of such written notice from Purchaser Agent but shall be reinstated upon such Event of Default ceasing to exist.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to Purchaser Agent and the Purchasers as follows:

Section 5.1         Due Organization, Authorization: Power and Authority.  Issuer and each of its Subsidiaries is (i) duly existing and, to the extent such concept is recognized in the applicable jurisdiction, in good standing as a Registered Organization in its jurisdictions of organization, incorporation or formation and (ii) qualified and licensed to do business and, to the extent such concept is recognized in the applicable jurisdictions, is in good standing (if such concept exists under the relevant jurisdiction) in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except, in each case of this clause (ii), where the failure to do so could not reasonably be expected to result in a Material Adverse Change.  In connection with this Agreement, Issuer on behalf of itself and each other Obligor has delivered to Purchaser Agent a completed perfection certificate signed by an officer of such Obligor (as updated from time to time (without retroactive effect) pursuant to Section 3.7 and/or Section 6.2, the “Perfection Certificate”).  Each Obligor represents and warrants that (a) such Obligor’s exact legal name is that which is indicated on the Perfection Certificate and on the signature page of each Note Document to which it is a party; (b) each Obligor is an organization of the type and is organized or incorporated in the jurisdiction set forth on the Perfection Certificate; (c) the Perfection Certificate accurately sets forth each Obligor’s organizational or company identification number or accurately states that such Obligor has none; (d) the Perfection Certificate accurately sets forth each Obligor’s place of business, or, if more than one, its chief executive office or principal place of business, as applicable, as well as each Obligor’s mailing address (if different than its chief executive office); (e) except as noted in the Perfection Certificate, each Obligor (and each of its respective predecessors) have not, in the past five (5) years, changed its jurisdiction of organization or incorporation, organizational structure or type, or any organizational or company number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to the Obligors and the Subsidiaries, is accurate and complete in all material respects.  If Issuer or any of its Subsidiaries is not now a Registered Organization but later becomes one, Issuer shall notify Purchaser Agent of such occurrence and provide Purchaser Agent with such Person’s organizational identification number within five (5) Business Days of receiving such organizational or company identification number.

The execution, delivery and performance by each Obligor of the Note Documents to which it is a party have been duly authorized, and do not (i) conflict with such Obligors’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Issuer or such Obligor, or any material portion of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and except for appropriate security interest filings to be made in any applicable jurisdiction) or are being obtained pursuant to Section 6.1(c) except, in the case of this clause (iv), for the obtaining of stockholder approval and the filing of an amendment to Issuer’s certificate of incorporation to authorize sufficient shares of Common Stock to permit the issuance of the Conversion Shares, or (v) constitute a breach, default or event of default under any Material Agreement by which Issuer or any of such Obligor, or their respective properties, is bound except, in the case of the foregoing clause (v), as could not, individually or in the aggregate, be reasonably expected to (x) result in a Material Adverse Change or (y) give rise to a termination right of a counterparty to such Material Agreement.  No Obligor is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to result in a Material Adverse Change.

Section 5.2          Collateral.

(a)        Each Obligor has good title to (other than immaterial defects), has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Note Documents, free and clear of any and all Liens except Permitted Liens, and no Obligor has any Deposit Accounts, Securities Accounts, Commodity Accounts or other bank or investment accounts other than the Collateral Accounts and the Excluded Accounts, if any, described in the Perfection Certificate delivered to Purchaser Agent in connection herewith with respect of which Issuer or such Obligor has given Purchaser Agent notice and, other than with respect to the Excluded Accounts, taken such actions as are necessary to give Purchaser Agent a perfected security interest therein.

(b)         Except as disclosed on the Perfection Certificate (as supplemented from time to time in accordance with the terms hereof) the Collateral is not in the possession of any third party bailee (such as a warehouse).  None of the components of the Collateral are maintained at locations other than as disclosed in the Perfection Certificate on the Effective Date or as permitted pursuant to Section 6.10.

(c)         To the knowledge of each Obligor, all Inventory owned by any Obligor or any Subsidiary is in all material respects of good and marketable quality, free from material defects.

(d)       Except as disclosed to Purchaser Agent in writing, no Obligor is a party to, nor is bound by, any Restricted License the termination or breach of which could reasonably be expected to have an adverse effect in any material respect on Issuer and its Subsidiaries.

(e)         As of the Effective Date, except as noted on the Perfection Certificate, neither Issuer nor any of its Subsidiaries owns or has title to or interest in, any real property, except for leasehold interest in the real property leased by it as is necessary or desirable to the conduct of its business.

(f)          As of the Effective Date, none of the Obligors owns any electronic chattel paper.

Section 5.3          Litigation.  Except as disclosed (i) in the Perfection Certificate delivered on or prior to the Effective Date or (ii) in accordance with Section 6.9 hereof, there are no actions, audits, suits, investigations, or proceedings (including any Environmental Claims) pending or, to the knowledge of Issuer or any of its Subsidiaries, threatened in writing by or against Issuer or any of its Subsidiaries involving more than (x) prior to the Milestone Event, $500,000 or (y) from and after the Milestone Event, $1,000,000.  Except as disclosed on the Perfection Certificate delivered on or prior to the Effective Date, there are no actions, audits, suits, investigations or proceedings (including any Environmental Claims) pending or threatened in writing by or against Issuer or any of its Subsidiaries, which, if adversely determined, could reasonably be expected to result in a Material Adverse Change.

Section 5.4           No Material Deterioration in Financial Condition; Financial Statements.

(a)        All consolidated financial statements for Issuer and its Subsidiaries fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Issuer and its Subsidiaries or such Subsidiary, as applicable, and the consolidated results of operations of Issuer and its Subsidiaries or such Subsidiary, as applicable.  Since December 31, 2025, there has not been a Material Adverse Change nor any event or circumstance that could reasonably be expected to have a Material Adverse Change.

(b)          Since December 31, 2025, (A) there has not been any Transfer by Issuer or any Subsidiary of any material part of the business or property of Issuer or such Subsidiary and (B) there has been no Investment or acquisition of any material business or material property by Issuer or any Subsidiary, in each case, (i) as of the Effective Date, that has not been reflected in the most recent consolidated financial statements of Issuer delivered to Purchaser Agent or (ii) as of each Purchase Date, that is not permitted pursuant to the terms of this Agreement or that has not been disclosed in writing to the Purchaser Agent.

Section 5.5          Solvency.  Issuer is, and will be, immediately after giving effect to the issuance of the Notes on the applicable date for which this representation is made, Solvent.  Issuer and its Subsidiaries, taken as a whole, are, and will be, immediately after giving effect to the issuance of the Notes on the applicable date for which this representation is made, Solvent.

Section 5.6          Compliance with Laws.

(a)        Issuer, its Subsidiaries and, to the knowledge of Issuer or any of its Subsidiaries, their respective licensors relating to each Included Product and their respective Licensees are in compliance with, and at all times during the past six (6) years prior to the Effective Date have complied with, all Requirements of Law applicable to Issuer or any Subsidiary and by which any property or any asset of Issuer or any Subsidiary is bound, except as could not reasonably be expected to result in a Material Adverse Change.  None of Issuer, any Subsidiary or, to the knowledge of Issuer or any of its Subsidiaries, their respective licensors relating to each Included Product and their respective Licensees, have violated any Requirement of Law which violation could reasonably be expected to result in a Material Adverse Change.  Neither Issuer nor any Subsidiary nor, to the knowledge of Issuer or any of its Subsidiaries, any licensor relating to each Included Product or any Licensee has received notice of any alleged or actual violation of any Requirement of Law which violation could reasonably be expected to result in a Material Adverse Change.  No investigation or review is pending or, to the knowledge of Issuer or any of its Subsidiaries, threatened by any Governmental Authority with respect to any alleged violation by Issuer or any Subsidiary of any Requirement of Law.  To the knowledge of Issuer or any of its Subsidiaries, no prospective change in any applicable federal, state, local or foreign laws, rules, regulations or standards has been adopted which, when made effective, could reasonably be expected to result in a Material Adverse Change.

(b)         Neither Issuer nor any of its Subsidiaries is required to be registered as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Neither Issuer nor any of its Subsidiaries is engaged as one of its important activities in extending credit for Margin Stock.  None of the proceeds of the Notes will be used, directly or indirectly, for the purpose of purchasing or carrying Margin Stock.

(c)        Neither Issuer nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Neither Issuer’s nor any of its Subsidiaries’ properties or assets has been used by Issuer or such Subsidiary or, to the knowledge of Issuer or any of its Subsidiaries, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with applicable Requirements of Law, except as could not reasonably be expected to result in a Material Adverse Change.  Issuer and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all material declarations or filings with, and given all material notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

(d)       None of Issuer, any of its Subsidiaries, or any of their controlled Affiliates or, to the knowledge of Issuer or any of its Subsidiaries, any of their respective agents acting on their behalf in connection with the transactions contemplated by this Agreement is (i) in violation of applicable Sanctions, Anti‑Terrorism Law or Anti-Corruption Laws, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in applicable Sanctions, Anti‑Terrorism Law or Anti-Corruption Laws, or (iii) a Sanctioned Person.  None of Issuer, any of its Subsidiaries or any of their controlled Affiliates or, to the knowledge of Issuer or any of its Subsidiaries, any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) directly or indirectly conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person in violation of Sanctions, (y) directly or indirectly deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked or sanctioned pursuant to applicable Sanctions (including Executive Order No. 13224, any similar executive order), other Anti‑Terrorism Law or other Anti-Corruption Laws, or (z) has directly or indirectly paid, made, offered, promised, authorized, solicited, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to or from any Person in order to obtain or retain business, for any improper advantage, or otherwise in violation of Anti-Corruption Laws.

(e)          In the past six (6) years, none of Issuer or any of its Subsidiaries, or any of their respective officers, directors (in their capacity as such), employees or, to the knowledge of Issuer or any of its Subsidiaries, any of their respective independent contractors or agents have violated, as and to the extent applicable thereto: (A)(i) the U.S. Federal, Food, Drug, and Cosmetic Act found at 21 U.S.C. §§ 301 et seq.; (ii) the U.S. Public Health Service Act found at 42 U.S.C. §§ 201 et seq.; (iii) the civil False Claims Act found at 31 U.S.C. §§3729 et seq.; (iv) the criminal False Claims Act found at 42 U.S.C. §1320a-7b(a); (v) the Civil Monetary Penalties Law found at 42 U.S.C. §1320a-7a; (vi) the federal anti-kickback statute found at 42 U.S.C. §1320a-7b(b); (vii) the Eliminating Kickbacks in Recovery Act of 2018 found at 18 U.S.C. § 220; or (viii) the Foreign Corrupt Practices Act of 1977, as amended and found at 15 U.S.C. §§ 78dd-1 et seq., or any other Anti-Corruption Law; or (B)(i) the federal prohibitions on physician self-referrals found at 42 U.S.C. § 1395nn, and analogous state self-referral prohibitions; (ii) any of the provisions of 42 U.S.C. § 1320a-7, which are, as applicable, cause for mandatory or permissive exclusion from Medicare, Medicaid, or any other State health care program or federal health care program as defined in 42 U.S.C. § 1320a-7b(f); (iii) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, in each case as amended, and the regulations promulgated thereunder; (iv) the health care fraud provisions of HIPAA, in each case as amended, and the regulations promulgated thereunder or (v) except as could not reasonably be expected to result in a Material Adverse Change, any other applicable Requirement of Law or regulation of general applicability to health care fraud, governing or regulating pharmaceutical or device manufacturers or reimbursement for any Included Products, including but not limited to, all applicable Medicare and Medicaid statutes and regulations, or any analogous law of any other Governmental Authority (collectively, “Healthcare Laws”).

Section 5.7          Investments.  Neither Issuer nor any of its Subsidiaries owns any Equity Interests except for Permitted Investments.

Section 5.8          Tax; Pension Contributions.

(a)         Issuer and each of its Subsidiaries has timely filed all required U.S. federal income and other material tax returns and reports, and Issuer and each of its Subsidiaries, has timely paid all U.S. federal income tax set forth on such returns and reports and all other material federal, foreign, state, provincial and local taxes, assessments, deposits and contributions owed by Issuer and such Subsidiaries, in all jurisdictions in which Issuer or any such Subsidiary is subject to taxes, unless such taxes are being contested in good faith through appropriate proceedings.

(b)        Except as disclosed in the Perfection Certificate, neither Issuer nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Issuer’s or such Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by Issuer or any of its Subsidiaries, other than taxes in an aggregate amount of no greater than $100,000.

(c)        Issuer and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Issuer nor any of its Subsidiaries have withdrawn from participation in, permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in liability of Issuer or its Subsidiaries, including, without limitation, any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

Section 5.9          [Reserved].

Section 5.10      Shares.  Each Obligor has full power and authority to create a first lien on the Shares pledged by it pursuant to the Note Documents and no disability or contractual obligation exists that would prohibit such Obligor from pledging the Shares pursuant to the Note Documents.  To the knowledge of Issuer or any of its Subsidiaries, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares.  Upon obtaining of stockholder approval and the filing of an amendment to Issuer’s certificate of incorporation to authorize sufficient shares of Common Stock, the Shares will be duly authorized and upon issuance the Shares will be validly issued, fully paid and, to the extent applicable, non‑assessable.

Section 5.11         Intellectual Property.

(a)       Schedule 5.11(a) sets forth, as of the Effective Date, an accurate, true and complete list of all (i) Patents, including the jurisdiction and patent number and indicating which Patents claim which Included Products, whether such Patent is owned or in-licensed (and, if in-licensed, the owner of such Patent, and under which In-License such Patent was in-licensed), (ii) Trademarks, (iii) registered Copyrights or applications for registered Copyrights and (iv) domain name registrations and websites, in each case with respect to clauses (i), (ii), (iii) and (iv) above in this clause (a) that constitute Product Intellectual Property owned by or exclusively licensed to Issuer of any of its Subsidiaries.  Except as disclosed therein, (A) each issued Patent and Trademark listed on Schedule 5.11(a) is subsisting and has not lapsed, expired, been cancelled or become abandoned, and to the knowledge of Issuer, is valid and enforceable, and (B) each pending Patent listed on Schedule 5.11(a) is subsisting and has not lapsed, expired, been cancelled or become abandoned, except, in the case of clauses (A) and (B), in the ordinary course of business or where it could not reasonably be expected to result in a Material Adverse Change.

(b)        Except for Product Intellectual Property owned by or licensed to Issuer or any of its Subsidiaries and set forth on Schedule 5.11(a) (as updated on or prior to any Purchase Date to reflect any Product Intellectual Property developed, acquired, licensed or controlled by Issuer and its Subsidiaries or any Transfer permitted pursuant to Section 7.1, of Product Intellectual Property from time to time after the Effective Date) or as could not reasonably be expected to result in a Material Adverse Change, no other Intellectual Property is necessary to use, Develop, Manufacture, import, Commercialize or otherwise exploit the Included Products in the manner currently conducted.  Except as could not reasonably be expected to result in a Material Adverse Change, the use, Development, Manufacture, importation, Commercialization or other exploitation by Issuer or any of its Subsidiaries of the Included Products in the manner currently conducted and as is currently contemplated has not, does not and will not infringe, misappropriate or otherwise violate any Intellectual Property that is owned or controlled by a Third Party.  To the knowledge of Issuer, there are no pending patent applications in the United States or any other jurisdiction owned or controlled by a Third Party that, if granted, would be infringed by the use, Development, Manufacture, import, Commercialization or other exploitation of the Included Products in any material respect.

(c)       (i) For any Material Patents for which Issuer or any of its Subsidiaries has the right to maintain, there are no unpaid maintenance, annuity or renewal fees currently overdue  for any such Material Patents, and (ii) for any Material Patents for which the licensors or Licensees of Issuer or any its Subsidiaries has the contractual right to maintain, to the knowledge of Issuer, there are no unpaid maintenance, annuity or renewal fees currently overdue for any such Material Patents. None of the Obligors nor any of their Subsidiaries nor, to the knowledge of Issuer, any prior owner of a Material Patent, or any of their respective agents or representatives, has engaged in any conduct, or omitted to perform any necessary act the result of which would invalidate or render unpatentable or unenforceable any claims of any Material Patents.

(d)        Except as set forth on Schedule 5.11(d), or as could not reasonably be expected to result in a Material Adverse Change, (i) there is no product or other technology of any Third Party that infringes a Material Patent or would infringe a Material Patent upon commercialization of such product or technology and (ii) there is no, nor has there been any, infringement, misappropriation or other violation by any Person of any of the Product Intellectual Property owned by or exclusively licensed to Issuer or any of its Subsidiaries or any of the rights therein.

(e)        Except as set forth on Schedule 5.11(e), or, other than as of the Effective Date and the First Purchase Date, as could not reasonably be expected to result in a Material Adverse Change, there is, and has been, no pending or threatened in writing, decided or settled opposition, interference proceeding, reexamination proceeding, cancellation proceeding, injunction, claim, lawsuit, declaratory judgment, administrative inter partes review, administrative post-grant review proceeding, other administrative or judicial proceeding, hearing, investigation, complaint, arbitration, mediation, International Trade Commission investigation, decree, or any other filed claim (collectively referred to hereinafter as “Disputes”) related to any of the Material Patents nor has any such Dispute been threatened in writing challenging the legality, validity, enforceability or ownership of any Material Patents.  Except as set forth on Schedule 5.11(e), there are no Disputes by any Person against Issuer or any of its Subsidiaries or, to the knowledge of Issuer or any of its Subsidiaries, any of their respective licensors or Licensees relating to any Included Product, and neither Issuer nor any Subsidiary has received any written notice or claim of any such Dispute that pertains to the Included Products or the Product Intellectual Property, which, other than as of the Effective Date and the First Purchase Date, could reasonably be expected to result in a Material Adverse Change.

(f)         Except as set forth on Schedule 5.11(f), as of the Effective Date and the First Purchase Date, there are no settlements, covenants not to sue, consents, judgments, orders or similar obligations which: (i) restrict the rights of any Obligor or any Subsidiary to use any Product Intellectual Property relating to the Development, Manufacture, or Commercialization of any Included Product, or (ii) permit any Third Party to use any Product Intellectual Property.

(g)       Issuer and its Subsidiaries have taken commercially reasonable measures and precautions to protect and maintain the (i) confidentiality of all trade secrets with respect to any Included Product that it owns or exclusively licenses and (ii) the value of all Intellectual Property related to any Included Product, except where such failure to take action could not reasonably be expected to result in a Material Adverse Change.  Except as could not reasonably be expected to result in a Material Adverse Change, no trade secret owned or controlled by Issuer or any of its Subsidiaries with respect to any Included Product has been disclosed to any Person except pursuant to a written agreement requiring such Person to keep such trade secret confidential.

(h)          (i) Each inventor of the Patents included in the Product Intellectual Property, including the Patents that are owned or purported to be owned by Issuer or any of its Subsidiaries and, to the knowledge of Issuer or any of its Subsidiaries, the Patents that are licensed to Issuer or any of its Subsidiaries, has assigned their rights to such Patents to the applicable owner thereof; (ii) with respect to U.S. pending and issued Patents included in the Product Intellectual Property, either Issuer, or one of its Subsidiaries, or the applicable licensor, is currently recorded at the United States Patent and Trademark Office as the sole and exclusive assignee of such Patents; (iii) to the knowledge of Issuer or any of its Subsidiaries, there are no currently asserted claims of any Persons disputing the inventorship or ownership of any Patents included in the Product Intellectual Property; and (iv) there are no Liens that have been filed with any Governmental Authority against any Patents included in the Product Intellectual Property. Without limiting the foregoing, Issuer or a Subsidiary solely and exclusively owns all rights, title and interest in and to the Product Intellectual Property that is owned or purported to be owned by Issuer or such Subsidiary, free and clear of all Liens other than Permitted Liens.

(i)         With respect to the Patents that constitute Product Intellectual Property and that are owned or purported to be owned by the Issuer or any of its Subsidiaries, except as set forth on Schedule 5.11(i) or except, other than on the Effective Date or the First Purchase Date, as could not reasonably be expected to result in a Material Adverse Change:

(i)         to the knowledge of Issuer, all information and prior art material to the patentability of such Patents was adequately disclosed, to the extent such disclosure is required, to the relevant patent office or, to the knowledge of Issuer or any of its Subsidiaries, considered by the respective patent offices during prosecution of such Patents;

(ii)        subsequent to the issuance of such Patents, no Obligor nor any Subsidiary nor any of their respective predecessors-in-interest, has filed any disclaimer (except for terminal disclaimers filed in response to non-statutory double patenting rejections and which did not reduce the patent term) or made or permitted any other voluntary reduction in the scope of the inventions claimed in such issued Patents;

(iii)       subsequent to the issuance of any one of such Patents, no Obligor nor any Subsidiary has become aware of any prior use, prior sale, or prior art that would be material to patentability that was not cited to the United States Patent and Trademark Office during prosecution;

(iv)        no Obligor nor any Subsidiary is aware of any facts that would form a reasonable basis for invalidation of the Patents;

(v)       no Obligor nor any Subsidiary is aware of any material deficiencies or inaccuracies on the experimental data that support the patentability of Material Patents, and no Obligor nor any Subsidiary is aware of any facts that would form a reasonable basis for invalidation of any such Material Patents;

(vi)        no subject matter designated allowable or allowed by the United States Patent and Trademark Office of such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any Third Party and have not been the subject of any interference, and such Patents are not and have not been the subject of any re-examination, opposition, inter partes review, post grant review or any other post-grant proceedings, and neither Issuer nor any of its Subsidiaries has knowledge of any basis for any such interference, re-examination, opposition, inter partes review, post grant review, or any other post-grant proceedings;

(vii)     if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are owned by the same entity and included in the Collateral;

(viii)      neither any Obligor nor any Subsidiary has received a written opinion from counsel, whether qualified in any manner, relating to the validity (or invalidity) or enforceability (or non-enforceability) of any such Patents or whether such Patents are infringed (or not infringed) by any Person; and

(ix)       (A) neither any Obligor nor any Subsidiary, nor, to the knowledge of Issuer or any of its Subsidiaries, any of their respective agents or representatives, have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any Patent and (B) to the knowledge of Issuer or any of its Subsidiaries, no prior owner of any Patent of any Obligor or any Subsidiary, nor any of such prior owner’s agents or representatives, have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any Patent.

Section 5.12        Privacy.

(a)         Except as could not reasonably be expected to result in a Material Adverse Change, in connection with the collection, storage, use, disclosure and/or other Processing of Personal Data by or on behalf of Issuer or its Subsidiaries, Issuer and its Subsidiaries are and have been in compliance with Privacy Laws and are and have been in compliance with (i) Issuer’s privacy policies and public written statements regarding Issuer’s or any of its Subsidiaries privacy or data security practices, and (ii) the requirements of any contractual obligations regarding Processing of Personal Data by which Issuer or any of its Subsidiaries is bound.  Neither Issuer nor any Subsidiary is or has been a covered entity or a business associate under HIPAA.

(b)         Issuer and its Subsidiaries maintain and have maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Data owned, stored, used, maintained or controlled by or on behalf of Issuer and its Subsidiaries from and against unlawful, accidental or unauthorized acquisition, access, loss, compromise, destruction, damage, disclosure, encryption, corruption or alteration or misuse.  Issuer and its Subsidiaries are and have been in compliance in all material respects with all laws relating to data breach notification obligations.  To the knowledge of Issuer or any of its Subsidiaries, except as could not be material in any respect to the business of Issuer or any Subsidiary, there has been no occurrence of (i) unlawful, accidental or unauthorized acquisition, access, loss, compromise, destruction, damage, disclosure, encryption, corruption or alteration or misuse (by any means) of Personal Data owned, stored, used, maintained or controlled by or on behalf of Issuer or any of its Subsidiaries such that Privacy Laws require or required Issuer or any of its Subsidiaries to notify government authorities, affected individuals or other parties of such occurrence or (ii) unauthorized access to or disclosure of Issuer’s or any of its Subsidiaries confidential information or trade secrets.

Section 5.13        Regulatory Approvals.

(a)         Issuer has made available to Purchaser Agent any written reports or other written communications received by Issuer and its Subsidiaries from a Governmental Authority that would indicate that any Regulatory Authority (i) is likely to revise in any material respect or revoke any current Regulatory Approval granted by any Regulatory Authority with respect to any Included Product or (ii) is likely to pursue any material compliance actions against any Obligor. To the knowledge of Issuer, there are no facts or circumstances that would reasonably be expected to (A) indicate that any of the events specified in the immediately preceding clauses (i) or (ii) may occur or (B) cause Issuer or any of its Subsidiaries to voluntarily revise, withdraw or not apply for any material Regulatory Approval for any Included Product.

(b)        Issuer and its Subsidiaries possess all material Regulatory Approvals issued or required by any Regulatory Authority, which Regulatory Approvals are necessary to conduct the business relating to the Included Products as is currently being conducted, including to conduct the current Clinical Trials relating to the Included Products, and neither Issuer nor any Subsidiary has received any notice of proceedings relating to, and, to the knowledge of Issuer, there are no facts or circumstances that would reasonably be expected to lead to, the revocation, suspension, termination or material and adverse modification of any such Regulatory Approvals.  To the knowledge of Issuer, all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Approval from the FDA or other material Regulatory Authority relating to Issuer or any Subsidiary, their business operations and Included Products, when submitted to the FDA or other Regulatory Authority were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Regulatory Authority.  To the knowledge of Issuer or any of its Subsidiaries, none of the officers, directors, employees, agents or consultants of Issuer or any Subsidiary has, with respect to the Included Products, (i) made an untrue statement of material fact or fraudulent statement to any Regulatory Authority or failed to disclose a material fact required to be disclosed to a Regulatory Authority; or (ii) committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(c)        Except as could not reasonably be expected to result in a Material Adverse Change, non-clinical investigations and Clinical Trials conducted on behalf of Issuer or any of its Subsidiaries were conducted in compliance with applicable laws, including Healthcare Laws and, as applicable, good laboratory practices as set forth in 21 C.F.R. part 58 and good clinical practices as set forth in 21 C.F.R. parts 50, 54, 56, 312 and International Conference for Harmononisation Guideline for Good Clinical Practice E6, each as amended from time to time, and in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards.  The descriptions and the results of such non-clinical investigations and Clinical Trials provided by Issuer to Purchaser Agent are, if conducted by or on behalf of Issuer or any of its Subsidiaries, accurate in all material respects.  Neither Issuer nor any of its Subsidiaries have received any written notices, correspondence or other written communication from any Regulatory Authority or comparable authority (including any institutional review board, independent ethics committee, independent data monitoring committee, or similar oversight body) requiring or recommending the termination, suspension, material modification or clinical hold of any Clinical Trial conducted by or on behalf of such Persons with respect to any Included Product.

(d)         Neither Issuer, nor any of its Subsidiaries have received any notices from, or had any written or oral communications with any Governmental Authority that have resulted in, or would reasonably be expected to result in, any non-coverage decision in respect of, material reduction in the pricing expected by Issuer of, restriction on access for patients, or material reduction in reimbursement or recoupment of reimbursement expected by Issuer with respect to, the Included Products, except in each case, other than on the Effective Date or the First Purchase Date, as could not reasonably be expected to result in a Material Adverse Change.

(e)          Except as could not reasonably be expected to result in a Material Adverse Change, all manufacturing operations conducted by or on behalf of Issuer and its Subsidiaries have been and are being conducted in compliance with current good manufacturing practices, including as set forth in 21 C.F.R. Parts 210, 211, 600 and 820, as applicable.  Without limiting the generality of the foregoing, with respect to any Included Product being tested or manufactured by Issuer and its Subsidiaries, neither Issuer nor any Subsidiary has received any written notice from any applicable Governmental Authority (including the FDA) that such Governmental Authority is conducting an investigation or review of (i) Issuer and its Subsidiaries’ (or, to the knowledge of Issuer, any third party contractors therefor) manufacturing facilities and processes for manufacturing such Included Product which has identified any deficiencies or violations of any Requirement of Law or any permit related to the manufacture of such Included Product that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (ii) any such Regulatory Approval that could be reasonably expected to result in a revocation, withdrawal or limitation of such Regulatory Approval, nor has any such Governmental Authority issued any order or recommendation stating that the manufacturing of such Included Product by Issuer and its Subsidiaries should cease or be suspended or that such Included Product should be withdrawn from the marketplace.  Neither Issuer nor any of its Subsidiaries has experienced any significant failures in the Manufacturing of any Included Product that has had or could reasonably be expected to have, if such failure occurred again, a Material Adverse Change.

(f)          Except, other than on the Effective Date or the First Purchase Date, as could not reasonably be expected to result in a Material Adverse Change, neither Issuer nor any Subsidiary has received from the FDA, a Warning Letter, Form FDA-483, “Untitled Letter” or similar written correspondence or notice alleging violations of laws and regulations enforced by the FDA, or a partial or full clinical hold or any other material comparable correspondence from any other Governmental Authority with regard to any Included Product or the manufacture, processing, packaging, distribution, testing or holding thereof, the subject of which communication is unresolved.

(g)          Except, other than on the Effective Date or the First Purchase Date, as could not reasonably be expected to result in a Material Adverse Change, (i) there have been no field notifications, safety warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action, relating to an alleged lack of safety or regulatory compliance of any Included Product (collectively, “Safety Notices”),  (ii) to the knowledge of Issuer and its Subsidiaries, there are no material unresolved product complaints with respect to the Included Products, (iii) to the knowledge of Issuer and its Subsidiaries, there are no facts that would be reasonably likely to result in (A) a material Safety Notice with respect to the Included Products, (B) a material change in the expected labeling of any of the Included Products, and (iv) neither Issuer nor any Subsidiary has initiated or otherwise engaged in any recall or market withdrawal of any Included Product.

(h)      The Obligors have made available to the Purchasers all Regulatory Approvals and all material correspondence with Governmental Authorities (including the FDA) with respect to such Regulatory Approvals, with respect to the Included Products and all requested documents related to the Included Products in each case in the possession and control of Issuer or its Subsidiaries.

(i)          In the past six (6) years, none of Issuer, any Subsidiary, any of their employees, officers, directors (in their capacity as such), or agents nor, to the knowledge of Issuer and its Subsidiaries, any of their vendors or independent contractors, have been convicted of, or pled nolo contendere to, a Medicare, Medicaid or state health program related criminal offense or a violation of federal or state law related to fraud, theft, embezzlement, bribery, breach of fiduciary responsibility, false claims for reimbursement or financial misconduct.  None of Issuer, any Subsidiary or, to the knowledge of Issuer, any of Issuer’s or any Subsidiary’s officers, directors, employees, vendors or independent contractors, are currently charged with or are currently being investigated for a Medicare, Medicaid or state health program related criminal offense or a violation of federal or state law related to fraud, theft, embezzlement, bribery, breach of fiduciary responsibility, false claims for reimbursement, financial misconduct, or obstruction of an investigation of controlled substances.  None of Issuer, any Subsidiary, or to the knowledge of Issuer, any of Issuer’s or any Subsidiary’s respective officers, directors, employees, vendors or independent contractors, has been (1) debarred, excluded, suspended or otherwise limited from participation in Medicare, Medicaid or any other state health care program or any federal health care program as defined in 42 U.S.C. § 1320a-7b(f), (2) convicted of any crime for which debarment is mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b), or exclusion is required or permitted pursuant to 42 U.S.C. § 1320a-7 and related regulations, nor, to the knowledge of Issuer, is any such debarment or exclusion pending.  Issuer and each of its Subsidiaries have in place reasonable policies and procedures designed to screen officers, directors, agents, vendors, contractors and employees, at hire, or in the case of directors, at the start of service to identify those who are excluded, suspended, debarred or otherwise limited from such participation.

(j)          Except, other than on the Effective Date or the First Purchase Date, as could not reasonably be expected to result in a Material Adverse Change, none of Issuer, any Subsidiary nor, to the knowledge of Issuer and its Subsidiaries, any Person employed by or engaged by Issuer or any Subsidiary in connection with activities relating to the Included Products performed on behalf or for the benefit of Issuer or any of its Subsidiaries has offered, made or received, or solicited or offered, on behalf of Issuer, any Subsidiary or any Person affiliated with Issuer or any Subsidiary, any illegal payment or contribution in cash or in kind, directly or indirectly, including kickbacks, bribes, rebates, payments, gifts or gratuities, to any Person (including any United States or foreign national or state or local government official, employee or agent or candidate therefor).  In the past six (6) years, there have been no false or fictitious entries made in the Books of Issuer or any Subsidiary relating to any payment prohibited by applicable law, and Issuer and its Subsidiaries have not established or maintained any fund for use in making any such payments.

(k)       Neither Issuer nor any Subsidiary is subject to a “Deferred Prosecution Agreement”, a “Corporate Integrity Agreement”, “Certification of Compliance Agreement” or similar government-mandated consent agreement or compliance program with the U.S. Department of Justice or Office of Inspector General of the Department of Health and Human Services or other Governmental Authority, nor has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority.

(l)        Each of Issuer and its Subsidiaries (other than any such Person that has no employees) has established, and maintains, a corporate compliance program that addresses the material applicable Requirements of Law of each applicable Governmental Authority having jurisdiction of Issuer’s and/or any of its Subsidiaries’ material business and operations.  Neither Issuer nor any of its Subsidiaries, to the knowledge of Issuer and its Subsidiaries, have made any voluntary or involuntary self-disclosure to any Governmental Authority or representative thereof regarding any potential material non-compliance with any Requirement of Law applicable to Issuer’s and/or any of its Subsidiaries’ business and operations.

(m)        Except, other than on the Effective Date or the First Purchase Date, as could not reasonably be expected to result in a Material Adverse Change, (i) Issuer and each of its Subsidiaries are in compliance in all material respects with applicable Requirements of Law requiring transparency with respect to their financial relationships with health care providers (i.e., reporting of such financial relationships to a Governmental Authority), including without limitation the U.S. federal Physician Payments Sunshine Act and related implementing regulations and applicable state laws, and (ii) Issuer and each of its Subsidiaries has complied in all material respects with all other obligations under applicable Requirements of Law with respect to their interactions with health care providers, including without limitation, laws and regulations regarding corporate practice of health care professions, professional licensure, and fee-splitting.

(n)        Issuer, each Subsidiary and, to the knowledge of Issuer and its Subsidiaries, each of their respective officers, employees and agents, have advertised, promoted, marketed, and distributed each Included Product in compliance in all material respects with all applicable Requirements of Law.

(o)          Each Obligor and Subsidiary has maintained records relating to any aspect of the research, development, testing, manufacture, recall, production, handling, labeling, packaging, storage, supply, distribution, promotion, marketing, Commercialization, sale, import and export of Included Products in compliance with applicable Requirements of Law and submitted to the FDA (or foreign equivalents) and other Governmental Authorities in a timely manner all notices and annual or other reports required to be made, including adverse experience reports and annual reports required to be made for Included Products, in each case except to the extent that could not reasonably be expected to have a Material Adverse Change.

Section 5.14        Material Agreements.  Issuer has made available to Purchasers true, correct and complete copies of all Material Agreements.  Except as could not reasonably be expected to (x) result in a Material Adverse Change or (y) give rise to a right of termination as a result of a breach thereof in favor of a counterparty to any Material Agreement, neither Issuer nor any of its Subsidiaries is in material breach of any Material Agreement or in default under any Material Agreement.  The Perfection Certificate sets forth, as of the Effective Date, an accurate, true and complete list of all Material Agreements.  Except, other than as of the Effective Date and the First Purchase Date, as could not reasonably be expected to result in a Material Adverse Change, there is no event or circumstance that with notice or lapse of time, or both, would reasonably be expected to (a) constitute a material breach or default by Issuer and/or any of its Subsidiaries or (to the knowledge of Issuer or any of its Subsidiaries) any other party under any Material Agreement, (b) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Agreement other than in the ordinary course of business of Issuer and its Subsidiaries, (c) give Issuer and/or any of its Subsidiaries or any other party under any Material Agreement the right to accelerate the maturity or performance of such Material Agreement or (d) give Issuer and/or any of its Subsidiaries or any other party under any Material Agreement the right to cancel, terminate or modify any Material Agreement.  Except, other than as of the Effective Date and the First Purchase Date, as could not reasonably be expected to result in a Material Adverse Change, neither Issuer nor any of its Subsidiaries has received any notice or, to the knowledge of Issuer or any of its Subsidiaries, any threat of termination of any such Material Agreement.  To the knowledge of Issuer or any of its Subsidiaries, no other party to a Material Agreement is in material breach of or in default under such Material Agreement, except, other than as of the Effective Date and the First Purchase Date, where such breach or default could not reasonably be expected to result in a Material Adverse Change.  All Material Agreements are valid and binding on Issuer and its Subsidiaries and, to the knowledge of Issuer or any of its Subsidiaries, on each other party thereto, and are in full force and effect except for any such Material Agreement that has expired in accordance with its terms or any such Material Agreement (other than the Viatris License) that has been replaced or is in the process of being replaced within ten (10) Business Days by a similar agreement on terms that are not materially less favorable to the Obligors or the Purchasers than those contained in the terminated Material Agreement. There exists no actual, threatened in writing or, to the knowledge of Issuer or any of its Subsidiaries, otherwise threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Obligor, on the one hand, and any customer or any group thereof, on the other hand, or (ii) any Obligor, on the one hand, and any supplier or any group thereof, on the other hand, in either case, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. There are no Affiliate Agreements other than those identified on Schedule 7.8 to the Disclosure Letter or entered into after the date hereof in compliance with Section 7.8. Each Affiliate Agreement was entered into on an arm’s length basis on terms that are no less favorable to the Obligors than would be obtained in an arm’s length transaction with a non-affiliated Person.

Section 5.15        Broker Fees.  There are no brokerage commissions payable in connection with the financing described in this Agreement and the services of a broker have not been engaged by Issuer or any of its Subsidiaries or any of their respective Affiliates in connection with the financing described in this Agreement.

Section 5.16        Full Disclosure.  No written representation, warranty or other statement of Issuer or any of its Subsidiaries in any certificate or written statement given to Purchaser Agent or any Purchaser, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements, in light of the circumstances in which they are made, given to Purchaser Agent or any Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto) (it being recognized that the projections and forecasts provided by the Obligors in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results, and such difference may be material).  To the knowledge of Issuer and its Subsidiaries, there are no facts (other than matters of a general economic or industry nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change and that have not been disclosed herein, the Perfection Certificate or in such other documents, certificates and written statements furnished or made available to the Purchaser Agent or any Purchaser for use in connection with the transactions contemplated hereby.

Section 5.17       Insurance.  All policies of insurance maintained by or on behalf of such Obligor and its Subsidiaries are in full force and effect and are of a nature and provide such coverage as is customarily carried by businesses of the size and character of such Obligor and its Subsidiaries.  All policies of insurance maintained by Issuer and its Subsidiaries are correctly set forth in the Perfection Certificate.

Section 5.18         ERISA Compliance, Employee and Labor Matters; Pension Matters.

(a)          Except as could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Change, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of Issuer and its Subsidiaries, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)        Within the preceding six (6) years no “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a customary 401(k) plan, was sponsored, maintained or contributed to by, or required to be contributed by, any member of Issuer and its Subsidiaries or any of their respective ERISA Affiliates.

(c)          No ERISA Event has occurred, and no Obligor nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Change.

(d)        Except as could not reasonably be expected to result in a Material Adverse Change, the present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of any Obligor or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

(e)          Except as could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Change, to the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities.  Neither Issuer nor any of its Subsidiaries has incurred or could reasonably be expected to incur any material obligation in connection with the termination of or withdrawal from any Foreign Plan which could reasonably be expected to result in a Material Adverse Change.  Except as could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Change, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of Issuer or any of its Subsidiaries, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

(f)         Neither Issuer or any of its Subsidiaries has any liability under ERISA or the Code with respect to any citizen of the United States who performs services outside of the United States.

(g)          As of the Effective Date, and except as disclosed to Purchaser Agent in writing after the Effective Date, there are no collective bargaining agreements covering employees of any Obligor or any of its Subsidiaries.

Section 5.19        Environmental Matters.

(a)        Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, neither such Obligor nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) has knowledge of any basis for any Environmental Liability.

(b)         The operations and property of each Obligor and its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to result in a Material Adverse Change.

Section 5.20      Definition of “Knowledge”.  For purposes of the Note Documents, whenever a representation or warranty is made as to Issuer’s or a Subsidiary’s knowledge or awareness, to the “best of” Issuer’s or a Subsidiary’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers or other officers of Issuer or any Subsidiary, as applicable, with responsibilities equivalent to those of the foregoing officers.

ARTICLE VI
AFFIRMATIVE COVENANTS

Each Obligor shall, and shall cause each of its Subsidiaries, to do all of the following:

Section 6.1          Government Compliance.

(a)          Maintain its and all its Subsidiaries’ legal existence (except as permitted pursuant to the first proviso in Section 7.3) and, to the extent such concept is recognized in the applicable jurisdiction, good standing in their respective jurisdictions of organization or incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to result in a Material Adverse Change.

(b)         Comply with all Requirements of Law, including Healthcare Laws, the noncompliance with which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(c)          Obtain and keep in full force and effect, all of the material Governmental Approvals, including, without limitation, those from or by the FDA, the EMA, the MHRA, Health Canada and similar entities in other jurisdictions necessary for the performance by Issuer and its Subsidiaries of their respective businesses and obligations under the Note Documents and the grant of a security interest to Purchaser Agent for the benefit of the Secured Parties, in all of the Collateral.

Section 6.2          Financial Statements, Reports, Certificates.

(a)          Deliver to Purchaser Agent and each Purchaser:

(i)          as soon as available, but no later than forty-five (45) days after the last day of each of the first three calendar quarters of each fiscal year, a company prepared unaudited consolidated balance sheet, statement of comprehensive loss and cash flow statement covering the consolidated operations of Issuer and its Subsidiaries for such quarter certified by a Responsible Officer of Issuer, all prepared in accordance with GAAP (provided, however, that such financial statements shall not be subject to, and Issuer’s Quarterly Report on Form 10-Q shall not contain, any qualification, emphasis of matter or statement as to “going concern”), subject to normal year-end audit adjustments and the absence of disclosures normally made in footnotes, together with a duly completed Compliance Certificate signed by a Responsible Officer of Issuer;

(ii)        as soon as available, but no later than ninety (90) days after the last day of Issuer’s fiscal year, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with a report and opinion on the financial statements and on internal controls and procedures, if available, from Ernst & Young LLP, any other “Big 4” accounting firm or any other independent certified public accounting firm reasonably acceptable to Purchaser Agent in its reasonable discretion (which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualification, emphasis of matter or statement as to “going concern” or scope of audit, except for qualifications (x) related solely to the occurrence of the Maturity Date as a result of the Notes maturing within twelve months from the date such opinion is delivered or (y) relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Issuer’s independent certified public accountants), together with a duly completed Compliance Certificate signed by a Responsible Officer of Issuer;

(iii)      together with the delivery of a Compliance Certificate with respect to the financial statements referred to in (A) Section 6.2(a)(i), a supplement to the Perfection Certificate to reflect any amendments, modifications and updates, if any, to Section 5(b), Section 5(c), Section 5(d) or Schedule 5(a) to the Perfection Certificate since the Effective Date or the most recent update thereto and (B) Section 6.2(a)(ii), an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to the information in the Perfection Certificate and schedules thereto since the Effective Date or the most recent update thereto (provided that the Obligors shall also provide Purchaser Agent with such additional information regarding the updates included in each such report as Purchaser Agent may reasonably request from time to time);

(iv)       as soon as available after review or approval thereof (in each case) by Issuer’s Board of Directors, but no later than ninety (90) days after the last day of each of Issuer’s fiscal years, Issuer’s annual financial projections for the entire current fiscal year as reviewed or approved, as applicable, by Issuer’s Board of Directors, which such annual financial projections shall be set forth in a quarter by quarter format (such annual financial projections as originally delivered to Purchaser Agent are referred to herein as the “Annual Projections”); provided that any revisions of the Annual Projections reviewed or approved by Issuer’s Board of Directors shall be delivered promptly to Purchaser Agent and in any event no later than seven (7) Business Days thereafter;

(v)       within ten (10) Business Days of delivery, copies of all statements, reports and notices made available to Issuer’s security holders, or required to be delivered to the holders (or their agent or trustee) of Permitted Convertible Notes or Subordinated Debt, other than reports and notices of an immaterial or purely administrative nature;

(vi)        promptly and in any event no later than ten (10) Business Days after each meeting of Issuer’s Board of Directors, the board kit (or board pack) and other materials delivered to the directors in connection with any such meeting; provided that, (1) such materials may be redacted to remove information relating to (x) a bona fide dispute with Purchaser Agent and the Purchasers or (y) the potential refinancing of the obligations under this Agreement or the repurchase of the Notes, and (2) if Issuer, upon the reasonable advice of counsel (which shall include any in-house counsel), reasonably determines that any such information (x) constitutes attorney-client privileged information and the disclosure thereof would adversely impair the attorney-client privilege between Issuer and such counsel with respect to such information or (y) is prohibited by applicable Requirements of Law, Issuer shall be entitled to withhold delivery of, or redact, any such information (and only such information) from Purchaser Agent and the Purchasers and, to the extent legally permissible, Issuer shall disclose that the information is being withheld on the foregoing basis and, if such information is withheld pursuant to the foregoing clause (2)(x) or (2)(y), use its commercially reasonable efforts to communicate the scope of the information being excluded in a way that would not violate the applicable obligation or risk waiver of such privilege.

(vii)       without limiting the generality of the above clause (vi), promptly after any reasonable request by the Purchaser, copies of any detailed audit reports, management letters or recommendations submitted to Issuer’s Board of Directors (or the audit committee thereof) by independent accountants in connection with the accounts or books of Issuer or any Subsidiary, or any audit of any of them;

(viii)    concurrently with the delivery of quarterly financial statements pursuant to Section 6.2(a)(i), (A) copies of any amendments of or other changes to the Operating Documents of Issuer or any of its Subsidiaries, and (B) copies of any new Material Agreement or any material amendment to a Material Agreement, as applicable;

(ix)        prompt notice (and in any event no later than ten (10) Business Days) of any event that could reasonably be expected to materially and adversely affect the value of any material Product Intellectual Property;

(x)         [reserved];

(xi)       prompt notice (and in any event within ten (10) Business Days) following (A) any serious adverse event potentially attributable to any Included Product, (B) any clinical failure of a Material Included Product, or (C) any failure to comply in any material respect with any Regulatory Approval or any Healthcare Law;

(xii)     prompt notice (and in any event no later than ten (10) Business Days) of (A) Issuer’s knowledge of any material infringement, misappropriation or other violation by (i) any Material Included Product (including the making, having made, using, importing, offering for sale or selling thereof) of any Intellectual Property of a Third Party or (ii) any Third Party of any Product Intellectual Property, (B) receipt of any written notice from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale, or selling of any Included Product infringes, or misappropriates or violates any Intellectual Property of such Third Party (which notice shall include a copy of such notice received) and (C) to the extent permitted by Requirements of Law, receipt by any Obligor or any Subsidiary of any written notice, claim or demand challenging the legality, validity, enforceability or ownership of any Product Intellectual Property of such Obligor or Subsidiary or pursuant to which any Third Party commences or threatens any action, suit or other proceeding against such Obligor or Subsidiary and relating to a Material Included Product (which notice shall furnish a copy of such notice, claim or demand, or if such notice, claim or demand is not in writing, a written summary describing in reasonable detail the contents thereof);

(xiii)    prompt notice (and in any event no later than ten (10) Business Days) of (A) the termination of any Material Agreement, provided that such notice shall not be required if such Material Agreement (other than the Viatris License) is replaced within such ten (10) Business Day Period by a similar agreement on terms that are not materially less favorable to the Obligors or the Purchasers than those contained in the terminated Material Agreement and (B) the receipt by Issuer or any of its Subsidiaries of notice of, or upon Issuer’s knowledge of the occurrence of, any material breach, default or event of default under any Material Agreement;

(xiv)     as soon as possible, and in any event within ten (10) Business Days after the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to result in liability of the Issuer and its Subsidiaries in an aggregate amount exceeding $1,000,000;

(xv)       as soon as possible, and in any event within ten (10) Business Days after receipt thereof, true and correct copies of all FDA Form 483s, notices of adverse finding, warning letters, untitled letters, “It Has Come to Our Attention” letters, material Safety Notices, full or partial clinical holds, complete response letters, and other materially adverse written correspondence or written notices from the FDA, the EMA, the MHRA, Health Canada or any other Governmental Authority having jurisdiction over the facilities, the Included Products or business of Issuer or any of its Subsidiaries;

(xvi)     promptly (and in any event no later than ten (10) Business Days) following receipt thereof, copies of all non-privileged written environmental reports submitted to a Governmental Authority, whether prepared by personnel of any Obligor or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility that could be reasonably expected to result in a Material Adverse Change or with respect to any Environmental Claims that could be reasonably expected to result in a Material Adverse Change;

(xvii)     to the extent not delivered pursuant to Sections 6.2(a)(xv) and (a)(xvi) above, within ten (10) Business Days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to the Obligors’ business or that otherwise could reasonably be expected to result in a Material Adverse Change; and

(xviii)    other information as reasonably requested by Purchaser Agent or any Purchaser.

Notwithstanding anything to the contrary in this Agreement, (x) documents required to be delivered pursuant to the terms hereof may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (A) Issuer posts such documents, or provides a link thereto, on Issuer’s website on the internet at Issuer’s website address or (B) such documents are posted on Issuer’s behalf on the internet or an intranet website, if any, to which Purchaser Agent and the Purchasers have access and, in each case of clauses (A) and (B), Issuer informs Purchaser Agent and the Purchasers in writing of the availability of each such documents, including a detailed description of the location of such documents and which specific provision(s) and/or requirement(s) of this Agreement such documents relate and (y) if any financial statements required to be delivered pursuant to Sections 6.2(a)(i) or (ii) are publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) (or any successor system) and are accessible by the Purchaser Agent without charge, then such financial statements shall be deemed to have been delivered to the Purchaser Agent for all purposes of this Agreement as of the time such financial statements are so publicly available on EDGAR, and no separate delivery, notice of filing or other notification (including by electronic mail) to the Purchaser Agent shall be required with respect thereto. Any documents or other information required to be delivered pursuant to the terms of this Agreement may be redacted by Issuer to protect individually identifiable health information (as defined under HIPAA) or personal data (as defined under Privacy Laws).

(b)          [Reserved].

(c)         After delivery of the financial statements pursuant to Section 6.2(a) at the request of Purchaser Agent, Issuer shall cause its chief financial officer to participate in conference calls with Purchaser Agent and the Purchasers to discuss, among other things, the financial condition of each Obligor, any financial or earnings reports and the other reports delivered pursuant to this Section 6.2; provided that such conference calls shall be held during normal business hours upon reasonable advance notice and, so long as no Event of Default has occurred and is continuing, not more frequently than once per fiscal quarter; it being understood that no separate financial materials are required to be provided by or on behalf of any Obligor for such meeting.

(d)         Keep proper books of record and account in accordance with GAAP in all material respects.  Issuer shall, and shall cause each of its Subsidiaries to (i) maintain effective disclosure controls and procedures, and (ii) maintain a system of internal accounting controls designed to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (C) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

(e)        Allow, at the sole cost of the Obligors, Purchaser Agent (on behalf of the Purchasers), during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its Books, and to conduct a collateral audit and analysis of its operations and the Collateral.  Such visits, inspections and audits shall be conducted no more often than once every year unless (and more frequently if) an Event of Default has occurred and is continuing.  All such visits and examinations pursuant to this Section 6.2(e) shall comply with Issuer’s or its Subsidiaries’ policies and protocols for safety for visitors to its facilities, including visits to any manufacturing areas, as provided to Purchaser Agent prior to the Effective Date and updated from time to time as necessary to comply with applicable Requirements of Law.

(f)          Purchaser Agent hereby notifies Issuer and each of its Subsidiaries that pursuant to the requirements of Anti-Terrorism Laws and Anti-Corruption Laws, and Purchaser Agent’s policies and practices, Purchaser Agent is required to obtain, verify and record certain information and documentation that identifies Issuer and each of its Subsidiaries and their principals, which information includes the name and address of Issuer and each of its Subsidiaries and their principals and such other information that will allow Purchaser Agent to identify such party in accordance with Anti-Terrorism Laws and/or Anti-Corruption Laws.

(g)          Notwithstanding anything set forth above to the contrary, during any MNPI Notice Period, with respect to any notice, report or other communication to be furnished or made pursuant to or in connection with this Agreement, the other Note Documents and the transactions contemplated hereunder or thereunder (any such notice, report or other communication, an “MNPI Notice”), the Obligors, instead of delivering such MNPI Notice to the Purchaser Agent and Purchasers, shall deliver such MNPI Notice solely to Kristian Wiggert (at kwiggert@oberlandcapital.com, attention: Kristian Wiggert) (or to such other Person as specified by Purchaser Agent in writing from time to time) and not to any other Person.

Section 6.3          Maintenance of Properties.  (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and casualty and condemnation events excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.

Section 6.4        Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required U.S. federal income and other material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all U.S. federal income tax set forth on such returns and reports and all other material federal, foreign, state and local taxes, assessments, deposits and contributions owed by Issuer or its Subsidiaries in all jurisdictions in which Issuer or any such Subsidiary is required to file tax returns, except for taxes being contested in good faith through appropriate proceedings, and shall pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

Section 6.5           Insurance.

(a)        Keep Issuer’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Issuer’s and its Subsidiaries’ industry and location.  Insurance policies shall be in form and with coverage amounts (x) not less than the amount of coverage under policies in effect as of the Effective Date and (y) otherwise customary and reasonable for companies in Issuer’s line of business.  Subject to Section 3.9, all property policies shall have a lender’s loss payable endorsement showing Purchaser Agent as lender loss payee and waive subrogation against Purchaser Agent, and all liability policies (excluding any business interruption insurance and directors’ and officers’ liability insurance) shall show, or have endorsements showing, Purchaser Agent, as additional insured.  Purchaser Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Purchaser Agent, that it will give Purchaser Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled; provided that, if any such provider does not agree to provide such notice, then Issuer or the applicable Subsidiary shall not materially alter or cancel any such policy or policies without giving Purchaser Agent thirty (30) days prior written notice.  At Purchaser Agent’s written request, the Obligors shall deliver certified copies of policies and evidence of all premium payments.

(b)          Proceeds payable under any policy and any other proceeds of an Involuntary Disposition shall, at Purchaser Agent’s option, be payable to Purchaser Agent, for the benefit of the Secured Parties, on account of the Obligations.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Obligors shall have the option of applying the proceeds of any casualty policy or other proceeds of an Involuntary Disposition, collectively, together with all such proceeds reinvested, up to an aggregate amount of $10,000,000 (the “Reinvestment Cap”), toward the replacement or repair of such property within one-hundred and eighty (180) days of the date of the receipt of such proceeds or such Involuntary Disposition; provided that (i) any proceeds so reinvested shall be held in a Controlled Account until they are reinvested pursuant to this clause, (ii) proceeds in excess of the Reinvestment Cap shall be payable to Purchaser Agent, for the benefit of the Secured Parties, on account of the Obligations and (iii) any such replaced or repaired property (x) shall be of equal or like value as the replaced or repaired Collateral that is the subject of such casualty event or Involuntary Disposition and (y) shall be deemed Collateral in which Purchaser Agent has been granted a first priority (except to the extent such replaced or repaired property was for property subject to a Permitted Priority Lien) security interest.

(c)          If Issuer or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Purchaser Agent and/or any Purchaser may make, at Issuer’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Purchaser Agent or such Purchaser deems prudent.

Section 6.6          Operating Accounts.

(a)        Maintain all of Obligors’ Collateral Accounts in Controlled Accounts in accordance with the terms under this Agreement or other Note Documents.

(b)          Provide Purchaser Agent five (5) Business Days’ prior written notice before any Obligor establishes any Collateral Account at or with any Person other than the institutions identified to Purchaser Agent in the Perfection Certificate delivered by the Obligors as of the Effective Date.  In addition, for each Collateral Account that an Obligor at any time establishes after the Effective Date, and for each Collateral Account of any Subsidiary that is acquired or created pursuant to Section 6.12 that is required to become an Obligor, such Obligor or such Subsidiary shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account, to perfect Purchaser Agent’s Lien in such Collateral Account in accordance with the terms hereunder within thirty (30) days (or such longer period as Purchaser Agent may agree in its sole discretion) following the establishment or acquisition of such Collateral Account, which Control Agreement or other instrument, as applicable, may not be terminated by Issuer or such Subsidiary without prior written consent of Purchaser Agent; provided that, no Obligor may transfer any funds or investments into or maintain any funds in any Collateral Account unless such Obligor has executed and delivered a Control Agreement that remains in effect in accordance with this Section (subject to Section 3.9).

(c)        Maintain the Designated Deposit Account at all times as Issuer’s primary operating account and as a Controlled Account, which shall be located in the United States.

(d)         At all times, either (i) provide Purchaser Agent with read-only online access to all Deposit Accounts, Securities Accounts and Commodity Accounts of Issuer and its Subsidiaries or (ii) promptly (and in any event within two Business Days of any request), deliver such current bank statements and other information relating to all Deposit Accounts, Securities Accounts and Commodity Accounts of Issuer and its Subsidiaries as Purchaser Agent may request from time to time.

(e)       For the avoidance of doubt, no Obligor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with Sections 6.6(a) and (b).

Section 6.7          Regulatory Approvals; Protection of Intellectual Property Rights.

(a)        Maintain, in full force and effect in all material respects, each material Regulatory Approval required to conduct their respective businesses as conducted from time to time; provided that such Obligor or such Subsidiary shall not be required to preserve any such Regulatory Approval if such Obligor or such Subsidiary shall determine in its reasonable good faith judgment that the preservation thereof is no longer necessary in the conduct of the Development, Commercialization or Manufacture of the Included Products.

(b)        At its sole expense, use commercially reasonable efforts (including taking legal action to specifically enforce the applicable terms of any License Agreement, to the extent it is commercially reasonable to do so) to (i) prepare, execute, deliver, file and have registered any and all agreements, documents or instruments which are necessary to diligently maintain the Material Patents and any material Trademarks within the Product Intellectual Property, (ii) timely pay all maintenance, annuity or renewal fees for the Material Patents and any material Trademarks within the Product Intellectual Property, (iii) ensure that all patent applications corresponding to the Material Patents are diligently prosecuted with the intent to protect the Included Products, and (iv) diligently defend or assert all Intellectual Property owned by or licensed to Issuer or any Subsidiary and relating to the Included Products against infringement, misappropriation, violation or interference by any other Persons, and against any claims of invalidity or unenforceability (including, without limitation, by bringing any legal action for infringement or defending any claim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-enforceability), except in the case of this clause (i) through (iv), where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.  No Obligor shall, and each Obligor shall use its commercially reasonable efforts to cause any Licensee not to, disclaim or abandon the Material Patents or any material Trademarks within the Product Intellectual Property, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(c)          [Reserved].

(d)         In the event that any Obligor or any Subsidiary becomes aware that the Development, Manufacture, importation and/or other exploitation of any Included Product or the provision or Commercialization of any Included Product infringes, misappropriates or otherwise violates any Intellectual Property that is owned or controlled by a Third Party, use commercially reasonable efforts to attempt to secure the right to use such Intellectual Property on behalf of itself and any affected Licensee, as applicable, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(e)          Take any and all actions and prepare, execute, deliver and file any and all agreements, documents or instruments to secure and maintain, all applicable Regulatory Approvals, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(f)        In the event that any Obligor acquires Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Intellectual Property shall automatically constitute part of the Collateral under this Agreement, without further action by any party, in each case from and after the date of such acquisition (except that any representations or warranties of any Obligor shall apply to any such Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein).

Section 6.8          Litigation Cooperation.  Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Purchaser Agent and the Purchasers, without expense to Purchaser Agent or the Purchasers, each Obligor and each of such Obligor’s officers, employees and agents and Books, to the extent that Purchaser Agent or any Purchaser may reasonably deem them necessary to prosecute or defend any third‑party suit or proceeding instituted by or against Purchaser Agent or any Purchaser with respect to any Collateral or relating to Issuer or any of its Subsidiaries.

Section 6.9          Notices of Litigation and Default.

(a)        Provide (x) prompt written notice to Purchaser Agent of any litigation or governmental proceedings pending or threatened in writing against Issuer or any of its Subsidiaries, (I) which could reasonably be expected to result in damages or costs to Issuer or any of its Subsidiaries (x) prior to the Milestone Event, of $500,000 or more or (y) from and after the Milestone Event, $1,000,000 or more, or (II) which could reasonably be expected to result in a Material Adverse Change, (y) prompt written updates to Purchaser Agent and the Purchasers of any material development in any litigation or proceedings described in the preceding clause (x), and (z) promptly upon obtaining knowledge thereof, notice of any ANDA filing with the FDA or the commencement of any ANDA litigation.

(b)       Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon any Obligor obtaining knowledge of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, provide written notice to Purchaser Agent and the Purchasers of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

Section 6.10        Landlord Waivers; Bailee Waivers.  In the event that any Obligor, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee (other than the delivery of products to hospitals, research institutions, or contract research organizations for trial or evaluations in the ordinary course of business consistent with past practice), in each case pursuant to Section 7.2, then, in the event that the new location is the chief executive office of such Obligor, or the value of Collateral at any such new location is valued in excess of $1,000,000 in the aggregate, such Obligor shall use its commercially reasonable efforts to obtain a bailee waiver or landlord waiver, as applicable, from such bailee or landlord in form and substance reasonably satisfactory to Purchaser Agent.

Section 6.11         [Reserved].

Section 6.12      Creation/Acquisition of Subsidiaries.  In the event (x) any Obligor or any of its Subsidiaries creates or acquires any Subsidiary after the Effective Date or (y) any Subsidiary of an Obligor ceases to constitute an Excluded Subsidiary, then in each case, provide prior written notice to Purchaser Agent of the creation or acquisition of such new Subsidiary or such Subsidiary ceasing to be an Excluded Subsidiary, as the case may be, and promptly (and in any case within thirty (30) days of such formation, acquisition or cessation, as applicable (or within such later date as the Purchaser Agent may consent to in its reasonable discretion)), in each case (i) take all such action as may be reasonably required by Purchaser Agent or any Purchaser to cause each such Subsidiary (other than an Excluded Subsidiary) to guarantee the Obligations of such Obligor under the Note Documents (including, without limitation, the execution and delivery of a Guarantee Assumption Agreement, or supplement(s) to any security agreements, pledges, officer’s certificate and, if requested by Purchaser Agent, an opinion of counsel), (ii) grant a continuing pledge and security interest in and to any assets of such Subsidiary (other than an Excluded Subsidiary) that constitute Collateral, and (iii) grant and pledge to Purchaser Agent, for the benefit of the Secured Parties, a perfected security interest in the Shares of each such created or acquired Subsidiary.

Section 6.13        [Reserved].

Section 6.14      Employee and Pension Matters. Other than a customary 401(k) plan, no Obligor nor any ERISA Affiliate shall sponsor, establish, maintain, participate in or incur any liability in respect of any “employee pension benefit plan” as defined in Section 3(2) of ERISA.

Section 6.15       Use of Proceeds.  Use the proceeds of the Notes solely as working capital and for business purposes not in violation of the provisions of this Agreement, and not (i) for personal, family, household or agricultural purposes or (ii) directly or indirectly, for the purpose of purchasing or carrying Margin Stock.

Section 6.16        Further Assurances.

(a)        Execute any further instruments and take further action as Purchaser Agent or any Purchaser reasonably requests to grant, perfect or continue Purchaser Agent’s Lien in the Collateral or to effect the purposes of this Agreement; provided that, with respect to the perfection of Collateral comprised of foreign Intellectual Property registered in a jurisdiction outside the United States, the applicable Obligor shall only be required to enter into such agreements and make such filings to create and perfect the security interests granted by such Obligor in such Collateral upon the request of Purchaser Agent.

(b)        If any fee interest in real property (including improvements thereto) with a book value or Fair Market Value greater than or equal to $2,000,000 are acquired by an Obligor after the Effective Date, the Obligors will notify Purchaser Agent thereof within ten (10) Business Days, and, if requested by Purchaser Agent, within sixty (60) days thereof (or such longer period as approved by Purchaser Agent in its sole discretion) will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other Obligors to take, such actions as shall be necessary or requested by the Purchaser Agent to grant and perfect such Liens, including, without limitation, delivery of mortgages, deeds of trust, title insurance and/or flood insurance policies, surveys and such other deliverables as Purchaser Agent may request, all at the expense of the Obligors.

ARTICLE VII
NEGATIVE COVENANTS

Each Obligor shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Purchasers:

Section 7.1        Transfers.  Convey, sell, lease, license (including by way of covenants not to sue), transfer, assign, contribute or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its assets, business or property, or permit any of its Subsidiaries to issue any Equity Interests (other than to an Obligor), except for:

(a)          Transfers of Inventory, including to end users (through wholesalers or other typical sales channels) or to distributors, in the ordinary course of business;

(b)          Transfers of Equipment, Inventory and other Goods that are worn out or obsolete;

(c)         Transfers from a Subsidiary of an Obligor to an Obligor or from one Obligor to another Obligor, provided that any assets so Transferred will continue to be subject to a first priority (subject to Permitted Priority Liens) security interest in favor of Purchaser Agent and Transfers from Full Guarantors to Limited Guarantors shall be for Fair Market Value cash consideration;

(d)       leases or subleases of real property, or non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) to third parties;

(e)        exchanges of existing equipment for new equipment that is substantially similar or reasonably equivalent to the equipment being exchanged and that has a value equal to or greater than the equipment being exchanged;

(f)        Transfers of equipment to the extent that (A) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (B) the proceeds (determined on an after-tax basis) of such disposition are applied to the purchase price of such replacement;

(g)         Transfers to landlords of improvements or fixtures made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(h)        Transfers of receivables in connection with the collection, settlement or compromise thereof, and the forgiveness, release or compromise of any amount owed to Issuer or any Subsidiary in the ordinary course of business;

(i)         Transfers in the ordinary course of business consisting of the abandonment of Intellectual Property (other than Material Patents) which, in the reasonable good faith determination of Issuer, are not material to the conduct of its business;

(j)          any Involuntary Disposition;

(k)          use of Cash in the ordinary course of business or otherwise in transactions permitted hereunder;

(l)          the expiration or termination of any lease, sublease, license, sublicense, concession or other agreements in accordance with the terms thereof (provided that any expiration or termination of a Material Agreement shall comply with Section 7.11);

(m)        other Transfers of assets (other than Product Intellectual Property) for Fair Market Value in an amount not to exceed (i) prior to the Milestone Event, $500,000 and (ii) from and after the Milestone Event, $2,000,000, in each case, in the aggregate in any calendar year;

(n)          Permitted Liens, Permitted Distributions to Obligors, Permitted Licenses and transactions expressly permitted by Section 7.3;

(o)          other Transfers made in accordance with the terms of the Apexian Termination Agreement; and

(p)          the sale or transfer of the PS Product Revenue pursuant to a Royalty Financing.

Section 7.2          Changes in Business, Management, Ownership, or Business Locations.

(a)         Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Issuer and such Subsidiary, as applicable, as of the Effective Date or reasonably related, ancillary or incidental thereto; or (b) liquidate or dissolve (other than as permitted by Section 7.3).

(b)         Without at least (x) with respect to clauses (B), (C), (D), (E) or (F), ten (10) days’ prior written notice to Purchaser Agent or (y) with respect to clause (A), providing notice concurrently with the delivery of quarterly financial statements pursuant to Section 6.2(a)(i): (A) add any new offices (other than a new chief executive office location of any of the Obligors) or locations where Collateral is located (other than work in progress Inventory or Inventory in transit), including warehouses (unless such new offices or locations (i) contain less than $1,000,000 in assets or property of Issuer or any of its Subsidiaries or (ii) Issuer or such applicable Subsidiary has otherwise complied with the requirements of Section 6.10 in respect of a landlord or bailee waiver, as applicable, (B) change its jurisdiction of organization or incorporation, (C) change its organizational structure or type, (D) change its legal name, (E) change any organizational or company number (if any) assigned by its jurisdiction of organization or incorporation or (F) change its chief executive office location.

(c)          Hold or maintain Inventory or Equipment with a book value or Fair Market Value in excess of (x) prior to the Milestone Event, $1,000,000 or (y) from and after the Milestone Event, $2,000,000, in any jurisdiction where Purchaser Agent does not have a first priority perfected security interest satisfactory to Purchaser Agent in its sole discretion in such Inventory or Equipment.

Section 7.3        Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Equity Interests or property of another Person; provided that (a) nothing herein shall prohibit any Obligor from effecting such a transaction to the extent it qualifies as a Permitted Acquisition, and (b) an Obligor or a direct or indirect Subsidiary of an Obligor may merge, consolidate, liquidate or dissolve into (or, in the case of liquidation or dissolution, with assets being distributed to) another Obligor or a direct or indirect Subsidiary of an Obligor (provided that (x) if any such Person is Issuer, Issuer is the surviving legal entity, (y) if such Person is an Obligor (other than Issuer), the surviving Person shall be an Obligor (or the continuing or surviving Person shall substantially concurrently assume the Obligations of such Obligor hereunder in a manner reasonably satisfactory to the Purchaser Agent), and (z) if such Person is a Full Guarantor, the surviving Person shall be a Full Guarantor (or the continuing or surviving Person shall substantially concurrently assume the Obligations of a Full Guarantor hereunder in a manner reasonably satisfactory to the Purchaser Agent)), in each case so long as no Event of Default is occurring prior thereto or arises as a result therefrom.   Without limiting the foregoing, no Obligor shall, without Purchaser Agent’s prior written consent, enter into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of any Obligor (other than Issuer), unless (i) no Event of Default exists when such agreement is entered into, and (ii) such agreement does not give such Person the right to claim any fees, payments or damages prior to the closing of the applicable merger or acquisition from any Obligor in excess of (i) prior to the Milestone Event, $2,000,000 and (ii) after the Milestone Event, $3,500,000.

Section 7.4          Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.

Section 7.5        Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Priority Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Purchaser Agent, for the benefit of the Secured Parties) with any Person which directly or indirectly prohibits or has the effect of prohibiting Issuer, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Collateral, except for Permitted Negative Pledges or as otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

Section 7.6          Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

Section 7.7          Distributions; Investments.  (a) Pay any dividends (other than dividends payable solely in Equity Interests of Issuer) or make any distribution or payment in respect of, or redeem, retire or purchase any, Equity Interests of Issuer or any Subsidiary, in each case other than Permitted Distributions, or (b) directly or indirectly make any Investment other than Permitted Investments.

Section 7.8         Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction or series of related transactions with any Affiliate of Issuer or any of its Subsidiaries with an aggregate value in excess of (i) prior to the Milestone Event, $250,000 and (ii) from and after the Milestone Event, $500,000, in each case, in the aggregate, except for:

(a)         transactions existing on the Effective Date and disclosed on Schedule 7.8 (and any amendment thereto or replacement thereof to the extent such an amendment or replacement is not adverse in any material respect to Issuer and its Subsidiaries or Purchasers);

(b)         transactions between or among Obligors and Subsidiaries; provided that, except for Permitted Investments pursuant to clause (d)(ii) of the definition thereof, any transactions with Subsidiaries that are not Obligors are in the ordinary course of Issuer’s and the applicable Subsidiary’s (or Subsidiaries’) business, upon fair, customary and reasonable terms that are no less favorable to the Obligors than would be obtained in an arm’s length transaction with a non‑affiliated Person;

(c)          transactions (other than those between or among Obligors and Subsidiaries, which shall be subject to the conditions set forth in clause (b) above), on fair and reasonable terms that are no less favorable to Issuer or such Subsidiary as would be obtainable by Issuer or such Subsidiary at the time in a comparable arm’s-length transaction with a non-affiliated Person;

(d)         customary compensation (including performance, discretionary, retention, relocation, transaction and other special bonuses and payment, severance payments and payments pursuant to employment agreements), other benefits (including retirement, health, stock option and other benefit plans, life insurance, disability insurance and other equity (or equity-linked) awards) and indemnification of, and other employment arrangements with, employees, directors and officers and consultants of Issuer and its Subsidiaries, and reimbursements of expenses of current or former employees, directors and officers and consultants, in each case, in the ordinary course of business and approved by the Issuer’s Board of Directors to the extent required by the Issuer’s organizational documents;

(e)          the issuance of Equity Interests of Issuer to Affiliates in exchange for cash; provided that the terms of such transaction are no less favorable to Issuer than those that would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(f)          any transaction permitted by clause (e) of the definition of “Permitted Investments” and clauses (a), (c) and (e) of the definition of “Permitted Distributions”.

Section 7.9          Permitted Convertible Notes; Subordinated Debt.

(a)         (i) Repurchase or redeem (or call for redemption), exchange or otherwise prepay any Permitted Convertible Notes, or settle any conversions of any Permitted Convertible Notes in cash (other than cash in lieu of fractional shares); provided, that notwithstanding the foregoing and anything else to the contrary in this Agreement, Issuer may repurchase, exchange or induce the conversion of Permitted Convertible Notes by delivery of common stock of Issuer or (ii) amend any provision in any document relating to the Permitted Convertible Notes which would increase the amount thereof, accelerate the principal or other payment in respect thereof or increase the interest rate or premiums payable thereon or adversely affect the subordination thereof to Obligations owed to the Purchasers.

(b)          (i) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (ii) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Purchasers.

Section 7.10         Compliance with Laws.

(a)          (i) Become required to be registered as an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or as one of its activities extending credit to purchase or carry Margin Stock, or use the proceeds of any issuance of Notes directly or indirectly for that purpose; (ii) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, each as defined in ERISA; (iii) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change; or (iv) withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Issuer or any of its Subsidiaries, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(b)       Cause or suffer to exist (i) any event that could result in the imposition of a Lien with respect to any Pension Plan or Multiemployer Plan or (ii) any other ERISA Event that, in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(c)        (i) Use, or permit any of their Subsidiaries, controlled Affiliates, employees or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement to use, any proceeds of the Notes for the purposes of financing the activities of or involving any Person who is debarred, excluded, suspended, disqualified or otherwise limited from participation in any U.S. state or federal health care program or any Clinical Trial or from providing any services in connection with any Regulatory Approval, or (ii) directly or indirectly, enter into any documents, instruments, agreements, contracts with, or otherwise employ a Person who is debarred, excluded, suspended, disqualified or otherwise limited from participation in any U.S. state or federal health care program or any Clinical Trial or from providing any services in connection with any Regulatory Approval.  Issuer and each of its Subsidiaries shall promptly notify Purchaser Agent if Issuer or such Subsidiary has knowledge that Issuer, or any Subsidiary or controlled Affiliate of Issuer, or any of their respective officers, directors, employees, agents, vendors, or independent contractors has been debarred, excluded, suspended, disqualified or otherwise limited from participation in Medicare, Medicaid or any other state health care program or any federal health care program as defined in 42 U.S.C. § 1320a-7b(f), or convicted of any crime for which debarment is mandated by 21 U.S.C. 335a(a) or authorized by 21 U.S.C. 335a(b), or exclusion is required pursuant to 42 U.S.C. 1320a-7b and related regulations.

(d)        Use, or permit any of their Subsidiaries, controlled Affiliates, or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement to use, any proceeds of the Notes for the purposes of financing the activities of or involving any Sanctioned Person in violation of Sanctions, or permit any Subsidiary or controlled Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Sanctioned Person in violation of Sanctions.  Issuer and each of its Subsidiaries shall immediately notify Purchaser Agent if Issuer or such Subsidiary has knowledge that Issuer, or any Subsidiary or controlled Affiliate of Issuer, is a Sanctioned Person in violation of Sanctions or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Neither Issuer nor any of its Subsidiaries shall, nor shall Issuer or any of its Subsidiaries, permit any controlled Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Sanctioned Person in violation of Sanctions, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Sanctioned Person in violation of Sanctions, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or sanctioned pursuant to any Sanctions (including Executive Order No. 13224 or any similar executive order), other Anti‑Terrorism Law or other Anti-Corruption Laws, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions (including Executive Order No. 13224 or any similar executive order), other Anti‑Terrorism Law or other Anti-Corruption Laws.

(e)          Fail to comply, and to cause all other Persons, if any, on or occupying any Facilities to comply, with all Environmental Laws, in each case except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Change.

(f)         Use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not reasonably be expected to result in a Material Adverse Change.

(g)       Fail to maintain, or enforce, reasonable policies and procedures designed to ensure that officers, directors, shareholders, employees and agents comply in all material respects with all applicable Privacy Laws, Healthcare Laws and federal and state securities laws when receiving, storing, disseminating and otherwise handling confidential information and material non-public information of business counterparts.

Section 7.11         Material Agreements.

(a)         Fail to comply with any term or condition of, or fail to fulfill any obligation under, any Material Agreement, or take or fail to take any action that, in each case, could result in a right of any counterparty to a Material Agreement to terminate such Material Agreement if such termination could adversely affect in any material respect the interests of Issuer, the Purchaser Agent or the Purchasers or could reasonably be expected to result in a Material Adverse Change.

(b)          Except as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change, upon the occurrence of a material breach of any Material Agreements by any other party thereto, fail to enforce (and cause its Subsidiaries to seek to enforce all of their) any and all rights and remedies available to Issuer and its Subsidiaries thereunder (provided that, the Purchaser Agent shall have the right, but not the obligation, to cure any such breach in accordance with the cure period set forth in such Material Agreements or as otherwise agreed with the applicable counterparty).

(c)        (i) Amend, modify, restate, cancel, supplement, terminate or waive any provision of any Material Agreement, or grant any consent thereunder, or agree to do any of the foregoing, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change or be adverse in any material respect to the interests of the Purchasers; provided that any amendment or modification of the Viatris License that changes the timing or reduces the amount of payments in any material respect under the Viatris License shall be deemed to be adverse in a material respect to the interests of the Purchasers and shall require the consent of the Purchasers), (ii) take or omit to take any action that results in (x) the termination of the Viatris License or that permits the Viatris License to be terminated by any counterparty thereto prior to its stated date of expiration or (y) the termination of any other Material Agreement or that permits a Material Agreement to be terminated by any counterparty thereto prior to its stated date of expiration, if termination of such Material Agreement could reasonably be expected to be adverse to the interests of the Purchasers (other than, in each case, termination of the Apexian Termination Agreement and Apexian Agreement), or (iii) enter into any Restricted License that is not a Permitted License pursuant to clause (h) thereof.

Section 7.12        Accounting Changes.  Change (a) its accounting policies or reporting practices to a standard other than GAAP, or (b) its fiscal year.

ARTICLE VIII
EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

Section 8.1          Payment Default.

(a)         Issuer fails to (i) make any payment of principal on any Notes or of any Repayment Amount on its due date, or (ii) make any payment of interest, make any payment pursuant to Section 2.3(f) of original issue discount (as determined for U.S. federal income tax purposes) on the Notes within three (3) Business Days of when such payment is due; or

(b)        Issuer fails to pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof).

Section 8.2          Covenant Default.

(a)          Issuer or any of its Subsidiaries fails or neglects to perform any obligations in 2.4, 3.9, 6.1(a) (solely as to the existence of the Obligors), 6.2, 6.6, 6.9(b), 6.12, 6.15 or 6.16 or violates any covenant in Article VII (other than Section 7.2(c)); or

(b)          Issuer, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Note Documents, and as to any Default (other than those specified in this Article VIII) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the Default within twenty (20) days after the occurrence thereof. Grace periods provided under this Section 8.2(b) shall not apply to any covenants set forth in Section 8.2(a) above.

Section 8.3          Material Adverse Change.  A Material Adverse Change occurs.

Section 8.4          Attachment; Levy; Restraint on Business.

(a)         a notice of lien, levy, or assessment is filed against Issuer or any of its Subsidiaries or their respective assets by any government agency, or any analogous process in any jurisdiction and the same is not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided that, no Notes shall be purchased during any thirty (30) day cure period; and

(b)         (i) Any material portion of Issuer’s or any of its Subsidiaries’ assets is attached, expropriated, sequestrated, seized, levied on, or comes into possession of a trustee or receiver or any analogous process in any jurisdiction, or (ii) any court order enjoins, restrains, or prevents Issuer or any of its Subsidiaries from conducting any material part of its business and such court order is not, within thirty (30) days after the issuance thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided that no Notes shall be purchased during any such thirty (30) day cure period.

Section 8.5          Insolvency.  (a) Issuer or any of its Subsidiaries is or becomes Insolvent, generally does not or is unable to pay its debts as the same become due, or meet its liabilities as the same become due, or shall admit in writing its inability to pay its debts generally; (b) Issuer or any of its Subsidiaries begins an Insolvency Proceeding; (c) an Insolvency Proceeding is begun against Issuer or any of its Subsidiaries and not dismissed or stayed within forty‑five (45) days after institution thereof; or (d) a moratorium is declared in respect of any Indebtedness of any Obligor and for the avoidance of doubt, if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

Section 8.6          Other Agreements.  (a) A default shall occur in the payment of any amount when due (subject to any applicable grace period) of any principal or stated amount of, or interest or fees on, any Indebtedness of Issuer or any of its Subsidiaries having an outstanding principal amount, individually or in the aggregate, in excess of $750,000 (provided that such amount shall increase to $2,500,000 from and after the Milestone Event), (b) there is a default in any agreement to which Issuer or any of its Subsidiaries is a party with a third party or parties (i) that could entitle or permit such third party or parties, after the giving of notice or the expiration of any applicable grace periods, to accelerate the maturity of any Indebtedness in an aggregate outstanding amount in excess of $750,000 (provided that such amount shall increase to $2,500,000 from and after the Milestone Event) (even if such third party is restricted from accelerating the maturity of such Indebtedness, including pursuant to the terms of a subordination or other similar agreement) or (ii) that could reasonably be expected to result in a Material Adverse Change or (c) there occurs under any Permitted Bond Hedge Transaction or Permitted Warrant Transaction an “early termination date” (or similar event) resulting from any event of default or termination event thereunder as to which Issuer or any Subsidiary is the “defaulting party” (or similar term) or the “affected party” (or similar term) and the termination value owed by Issuer or such Subsidiary as a result thereof, taken together, is greater than $750,000 (provided that such amount shall increase to $2,500,000 from and after the Milestone Event), and such termination value is required to be paid in cash and may not be settled by the delivery of shares of Issuer.

Section 8.7       Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $750,000 (provided that such amount shall increase to $2,500,000 from and after the Milestone Event) (not covered by independent third‑party insurance (other than customary deductibles) as to which liability has not been denied by such insurance carrier) shall be rendered or approved by a court of competent jurisdiction against Issuer or any of its Subsidiaries and shall remain unsatisfied, unvacated or unstayed for a period of forty-five (45) days after the entry thereof.

Section 8.8          Misrepresentations.  Issuer or any of its Subsidiaries or any Responsible Officer of Issuer or any of its Subsidiaries makes any representation, warranty, or other written statement of fact now or later in this Agreement, any Note Document or in any writing delivered to Purchaser Agent and/or Purchasers, and such representation, warranty, or other written statement is incorrect in any material respect when made.

Section 8.9          Permitted Convertible Notes.  A default, breach, “event of default”, “fundamental change” or other event occurs under the terms of any Permitted Convertible Notes that gives the holders thereof the right to require the repurchase of, or to accelerate, such Permitted Convertible Notes or that could otherwise trigger any mandatory repurchases or redemptions of such Permitted Convertible Notes (other than any early conversion, redemption, repurchase or settlement thereof that is effected solely in Equity Interests of Issuer, together with nominal cash payments in lieu of fractional shares), whether or not or the holders or the trustee (on behalf of the holders) has required the issuer thereof to repurchase or redeem such Permitted Convertible Notes pursuant to such event.

Section 8.10        Guaranty.  (a) Any Guaranty terminates or ceases for any reason to be in full force and effect (other than a release thereof in accordance with the Note Documents); (b) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (c) the liquidation, winding up, or termination of existence of any Guarantor (except as expressly permitted by Section 7.3).

Section 8.11      Governmental Approvals.  Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non‑renewal has resulted in or could reasonably be expected to result in a Material Adverse Change.

Section 8.12      Lien Priority. Any Lien created hereunder or by any other Note Document shall at any time fail to constitute a valid and perfected Lien on any material portion of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Priority Liens.

Section 8.13       Subordinated Debt.  A default or breach occurs under any subordination provision of any subordination, intercreditor, or other similar agreement in respect of any Subordinated Debt with Purchaser Agent or the Purchasers, on the one hand, and any such creditor that has signed such an agreement with Purchaser Agent or the Purchasers, on the other hand.  For the avoidance of doubt, defaults or breaches by any Secured Party shall not constitute an Event of Default hereunder.

Section 8.14       Adverse Regulatory Event.  (i) An Adverse Regulatory Event occurs that, individually or when taken together with each other Adverse Regulatory Event that has occurred since the Effective Date, has or would reasonably be expected to result in, a Material Adverse Change, or (ii) (A) Issuer or any Subsidiary is debarred, excluded, suspended, or otherwise limited from participation in any United States federal health care program or (B) Issuer or any Subsidiary is debarred, excluded, suspended for more than 180 days, disqualified or otherwise limited in a manner that has a material and adverse impact on the revenues of Issuer and its Subsidiaries, taken as a whole, from participation in any United States state health care program (it being understood and agreed that failure to be included on a formulary in the ordinary course shall not constitute an exclusion or limitation from participation for purposes of this Section 8.14).

Section 8.15        Delisting.  The common stock of Issuer is delisted from Nasdaq because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in the common stock of Issuer not being listed on any other nationally recognized stock exchange in the United States having listing standards at least as restrictive as Nasdaq.

For the avoidance of doubt, a Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly set forth in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Purchasers.

ARTICLE IX
RIGHTS AND REMEDIES

Section 9.1          Rights and Remedies.

(a)         Upon the occurrence and during the continuance of an Event of Default, Purchaser Agent may, and at the written direction of Required Purchasers shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Issuer, (ii) by notice to Issuer declare the Repayment Amount and all other Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs the Repayment Amount and all other Obligations shall be immediately due and payable without any action by Purchaser Agent or the Purchasers) or (iii) by notice to Issuer suspend or terminate the Commitments (but if an Event of Default described in Section 8.5 occurs all Commitments shall be immediately terminated without any action by Purchaser Agent or the Purchasers).

(b)         Without limiting the rights of Purchaser Agent and the Purchasers set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Purchaser Agent shall have the right at the written direction of the Required Purchasers, without notice or demand, to do any or all of the following:

(i)          foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii)      apply to the Obligations any (1) balances and deposits of Issuer that Purchaser Agent or any Purchaser holds or controls, or (2) any amount held or controlled by Purchaser Agent or any Purchaser owing to or for the credit or the account of Issuer;

(iii)     commence and prosecute an Insolvency Proceeding or consent to any Obligor commencing any Insolvency Proceeding; and/or

(iv)        exercise all of its rights and remedies as provided in any Note Document.

(c)        Without limiting the rights of Purchaser Agent and the Purchasers set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Purchaser Agent shall have the right, without notice or demand, to do any or all of the following:

(i)        settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Purchaser Agent considers advisable, notify any Person owing Issuer money of Purchaser Agent’s security interest in such funds, and verify the amount of such account;

(ii)        make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Each Obligor shall assemble the Collateral if Purchaser Agent requests and make it available in a location as Purchaser Agent reasonably designates.  Purchaser Agent may peaceably enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Each Obligor grants Purchaser Agent a license to enter and occupy any of its premises, without charge, to exercise any of Purchaser Agent’s rights or remedies;

(iii)      ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral.  Purchaser Agent is hereby granted a non‑exclusive, royalty‑free license or other right to use, without charge, each Obligor and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Purchaser Agent’s exercise of its rights under this Section 9.1, each Obligor’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Purchaser Agent, for the benefit of the Secured Parties;;

(iv)        place a “hold” on any account maintained with Purchaser Agent or the Purchasers and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v)         demand and receive possession of any Obligor’s Books;

(vi)      appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Issuer or any of its Subsidiaries; and

(vii)      subject to Sections 9.1(a) and (b), exercise all rights and remedies available to Purchaser Agent and each Purchaser under the Note Documents or at law or equity, including all remedies provided under the UCC (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence and during the continuance of any Event of Default, Purchaser Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Purchasers following the occurrence of an Exigent Circumstance.  As used in the immediately preceding sentence, “Exigent Circumstance” is any event or circumstance that, in the reasonable judgment of Purchaser Agent, imminently threatens the ability of Purchaser Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Issuer or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Purchaser Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

For the avoidance of doubt the Repayment Amount shall be due and payable at any time the Obligations become due and payable or are otherwise accelerated hereunder for any reason, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Issuer in accordance with Section 9.1(a), or automatically, in accordance with the parenthetical to Section 9.1(a)(ii)), by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Notes or Note Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of the Purchasers in receiving the full benefit of their bargained-for Repayment Amount).  The Obligors acknowledge and agree that none of the Repayment Amount shall constitute unmatured interest, whether under Section 502(b)(2) of the United States Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Purchasers receive the benefit of their bargain under the terms of this Agreement.  Upon becoming due and payable pursuant to the terms of this Agreement, the Repayment Amount shall be deemed to be principal of the Notes and interest shall accrue thereon from and after the applicable triggering event.  In the event the Obligations are reinstated in connection with or following any applicable triggering event (whether pursuant to Section 1124 of the United States Bankruptcy Code or otherwise), it is understood and agreed that the Obligations shall include any Repayment Amount payable in accordance with the Note Documents.  The Obligors acknowledge and agree that the Purchasers shall be entitled to recover the full amount of the Repayment Amount in each and every circumstance such amount is due pursuant to or in connection with this Agreement, including in the case of any Insolvency Proceeding affecting Issuer or any of its Subsidiaries, so that the Purchasers shall receive the benefit of their bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance.  EACH OBLIGOR HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY PORTION OF THE FULL REPAYMENT AMOUNT AND ANY DEFENSE TO PAYMENT OF THE FULL REPAYMENT AMOUNT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY, AMBIGUITY, OR OTHERWISE.  The Obligors further acknowledge and agree, and waive any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation.  Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate, and negotiate the Repayment Amount and the calculations thereof with its advisors, and that (i) the Repayment Amount is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the Repayment Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) each Obligor shall be estopped hereafter from claiming differently than as agreed to in this Section 9.1, (iv) the Issuer’s agreement to pay the Repayment Amount is a material inducement to the Purchaser’s agreement to purchase the Notes, and (v) the Repayment Amount represents a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Purchasers and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Purchasers or profits lost by the Purchasers as a result of such any applicable triggering event.  Any damages that the Purchasers may suffer or incur resulting from or arising in connection with any breach hereof or thereof by any Obligor shall constitute Obligations owing to the Purchasers.

Section 9.2      Power of Attorney.  Each Obligor hereby irrevocably appoints Purchaser Agent by way of security as its lawful attorney‑in‑fact, exercisable only upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Obligor’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign such Obligor’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Purchaser Agent determines reasonable; (d) make, settle, and adjust all claims under any Obligor’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) vote Shares constituting Collateral in any manner Purchaser Agent deems advisable for or against all matters on which shareholders, partners or members, as the case may be, may vote or otherwise act; and (g)  transfer the Collateral into the name of Purchaser Agent or a third party as the UCC or any applicable law permits.  Each Obligor hereby appoints Purchaser Agent as its lawful attorney‑in‑fact to sign such Obligor’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Purchaser Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until Payment in Full.  Purchaser Agent’s foregoing appointment as each Obligor’s or any of its Subsidiaries’ attorney in fact, and all of Purchaser Agent’s rights and powers, coupled with an interest, are irrevocable until Payment in Full.

Section 9.3       Protective Payments.  Solely while a Default or Event of Default has occurred and is continuing, if Issuer or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Issuer or any of its Subsidiaries is obligated to pay under this Agreement or any other Note Document, Purchaser Agent may obtain such insurance or make such payment, and all amounts so paid by Purchaser Agent are Reimbursable Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral.  Purchaser Agent will make reasonable efforts to provide Issuer with notice of Purchaser Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter.  No such payments by Purchaser Agent are deemed an agreement to make similar payments in the future or Purchaser Agent’s waiver of any Event of Default.

Section 9.4        Application of Payments and Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Obligor irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Purchaser Agent from or on behalf of any Obligor or any of its Subsidiaries of all or any part of the Obligations, and, as between the Obligors on the one hand and Purchaser Agent and Purchasers on the other, Purchaser Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Purchaser Agent may deem advisable notwithstanding any previous application by Purchaser Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Reimbursable Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of the Obligors owing to Purchaser Agent or any Purchaser under the Note Documents.  Any balance remaining shall be delivered to applicable Obligor or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.  Any reference in this Agreement to an allocation between or sharing by the Purchasers of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise.  Purchaser Agent, or if applicable, each Purchaser, shall promptly remit to the other Purchasers such sums as may be necessary to ensure the ratable repayment of each Purchaser’s portion of any Note and the ratable distribution of interest, fees and reimbursements paid or made by any Obligor.  Notwithstanding the foregoing, a Purchaser receiving a scheduled payment shall not be responsible for determining whether the other Purchasers also received their scheduled payment on such date; provided that, if it is later determined that a Purchaser received more than its ratable share of scheduled payments made on any date or dates, then such Purchaser shall remit to Purchaser Agent or other Purchasers such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Purchaser Agent.  If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Purchaser in excess of its ratable share, then the portion of such payment or distribution in excess of such Purchaser’s ratable share shall be received by such Purchaser in trust for and shall be promptly paid over to the other Purchaser for application to the payments of amounts due on the other Purchasers’ claims.  To the extent any payment for the account of an Obligor is required to be returned as a voidable transfer or otherwise, the Purchasers shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis.  If any Purchaser shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Purchaser Agent and other Purchasers for purposes of perfecting Purchaser Agent’s security interest therein.

Section 9.5          Liability for Collateral.  So long as Purchaser Agent and the Purchasers comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Purchaser Agent and the Purchasers, Purchaser Agent and the Purchasers shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  The Obligors bear all risk of loss, damage or destruction of the Collateral.

Section 9.6         Licenses Related to Included Products. For the purpose of enabling Purchaser Agent and Purchasers to exercise rights and remedies under this Article IX and the other Note Documents (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral), each Obligor hereby grants to Purchaser Agent an irrevocable, nonexclusive, assignable license (which license may be exercised only upon the occurrence and during the continuance of an Event of Default and for the purposes of, or in connection with, the exercise of remedies under this Article IX and the other Note Documents), without payment of royalty, return on net sales, revenue share or other compensation to Issuer or any of its Subsidiaries or Affiliates, including the right to practice, use, sublicense or otherwise exploit, solely in connection with the Included Products or other items in the Collateral, any Intellectual Property owned or controlled by such Person, wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof to the extent that such non-exclusive license is not prohibited by any applicable law; provided that the foregoing license shall not be granted to the extent that such license shall cause any Obligor to violate the terms of any agreement or arrangement between such Obligor and a Third Party.  Any license, sublicense or other transaction entered into by Purchaser Agent in accordance with the provisions of this Section 9.6 will be binding upon any applicable Obligor, notwithstanding any subsequent cure of an Event of Default.

Section 9.7        No Waiver; Remedies Cumulative.  Failure by Purchaser Agent or any Purchaser, at any time or times, to require strict performance by the Obligors of any provision of this Agreement or any other Note Document shall not waive, affect, or diminish any right of Purchaser Agent or any Purchaser thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Purchaser Agent and the Required Purchasers and then is only effective for the specific instance and purpose for which it is given.  The rights and remedies of Purchaser Agent and the Purchasers under this Agreement and the other Note Documents are cumulative.  Purchaser Agent and the Purchasers have all rights and remedies provided under the UCC, any applicable law, by law, or in equity.  The exercise by Purchaser Agent or any Purchaser of one right or remedy is not an election, and Purchaser Agent’s or any Purchaser’s waiver of any Event of Default is not a continuing waiver.  Purchaser Agent’s or any Purchaser’s delay in exercising any remedy is not a waiver, election, or acquiescence.

Section 9.8          Demand Waiver.  Each Obligor waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of Accounts, Documents, Instruments, Chattel Paper, and guarantees held by Purchaser Agent or any Purchaser on which Issuer or any Subsidiary is liable.

ARTICLE X
NOTICES; SERVICE OF PROCESS

All notices, consents, requests, approvals, demands or other communication (collectively, “Communication”) by any party to this Agreement or any other Note Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by email transmission as evidenced by a transmission confirmation sheet or server delivery confirmation notice, as applicable; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand‑delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below.  Any of Purchaser Agent, the Purchasers or Issuer may change its mailing address or email address by giving the other party written notice thereof in accordance with the terms of this Article X.

If to any Obligor:	Opus Genetics, Inc. 8 Davis Drive Durham, NC 27713 Attention: Rob Gagnon Email: [***]

with a copy (which shall not constitute notice) to:	Sidley Austin LLP 2323 Cedar Springs Suite 2600 Dallas, TX 75201 Attention: Angela Fontana Email: [***]

If to Purchaser Agent:	OPCM SA LLC c/o Oberland Capital Management LLC 1700 Broadway, 41st Floor New York, NY 10019 Attn: Kristian Wiggert Telephone: [***] E-mail: [***]

with a copy (which shall not constitute notice) to:	Covington & Burling LLP 30 Hudson Yards New York, NY 10001 Attention: Peter A. Schwartz Email: [***] Telephone: [***]

If to any Purchaser	As specified on the applicable signature page hereto.

Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Note Document, in the manner provided for notices in this Article X.  Nothing in this Agreement or any other Note Document will affect the right of any party hereto to serve process in any other manner permitted by applicable laws.  Each Foreign Obligor hereby irrevocably appoints Issuer as its agent for service of process with respect to all of the Note Documents and all other related agreements to which it is a party (the “Process Agent”) and Issuer hereby accepts such appointment as the Process Agent and hereby agrees to forward promptly to each Foreign Obligors all legal process addressed to such Foreign Obligor received by the Process Agent.

ARTICLE XI
CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

This Agreement and the other Note Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Note Document (except as may be expressly otherwise provided in any Note Document) shall be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

Each Obligor, Purchaser Agent and each Purchaser each submit to the exclusive jurisdiction of the courts of the State of New York sitting in the City and County of New York and of the United States District Court of the Southern District of New York and any appellate court thereof and agrees that all claims in respect of any such action, litigation or proceeding shall be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court; provided that the foregoing shall not preclude Purchaser Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE XI.

ARTICLE XII
GUARANTY

Section 12.1        The Guaranty.  Each Guarantor hereby jointly and severally with each other Guarantor guarantees to Purchaser Agent and the Purchasers, and their successors and assigns, (i) the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Notes, all fees and other amounts and Obligations from time to time owing to Purchaser Agent and the Purchasers by Issuer and each other Obligor under the Notes, this Agreement or any other Note Document and (ii) the full and prompt performance and observance by Issuer and the other Guarantors of each and all of the covenants, liabilities, obligations and agreements required to be performed or observed by such Obligors under the Notes, this Agreement or any other Note Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  Each Guarantor hereby further jointly and severally with each other Guarantor agrees that if Issuer or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 12.2        Obligations Unconditional.  The Guaranteed Obligations are absolute and unconditional, joint and several, independent and irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Issuer under the Notes, this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)          at any time or from time to time, without notice to the Guarantors, the manner, place, time for any payment, performance of or compliance with any of the Guaranteed Obligations shall be extended, amended, modified or waived;

(b)         any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted or any failure, lack of diligence, omission or delay on the part of Purchaser Agent or any Purchaser to enforce, assert or exercise any right, power or remedy conferred on it thereunder;

(c)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)          any Lien or security interest granted to, or in favor of, Purchaser Agent as security for any of the Guaranteed Obligations shall fail to be perfected or any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Guaranteed Obligations;

(e)          any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, examinership, liquidation, marshalling of assets and liabilities or similar events or proceedings with respect to any Obligor or any other guarantor of the Guaranteed Obligations, as applicable, or any of their respective property or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(f)         any merger or consolidation of any Obligor into or with any entity, or any sale, lease or transfer of any of the assets of any Obligor or any other guarantor of the Guaranteed Obligations to any other person or entity;

(g)         any change in the ownership of any Obligor or any change in the relationship between any Obligor or any other guarantor of the Guaranteed Obligations, or any termination of any such relationship;

(h)        the existence of any claim, set-off or other right which any Guarantor may have at any time against any Obligor, Purchaser Agent, any Purchaser or any other Person;

(i)        any failure by Purchaser Agent or any Purchaser to disclose to the Guarantors any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Obligor now or hereafter known to Purchaser Agent or any Purchaser;

(j)          any obligations or liabilities the Obligors or any other guarantor of the Guaranteed Obligations owed to any Guarantor;

(k)         the acceptance or the availability of any other security, collateral or guarantee, or other assurance of payment, for all or any part of the Guaranteed Obligations;

(l)          any default, act or omission to act or delay of any kind (willful or otherwise) by any Obligor, Purchaser Agent, any Purchaser or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of the Guarantors’ obligations hereunder (except that the Guarantors may assert the defense of payment in full of the Guaranteed Obligations); or

(m)        any notice of any sale, transfer or other disposition of any right, title or interest of Purchaser Agent or any Purchasers under the Notes, this Agreement or any other Note Document.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, notice of acceptance, notice of non-performance, nonpayment, default, acceleration, dishonor, protest and any other notices whatsoever, which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve any rights against the Guarantors with respect to or under the Notes, this Agreement or any other Note Document or any failure on the part of any Obligor, Guarantors or any other guarantor of the Guaranteed Obligations to perform or comply with any covenant, agreement, term or condition of the Notes, this Agreement or any other Note Document.  The Guarantors further expressly waive any requirement that Purchaser Agent or any Purchaser exhaust any right, power or remedy or proceed against Issuer under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or against or exhaust any security or collateral for, any of the Guaranteed Obligations.

Section 12.3        Reinstatement.  The obligations of the Guarantors under this Article XII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Issuer in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify Purchaser Agent and the Purchasers on demand for all documented out-of-pocket costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 12.4        Subrogation.  The Guarantors hereby jointly and severally agree that, until Payment in Full, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 12.1, whether by subrogation or otherwise, against Issuer or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 12.5        Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors, on one hand, and Purchaser Agent and the Purchasers, on the other hand, the obligations of Issuer under the Notes, this Agreement and under the other Note Documents may be declared to be forthwith due and payable as provided in Section 9.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.1) for purposes of Section 12.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Issuer and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Issuer) shall forthwith become due and payable by the Guarantors for purposes of Section 12.1.

Section 12.6      Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article XII constitutes an instrument for the payment of money, and consents and agrees that Purchaser Agent and the Purchasers, at their sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

Section 12.7     Continuing Guarantee.  The guarantee in this Article XII is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

Section 12.8        Rights of Contribution.  The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Fair Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 12.8 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article XII and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.  For purposes of this Section 12.8, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Fair Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Fair Share of such Guaranteed Obligations and (iii) “Fair Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Issuer and the Guarantors hereunder and under the other Note Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

Section 12.9      General Limitation on Guarantee Obligations.  In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 12.1 would otherwise, taking into account the provisions of Section 12.8, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, Purchaser Agent, any Purchaser or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.1         Successors and Assigns.

(a)        This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Issuer may not transfer, pledge or assign this Agreement or any rights or obligations under it without Purchaser Agent’s and each Purchaser’s prior written consent (which may be granted or withheld in Purchaser Agent’s and each Purchaser’s sole discretion, subject to Section 13.6).  The Purchasers have the right, without the consent of or notice to Issuer, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation or grant of a participation, a “Purchaser Transfer”) all or any part of, or any interest in, the Notes and the Purchasers’ obligations, rights, and benefits under this Agreement and the other Note Documents; provided that any such Purchaser Transfer (other than a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Note Documents shall require the prior written consent of the Required Purchasers (such approved assignee, an “Approved Purchaser”).  Issuer and Purchaser Agent shall be entitled to continue to deal solely and directly with such Purchaser in connection with the interests so assigned until Purchaser Agent shall have received and accepted an effective assignment or transfer agreement in form satisfactory to Purchaser Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Purchaser as Purchaser Agent reasonably shall require.  Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Purchaser Transfer (other than a Purchaser Transfer in connection with (x) assignments by a Purchaser due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Purchaser’s own financing or securitization transactions) shall be permitted, without Issuer’s consent, to any Person that is not an Eligible Assignee.

(b)        Purchaser Agent, acting solely for this purpose as a non-fiduciary agent of Issuer, shall maintain at its office referred to in Article X a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the commitments of, and principal amounts (and stated interest) of the Obligations owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Issuer, Purchaser Agent and each Purchaser shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of the Note Documents.  The Register shall be available for inspection by Issuer and each Purchaser, at any reasonable time and from time to time upon reasonable prior notice.  For the avoidance of doubt, (i) each Note issued pursuant to this Agreement is a registered obligation, (ii) the right, title and interest of each Purchaser and its assignees in and to such Notes shall be transferable only upon notation of such transfer in the Register and (iii) no assignment thereof shall be effective until recorded therein.  This Agreement shall be construed so that each Note is at all times maintained in “registered form” within the meaning of the Code and United States Treasury Regulations, including without limitation Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Section 5f.103-1(c) of the United States Treasury Regulations.

(c)         Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the United States Treasury regulations issued thereunder so that each Note is at all times maintained in “registered form” within the meaning of the Code and United States Treasury Regulations,  on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Notes or other obligations under the Agreement (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement or any Note) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code or United States Treasury Regulations, including without limitation Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder.  The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Purchaser Agent (in its capacity as Purchaser Agent) shall have no responsibility for maintaining a Participant Register. A participant shall not be entitled to receive any greater payment under Section 14.1 than any Purchaser would have been entitled to receive with respect to the participation sold to such participant. A participant’s entitlement to the benefits of Section 14.1 shall be subject to the requirements and limitations therein, including the requirements under Section 14.2.

Section 13.2        Indemnification.  Each Obligor agrees to indemnify, defend and hold Purchaser Agent and the Purchasers and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Purchaser Agent or the Purchasers (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party (including Issuer or any of its Subsidiaries) in connection with, related to, following, or arising from, out of or under, (i) the transactions contemplated by the Note Documents, (ii) any Notes or the use or proposed use of the proceeds therefrom or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Obligor or any of its Subsidiaries, or any Environmental Liability related in any way to any Obligor or any of its Subsidiaries; and (b) all losses or Reimbursable Expenses incurred, or paid by Indemnified Person in connection with, related to, following, or arising from, out of or under, the transactions contemplated by the Note Documents between Purchaser Agent, and/or the Purchasers and Issuer (including documented out-of-pocket attorneys’ fees and expenses of outside counsel), except for Claims and/or losses are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted from such Indemnified Person’s gross negligence or willful misconduct.  Issuer hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, documented out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the documented out-of-pocket fees and disbursements of outside counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Issuer or any of its Subsidiaries, and the documented out-of-pocket expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Purchaser Agent or Purchasers) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the Notes except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.  For the avoidance of doubt this Section 13.2 shall not apply to Tax matters, which shall be subject to Article XIV.  All amounts due under this Section 13.2 shall be payable not later than five (5) Business Days after demand therefor together with an invoice with respect thereto.

Section 13.3     Time of Essence.  Without prejudice to any grace periods contained in this Agreement, time is of the essence for the performance of all Obligations in this Agreement.

Section 13.4      Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

Section 13.5        Correction of Note Documents.  Purchaser Agent and the Purchasers may correct patent errors and fill in any blanks in this Agreement and the other Note Documents consistent with the agreement of the parties.

Section 13.6         Amendments in Writing; Integration.

(a)       No amendment, modification, termination or waiver of any provision of this Agreement or any other Note Document, no approval or consent thereunder, or any consent to any departure by Issuer or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Issuer, Purchaser Agent and the Required Purchasers provided that:

(i)         no such amendment, waiver or other modification that would have the effect of increasing or reducing a Purchaser’s Commitment or Commitment Percentage shall be effective as to such Purchaser without such Purchaser’s written consent; provided that a waiver of any condition precedent set forth in Sections 3.1 through 3.8 or of any Default or Event of Default is not considered an increase or reduction in Commitments of any Purchaser;

(ii)       no such amendment, waiver or modification that would affect the rights and duties of Purchaser Agent shall be effective without Purchaser Agent’s written consent or signature; and

(iii)        no such amendment, waiver or other modification shall, unless signed by all the Purchasers directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Note or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Note; (B) postpone the date fixed for, or waive, any payment of principal of any Note or of interest on any Note  (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) reduce the applicable Repayment Amount; (D) change the definition of the term “Required Purchasers” or the percentage of Purchasers which shall be required for the Purchasers to take any action hereunder; (E) release all or substantially all of the Collateral, authorize the Obligors to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (E), as otherwise may be expressly permitted under this Agreement or the other Note Documents (including in connection with any disposition permitted hereunder); (F) amend, waive or otherwise modify this Section 13.6 or the definitions of the terms used in this Section 13.6 insofar as the definitions affect the substance of this Section 13.6; (G) consent to the assignment, delegation or other transfer by Issuer of any of its rights and obligations under any Note Document or release Issuer of its payment obligations under any Note Document, except, in each case with respect to this clause (G), pursuant to a merger or consolidation permitted pursuant to this Agreement; (H) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Commitment, Commitment Percentage or that provide for the Purchasers to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (I) subordinate the Liens granted in favor of Purchaser Agent securing the Obligations; or (J) amend any of the provisions of Section 13.10.

(b)        Other than as expressly provided for in Sections 13.6(a)(i), (ii) and (iii), Purchaser Agent may, if requested by the Required Purchasers, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Issuer.

(c)       This Agreement and the Note Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Note Documents merge into this Agreement and the Note Documents.

Section 13.7        Counterparts; Effectiveness; Electronic Signature.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.  The words ‘execution’, ‘signed’, ‘signature’, ‘delivery’ and words of like import in or relating to any document to be signed in connection with this Agreement or any other Note Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar State laws based on the Uniform Electronic Transactions Act; provided, that nothing herein shall require any Person to accept electronic signatures in any form or format without its prior written consent.  Without limiting the generality of the foregoing, the parties hereto hereby (a) agree that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Purchasers and the Obligors, electronic images of this Agreement or any other Note Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (b) waive any argument, defense or right to contest the validity or enforceability of the Note Documents based solely on the lack of paper original copies of any Note Documents, including with respect to any signature pages thereto.

Section 13.8       Survival.  All covenants, representations and warranties made in this Agreement continue in full force and effect until Payment in Full. The obligation of the Obligors in Section 13.2 to indemnify each Purchaser and Purchaser Agent, as well as the confidentiality provisions in Section 13.9 and the obligations under Section 2.6 and under Article XIV, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

Section 13.9         Confidentiality.

(a)          In handling any Confidential Information of (i) the Obligors, in the case of the Purchaser Agent and the Purchasers and (ii) the Purchaser Agent and the Purchasers, in the case of the Obligors (in either case, as applicable, the party receiving Confidential Information, the “Receiving Party” and, the party disclosing such Confidential Information, the “Disclosing Party”) shall, in each case, exercise the same degree of care that they exercise for their own proprietary information (but in no event less than a reasonable standard of care).  The Receiving Party agrees to: (x) hold any Confidential Information received in confidence; (y) use or permit the use of the Confidential Information solely in connection with preparing, amending, executing, negotiating, administering, defending and enforcing the Note Documents (the “Permitted Purpose”); and (z) except as otherwise permitted herein, not disclose the Confidential Information to any Person not a party to this Agreement.

(b)         Subject to the terms and conditions of this Agreement: (i) either Receiving Party may disclose such Confidential Information (A) to its Affiliates and to the Receiving Party’s and its Affiliates’ directors, officers (including managing members or partners), limited partners, employees, accountants, attorneys, financial advisors or consultants (together, “Representatives”) who (1) have a need to know the Confidential Information for the Permitted Purpose, (2) are apprised of the confidential nature of the Confidential Information and (3) are under written or professional obligations of confidentiality, non-disclosure and non-use in respect of Confidential Information at least as stringent as those contained herein or (B) as required by law, regulation, subpoena or court order or otherwise in connection with a judicial, administrative or governmental proceeding, provided that, in the event that the Receiving Party is required or requested to make such disclosure, the Receiving Party shall, to the extent legally permissible, notify the Disclosing Party in advance of the disclosure so as to allow the Disclosing Party an opportunity to seek (at the Disclosing Party’s sole expense) a protective order or other appropriate remedy; provided, further, that such notice and opportunity shall not be required in respect of (x) disclosures by the Issuer required pursuant to the Securities Act, the Exchange Act, or the listing rules of the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange (or any nationally recognized securities exchange that is a successor to any of the foregoing) on which Issuer’s common stock is listed or (y) disclosures to any regulatory or self-regulatory authority as required by applicable law in connection with an examination, audit, inspection, inquiry, request or general supervisory oversight, and (ii) the Purchaser and Purchaser Agent may disclose such Confidential Information (A) so long as any Persons receiving Confidential Information pursuant to this clause (A) are subject to customary confidentiality obligations, in connection with a Purchaser’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction, (B) to prospective transferees (other than those identified in the immediately preceding clause (A)) or purchasers of any interest in the Notes, in each case, so long as no Event of Default has occurred and is continuing, who constitute Eligible Assignees (provided that the Purchasers and Purchaser Agent shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms), (C) as Purchaser Agent reasonably considers appropriate in exercising remedies under the Note Documents or (D) to any actual or potential investors, co-investors, members, and partners (including limited partners) of Purchaser Agent or any Purchaser or any of their Affiliates so long as such Persons are subject to customary confidentiality obligations.  The Receiving Party shall be responsible for any breaches of this Section by its Representatives.  For the avoidance of doubt, any disclosure of Confidential Information in compliance with this clause (b) shall not alter the confidential nature of such Confidential Information, or the confidentiality, non-disclosure and non-use obligations applicable thereto, for all other purposes.

(c)          Notwithstanding the foregoing, the prohibitions on disclosure in this Section shall not apply to information that the Receiving Party can demonstrate by competent evidence: (i) was in the public domain prior to disclosure to the Receiving Party by the Disclosing Party, or becomes part of the public domain after such, in each case through no act or failure to act by the Receiving Party or its Representatives; (ii) was in the Receiving Party’s rightful possession prior to disclosure to the Receiving Party by the Disclosing Party; or (iii) is disclosed to the Receiving Party by a third party who is known by Receiving Party to be in rightful possession thereof and not prohibited from disclosing the information.

(d)        Notwithstanding anything herein to the contrary, (i) the Purchasers and Purchaser Agent may use (but not disclose) Confidential Information for the development of client databases, reporting purposes and market analysis, (ii) after the Effective Date, Purchaser Agent and any Purchaser may disclose the transaction contemplated by the Note Documents on its or its investment manager’s website and in its or its investment manager’s marketing materials (which may include use of names and logos of one or more of the Obligors) and (iii) on the Effective Date, the Obligors shall issue the Press Release.  Except as otherwise provided in this Section, a party may not use the name, likeness or trademarks of the other party or its Representatives for any purpose, including without limitation, to express or imply any relationship or affiliation between the parties, or any endorsement of any product or service, without the other party’s prior written consent.

(e)        The agreements provided under this Section supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section.  For the avoidance of doubt the parties’ obligations with respect to Confidential Information received prior to the Effective Date shall continue to be defined by the terms of any prior agreements with respect thereto, but effective as of the Effective Date, obligations in respect of all Confidential Information will be governed by this Section.

Section 13.10      Right of Set Off.  Each Obligor hereby grants to Purchaser Agent and to each Purchaser, a lien, security interest and right of set off as security for all Obligations to Purchaser Agent and each Purchaser hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Purchaser Agent or the Purchasers or any entity under the control of Purchaser Agent or the Purchasers (including a Purchaser Agent affiliate) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Purchaser Agent or the Purchasers may set off the same or any part thereof and apply the same to any Obligation of Issuer even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE PURCHASER AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY OBLIGOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Section 13.11      Cooperation of the Obligors.  If necessary, each Obligor agrees to execute any documents (including new Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment or Note to an assignee in accordance with Section 13.1.  Subject to the provisions of Section 13.9, each Obligor authorizes each Purchaser to disclose to any prospective participant or assignee of a Commitment, any and all information in such Purchaser’s possession concerning Issuer and its Subsidiaries and their financial affairs which has been delivered to such Purchaser by or on behalf of any Obligor pursuant to this Agreement, or which has been delivered to such Purchaser by or on behalf of such Obligor in connection with such Purchaser’s credit evaluation of such Obligor prior to entering into this Agreement.

Section 13.12     Representations and Warranties of the Purchasers.  Each Purchaser, severally and not jointly, represents and warrants to Issuer as of the date such Person becomes a Purchaser and as of each Purchase Date, that:

(a)          Each of the Notes to be received by such Purchaser hereunder will be acquired for such Purchaser’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, except pursuant to sales registered or exempted under the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Notes in compliance with applicable federal and state securities laws.

(b)        Such Purchaser can bear the economic risk and complete loss of its investment in the Notes and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(c)          Such Purchaser has had an opportunity to receive, review and understand all information related to Issuer requested by it and to ask questions of and receive answers from Issuer regarding Issuer, its Subsidiaries, its business and the terms and conditions of the offering of the Notes, and has conducted and completed its own independent due diligence.

(d)         Based on the information such Purchaser has deemed appropriate, it has independently made its own analysis and decision to enter into the Note Documents.

(e)         Such Purchaser understands that the Notes are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Issuer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  Such Purchaser understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of Issuer or the purchase of the Notes.

(f)          Such Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(g)          Such Purchaser did not learn of the investment in the Notes as a result of any general solicitation or general advertising.

Section 13.13      Agency.

(a)         Each Purchaser hereby irrevocably appoints Purchaser Agent to act on its behalf as Purchaser Agent hereunder and under the other Note Documents and authorizes Purchaser Agent to take such actions on its behalf, to exercise such powers as are delegated to Purchaser Agent by the terms hereof or thereof and to act as agent of such Purchaser for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Obligors on the Collateral to secure any of the Obligations, in each case together with such actions and powers as are reasonably incidental thereto.

(b)         Each Purchaser agrees to indemnify Purchaser Agent in its capacity as such (to the extent not reimbursed by the Obligors and without limiting the obligation of the Obligors to do so), according to its respective Pro Rata Share (in effect on the date on which indemnification is sought under this Section 13.13), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against Purchaser Agent in any way relating to or arising out of, the Notes, this Agreement, any of the other Note Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Purchaser Agent under or in connection with any of the foregoing.  The agreements in this Section 13.13 shall survive the payment of the Repayment Amount and all other amounts payable hereunder.

(c)         The Person serving as Purchaser Agent hereunder shall have the same rights and powers in its capacity as Purchaser as any other Purchaser and may exercise the same as though it were not Purchaser Agent and the term “Purchaser” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Purchaser Agent hereunder in its individual capacity.

(d)         Purchaser Agent shall have no duties or obligations except those expressly set forth herein and in the other Note Documents.  Without limiting the generality of the foregoing, Purchaser Agent shall not:

(i)        be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(ii)        have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that Purchaser Agent is required to exercise as directed in writing by any Purchaser; provided that Purchaser Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Purchaser Agent to liability or that is contrary to any Note Document or applicable law; and

(iii)        except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and Purchaser Agent shall not be liable for the failure to disclose, any information relating to Issuer or any of its Affiliates that is communicated to or obtained by any Person serving as Purchaser Agent or any of its Affiliates in any capacity.

(e)          Purchaser Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers or as Purchaser Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)        Purchaser Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Purchaser Agent.

(g)        Purchaser Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties.  In the absence of its gross negligence or willful misconduct, Purchaser Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Purchaser Agent and conforming to the requirements of this Agreement or any of the other Note Documents.  Purchaser Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Purchaser Agent hereunder or under any Note Documents in accordance therewith.  Purchaser Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.  Purchaser Agent shall not be under any obligation to exercise any of the rights or powers granted to Purchaser Agent by this Agreement and the other Note Documents at the request or direction of the Required Purchasers unless Purchaser Agent shall have been provided by the Purchasers with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

(h)         Purchaser Agent may resign at any time by delivering notice of such resignation to the Purchasers and Issuer, effective on the date set forth in such notice or, if no such date is set forth therein, upon the thirtieth (30th) day following the date such notice is delivered.  If Purchaser Agent delivers any such notice, or if Purchaser Agent becomes insolvent or bankrupt, the Required Purchasers shall (after consultation with Issuer) have the right to appoint a successor Purchaser Agent that, so long as no Event of Default has occurred and is continuing, is an Eligible Assignee (or otherwise consented to by the Issuer in writing).  If, within 30 days after the retiring Purchaser Agent having given notice of resignation, no successor Purchaser Agent has been appointed by the Required Purchasers that has accepted such appointment, then the retiring Purchaser Agent may, on behalf of the Purchasers, appoint a successor Purchaser Agent from among the Purchasers.  Each appointment under this Section 13.13(h) shall be subject to the prior consent of Issuer, which may not be unreasonably withheld, delayed or conditioned but shall not be required during the continuance of an Event of Default.  Effective immediately upon its resignation, (i) the retiring Purchaser Agent shall be discharged from its duties and obligations under the Note Documents, (ii) the Purchasers shall assume and perform all of the duties of Purchaser Agent until a successor Purchaser Agent shall have accepted a valid appointment hereunder, (iii) the retiring Purchaser Agent shall no longer have the benefit of any provision of any Note Document other than with respect to any actions taken or omitted to be taken while such retiring Purchaser Agent was, or because such Purchaser Agent had been, validly acting as Purchaser Agent under the Note Documents and (iv) subject to its rights under Section 13.13, the retiring Purchaser Agent shall take such action as may be reasonably necessary to assign to the successor Purchaser Agent its rights as Purchaser Agent under the Note Documents.  Effective immediately upon its acceptance of a valid appointment as Purchaser Agent, a successor Purchaser Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Purchaser Agent under the Note Documents.

(i)          The Purchasers irrevocably authorize the Purchaser Agent, at its option and in its discretion,

(i)         to release any Lien on any Collateral granted to or held by the Purchaser Agent under any Note Document (i) upon Payment in Full, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Transfer permitted hereunder, or (iii) as approved in accordance with Section 13.6;

(ii)       to subordinate or release any Lien on any property granted to or held by the Purchaser Agent under any Note Document to the holder of any Lien on such property that is permitted by clause (d) of the definition of “Permitted Liens”;

(iii)        in connection with any Royalty Financing, to enter into any customary intercreditor agreement in form and substance satisfactory to Purchaser Agent, and each Purchaser agrees to be bound by the terms thereof and directs Purchaser Agent to enter into such intercreditor agreement on behalf of the Purchasers and agrees that Purchaser Agent may take such actions on its behalf as is contemplated by the terms of such intercreditor agreement;

(iv)        to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Note Documents or (ii) upon Payment in Full; and

(v)         in connection with any Permitted Licenses, to negotiate and enter into a Non-Disturbance Agreement as requested in accordance with the last paragraph of Section 4.1.

ARTICLE XIV
TAX

Section 14.1        Withholding and Gross-Up.  Notwithstanding anything to the contrary in this Agreement, if any Governmental Authority and /or Requirements of Law requires any Obligor to deduct or withhold any Taxes from any payment to any Purchaser or the Purchaser Agent under any Note Document, the Obligors shall be entitled to make such deduction or withholding and, if such Tax is an Indemnified Tax, then the sum payable by Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Purchaser or Purchaser Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.  The parties shall discuss and use commercially reasonable efforts to cooperate regarding applicable mechanisms for minimizing such withholding Taxes to the extent possible in compliance with Requirement of Law. The Obligors shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and deliver to such Purchaser the original or a certified copy of a receipt issued by the Governmental Authority or other document reasonably evidencing the payment of any such withholding Tax, assessment, or other governmental charge.  The Obligors shall indemnify each Purchaser or the Purchaser Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Purchaser or the Purchaser Agent or required to be withheld or deducted from a payment to such Purchaser or the Purchaser Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a Purchaser, or by the Purchaser Agent on its own behalf or on behalf of a Purchaser, shall be conclusive absent manifest error. The Obligors shall timely pay to the relevant Governmental Authority any Other Taxes in accordance with applicable law and deliver to Purchaser or the Purchaser Agent the original or a certified copy of a receipt issued by the Governmental Authority or other document reasonably evidencing the payment of any such Other Tax, or at the option of the Purchaser Agent timely reimburse it for the payment of any Other Taxes.

(i)         If any Purchaser is entitled to an exemption from or reduction of a withholding Tax with respect to payments made under any Note Document, it shall deliver to Issuer, at the time or times reasonably requested by Issuer, such properly completed and executed documentation reasonably requested by Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, each Purchaser, if reasonably requested by Issuer, shall deliver such other documentation prescribed by Requirement of Law as will enable the Obligors to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, and other than with respect to the documentation set forth in Section 14.2(ii)(A), (B) and (D) below, the completion, execution and submission of such documentation shall not be required if in such Purchaser’s reasonable judgment such completion, execution or submission would subject the Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii)         Without limiting the generality of the foregoing:

(A)        any Purchaser that is a U.S. Person shall deliver to the Issuer on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), executed copies of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax.

(B)         Any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Issuer (in such number of copies as shall be requested by the Issuer) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), whichever of the following is applicable:

(1)         in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Note Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed copies of IRS Form W-8ECI;

(3)         in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially to the effect that such Foreign Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)      to the extent a Foreign Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BENE, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(C)         Any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Issuer (in such number of copies as shall be requested by the Issuer) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer to determine the withholding or deduction required to be made.

(D)        If a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Issuer at the time or times prescribed by law and at such time or times reasonably requested by the Issuer such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer as may be necessary for the Issuer to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or notify Issuer in writing of its legal inability to do so, in either case within a reasonable amount of time following Issuer’s request for an update.

Section 14.2       Indemnification.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 14.1 (including by the payment of additional amounts pursuant to Section 14.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Section 14.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 14.2 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 14.2, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 14.2 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 14.3        Original Issue Discount. The Notes are deemed to be made with original issue discount for U.S. federal income tax purposes.  Requests for information regarding the issue price, amount of original issue discount, issue date and yield to maturity on the Notes shall be directed to the Issuer pursuant to the notice information provided in Article X.

Section 14.4       Intended Tax Treatment.  Notwithstanding anything to the contrary herein, all parties to the Note Documents covenant and agree that the Notes (1) shall be treated as debt for all United States federal, state, local, foreign and franchise tax purposes and (2) shall not be treated as a “contingent payment debt instrument” under Treasury Regulation section 1.1275-4, and, in each case, agree not to take any position on any Tax return inconsistent with the foregoing, unless required pursuant to a determination within the meaning of Section 1313 of the Code to the contrary.

Section 14.5         U.S. Tax Forms. The Purchaser Agent shall deliver to the Issuer executed copies of IRS Form W-9.

Section 14.6       Surviving Obligations. Each party’s obligations under this Article XIV shall survive the resignation or replacement of the Purchaser Agent or any assignment of rights by, or the replacement of, a Purchaser, the termination of the Obligations and the repayment, satisfaction or discharge of all obligations under any Note Document.

ARTICLE XV
DEFINITIONS

Section 15.1        Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” means any “account” as defined in the UCC with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Obligor.

“Account Debtor” means any “account debtor” as defined in the UCC with such additions to such term as may hereafter be made.

“Acquisition” means (a) any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets or shares or similar transaction having the same effect as any of the foregoing, (i) acquires any business, product, business line or product line, division or unit of operation of any Person, or all or substantially all of the assets of any business, product, business line or product line, division or other unit of operation of any Person, (ii) acquires control of securities of a Person representing more than 50% of the ordinary voting power for the election of directors or other governing body of such Person if the business affairs of such Person are managed by a board of directors or other governing body or (iii) acquires control of more than 50% of the ownership interest in any Person that is not managed by a board of directors or other governing body and (b) any In-License.

“Acquisition Cost” means consideration paid or payable for an Acquisition, or internally developed Included Product, as the case may be (including (x) all milestone, maintenance and/or similar payments, earnouts (whether earned or contingent), deferred purchase price and any other contractual commitment, whether fixed or contingent, (y) any transition support costs and (z) dedicated research and development and capital spend (as reasonably determined by Issuer’s Board of Directors in connection with such Acquisition or Included Product, as the case may be), but excluding (i) royalties on sales calculated on an arm’s-length basis and (ii) future sales-based or Regulatory Approval-based milestones).

“Adverse Regulatory Event” means the occurrence of any of the following events or circumstances: (a) any Regulatory Authority has commenced any regulatory enforcement action, investigation or inquiry (other than routine or periodic inspections or post-marketing reviews), or has issued a warning letter, untitled letter or Safety Notice, with respect to any Included Product or any Commercialization, Development or Manufacturing activities with respect thereto, including, without limitation, any such notice that requires (or is reasonably likely to require or cause) Issuer or any of its Subsidiaries to discontinue, withdraw or recall the marketing or sale of any Included Product, terminate or suspend any Clinical Trial, or requires or causes (or is reasonably likely to require or cause) a cessation or delay in the Development, Manufacture or Commercialization of any Included Product, which discontinuance, withdrawal, recall, cessation or delay will last (or is reasonably expected to last) in excess of ninety (90) days; (b) any Regulatory Authority commences any criminal, injunctive, seizure, detention, civil penalty or other enforcement action against Issuer or any of its Subsidiaries; (c) Issuer or any of its Subsidiaries enters into any consent decree, plea agreement or other settlement with any Regulatory Authority with respect to any Included Product or any Commercialization, Development or Manufacturing activity; (d) Issuer or any Subsidiary either (x) recalls any Included Product, or (y) halts or discontinues the marketing or sale of any Included Product for a period of ninety (90) consecutive days or longer; or (e) any disruption in the supply of any Included Product occurs that continues for more than ninety (90) days.

“Affected Interest Period” is defined in Section 2.3(e)(i).

“Affiliate” of any Person means another Person that owns or Controls directly or indirectly such Person, any Person that Controls or is Controlled by or is under common Control with such Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Affiliate Agreements” means any agreement or arrangement between or among Issuer and/or any Subsidiary, on one hand, and any Affiliate (other than Issuer or any Subsidiary), on the other hand, other than employment agreements, indemnification agreements and similar agreements and arrangements with officers or directors of Issuer or any Subsidiary in the ordinary course in connection with their employment or service as a director.

“Agreement” is defined in the preamble hereof.

“Annual Projections” is defined in Section 6.2(a)(iv).

“Anti-Corruption Laws” means all laws of any jurisdiction applicable to Issuer or any of its Subsidiaries from time to time prohibiting bribery or corruption, including without limitation: (a) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; (b) the United Kingdom Bribery Act 2010; (c) the United States Foreign Corrupt Practices Act of 1977, as amended; and (d) other similar laws, rules and regulations in other jurisdictions.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including, without limitation, (i) the Money Laundering Control Act of 1986 (e.g., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act of 1970 (e.g., 31 U.S.C. §§ 5311 – 5330), as amended by the USA PATRIOT Act, (iii) the laws, regulations and Executive Orders administered by OFAC, (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), (vi) any legislation or regulations applicable to any party to the Note Documents and relating to the fight against money laundering for capital arising from drug-trafficking and the activities of criminal organizations and counter-terrorist financing, or (vii) any similar laws enacted in the United States, United Kingdom, European Union or any other jurisdictions in which the parties to this agreement operate, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war.

“Apexian Agreement” means that certain Sublicense Agreement, dated as of January 21, 2020, by and between Opus Genetics, Inc. (formerly Ocuphire Pharma, Inc.) and Apexian Pharmaceuticals, Inc., as amended by First Amendment to Sublicense Agreement, dated as of June 4, 2020.

“Apexian Termination Agreement” means that certain Termination and IP Assignment Agreement, dated as of March 16, 2026, by and between the Issuer and Apexian Pharmaceuticals, Inc.

“Applicable Margin” means 4.47%, subject to potential adjustment pursuant to Section 2.3(e).

“Applicable Rate” means a rate per annum equal to the sum of (a) the greater of (i) Term SOFR (subject to Term SOFR being replaced with the Prime Rate pursuant to Section 2.3(e)), and (ii) the SOFR Floor (subject to SOFR Floor being replaced with the Prime Rate Floor pursuant to Section 2.3(e)), plus (b) the Applicable Margin.  If a Benchmark Transition Event has occurred, this definition shall be modified as part of the Benchmark Replacement Conforming Changes.

“Approved Fund” means any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Purchaser or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Purchaser.

“Approved Purchaser” is defined in Section 13.1(a).

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.3(e)(iii).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Purchaser Agent in consultation with Issuer giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then current Benchmark for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the SOFR Floor, the Benchmark Replacement will be deemed to be the SOFR Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means is, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Purchaser Agent and Issuer giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Purchaser Agent in consultation with Issuer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Purchaser Agent in a manner substantially consistent with market practice (or, if Purchaser Agent decides that adoption of any portion of such market practice is not administratively feasible or if Purchaser Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Purchaser Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to SOFR: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the then current Benchmark permanently or indefinitely ceases to provide such Benchmark; or (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is no longer representative.

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then current Benchmark for all purposes hereunder in accordance with Section 2.3(e)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the then current Benchmark for all purposes hereunder pursuant to Section 2.3(e)(iii).

“Biologics License Application”, or “BLA”, means an application submitted to FDA in accordance with 42 U.S.C. § 262 and 21 C.F.R. § 601.2 for licensure to market, sell, and deliver into a commerce a biological product, including all amendments and supplements thereto.

“Books” means Issuer’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Issuer’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Boxed Warning” means a warning that is required by FDA to be included in the labeling of a pharmaceutical or biological product pursuant to 21 C.F.R. §§ 201.56(d) and 201.57(c)(1).

“Business Day” means any day of the year on which banks are open for business in New York, New York.

“Capital Lease” means any lease or similar arrangement which is of a nature that payment obligations of the lessee or obligor thereunder at the time are or should be capitalized and shown as liabilities (other than current liabilities) upon a balance sheet of such lessee or obligor prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that would, in accordance with GAAP, appear on a balance sheet of such lessee with respect to such Capital Lease.

“Cash” means all cash and Cash Equivalents.

“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof, backed by the full faith and credit of the United States and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States, maturing within 360 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., or F-1 or better by Fitch Investor Services, (iii) time deposits and certificates of deposit maturing within 360 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States (or any state thereof) (A) that has combined capital and surplus of at least $500,000,000 or (B) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc. or A or better by Fitch Investor Services, and (iv) money market funds that are SEC registered 2a-7 eligible only, have assets in excess of $1,000,000,000, offer a daily purchase/redemption feature and seek to maintain a constant share price; provided that, the Obligors will invest only in ‘no-load’ funds which have a constant $1.00 net asset value target.

“Change of Control” means:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding any employee benefit plan of Issuer or its Subsidiaries (and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than thirty-five percent (35%) of the Equity Interests of Issuer entitled to vote for members of its Board of Directors on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)       a merger or consolidation of Issuer with any Person in which the stockholders of Issuer immediately prior to such merger or consolidation do not hold immediately following the closing of such merger or consolidation at least fifty-one percent (51%) of the aggregate ordinary voting power entitled to vote for the election of directors of Issuer represented by the issued and outstanding Equity Interests of the entity surviving or resulting from such consolidation.

“Claims” are defined in Section 13.2.

“Clinical Trial” means any clinical trial or study of the Included Products in human subjects, including a clinical investigation as defined in 21 C.F.R. § 312.3(b), conducted by or on behalf of Issuer or any of its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal tax code.  Any reference to any provision of the Code shall also include the income tax regulations promulgated thereunder, whether final, temporary or proposed.

“Collateral” means any and all properties, rights and assets of Obligors described on Exhibit A.

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by any Obligor at any time (other than any Excluded Account).

“Commercialization” means any and all activities, other than Manufacturing, directed to the preparation for sale of, or sale of any product, including activities related to marketing, promoting, distributing, importing, and seeking insurance or other payor reimbursement or coverage for such product, and interacting with any Regulatory Authority or public or private payor regarding any of the foregoing.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

“Commitment” means, for any Purchaser, the obligation of such Purchaser to purchase Notes, up to the principal amount shown on Schedule 1.1(a).  “Commitments” means the aggregate amount of such commitments of all Purchasers.

“Commitment Percentage” is set forth in Schedule 1.1(a), as amended from time to time.

“Commitment Termination Date” means the earliest of (i) (a) with respect to the First Purchase, the First Purchase Date, (b) with respect to the Second Purchase, April 2, 2027, (c) with respect to the Third Purchase, March 31, 2028, (d) with respect to the Fourth Purchase, March 31, 2028, (e) with respect to the Fifth Purchase, December 31, 2027, and (f) with respect to the Sixth Purchase, December 31, 2027, (ii) the occurrence of a Change of Control, (iii) the redemption or repurchase by Issuer in full of all outstanding Notes, (iv) the payment to the Purchasers of the Repayment Amount, and (v) the termination of the Commitments pursuant to Section 9.1.

“Commodity Account” means any “commodity account” as defined in the UCC with such additions to such term as may hereafter be made.

“Common Stock” is defined in Section 2.4(a).

“Communication” is defined in Article X.

“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit C.

“Confidential Information” means (a) all information disclosed, directly or indirectly, through any means of communication or observation (including, in the case of information of Issuer and its Subsidiaries, based on a review of any Books or similar materials or the inspection of any property or assets, in each case, relating to Issuer or any Subsidiary or its businesses), by or on behalf of the Disclosing Party to the Receiving Party on or after the date hereof, that relates to or is derived from the Disclosing Party’s business, strategic, marketing or technological affairs, or to any other matter that the Receiving Party is advised or has reason to know is the confidential or proprietary information of the Disclosing Party (including Personal Data), (b) the Note Documents, any amendments or modifications thereto or waivers thereof, and any term sheets, transaction structures, draft agreements, discussions or negotiations relating thereto and (c) all notes, analyses, reports, compilations, forecasts, memoranda, studies or other documents or writings (including emails, text or other instant messages and handwritten documents) based on, containing or relating to any of the foregoing which may be prepared or created by, for or on behalf of the Receiving Party or its Representatives.

“Contingent Obligation” means, as to any Person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” does not include endorsements of instruments for deposit or collection in the ordinary course of business, typical contractual indemnities provided in the ordinary course of business or any product warranties. The amount of any Contingent Obligation is deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means any control agreement (or other appropriate instrument), in form and substance reasonably satisfactory to Purchaser Agent, entered into among the depository institution at which any Obligor maintains a Deposit Account or the securities intermediary or commodity intermediary at which any Obligor maintains a Securities Account or a Commodity Account, such Obligor, and Purchaser Agent pursuant to which Purchaser Agent obtains “control” (within the meaning of the UCC or any other perfection regime) for the benefit of the Secured Parties over such Deposit Account, Securities Account, or Commodity Account.

“Controlled Account” means a Collateral Account that is subject to a Control Agreement or another instrument in favor of Purchaser Agent, in each case satisfactory to Purchaser Agent in its sole discretion, that provides Purchaser Agent with a first priority (subject to solely to Permitted Liens identified in clause (g) of the definition thereof) perfected Lien in such Collateral Account.

“Conversion Amount” is defined in Section 2.4(a).

“Conversion Date” is defined in Section 2.4(a).

“Conversion Election Notice” means a notice in the form attached hereto as Exhibit G.

“Conversion Price” means a price per share equal to $6.72.

“Conversion Shares” is defined in Section 2.4(a).

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Corporate Benefit Limitations” means, with respect to any Guaranty or the grant or perfection of any security interest by any Foreign Obligor, any limitations on such Guaranty or such grant or perfection imposed pursuant to Requirements of Law in the applicable jurisdiction (other than limitations that do not impair the rights and remedies of the Secured Parties more than analogous restrictions imposed under the laws of the United States as reasonably determined by Purchaser Agent).

“Data Room” means the electronic data room materials accessible to the Purchaser Agent in the “Project Oppenheimer” maintained by the Obligors in connection with the transactions contemplated under this Agreement, as such materials existed as of 5:00 p.m. EST on the date that is one calendar day prior to the Effective Date.

“Default” means any event that upon the giving of notice, the passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(c).

“Deposit Account” means any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Designated Deposit Account” means Issuer’s deposit account, as indicated on Schedule 15.1(d), and any successor deposit account designated by Issuer as such by written notice to Purchaser Agent; provided that the Designated Deposit Account shall be (a) located in the United States, (b) held with a financial institution that meets the requirements set forth in clause (iii) of the definition of “Cash Equivalents”, and (c) at all times subject to a Control Agreement in favor of Purchaser Agent.

“Designated Holder” means a Purchaser or any Affiliate designated by a Purchaser in any Conversion Election Notice, or in connection with any exercise of a right to invest pursuant to this Agreement.

“Development” means all activities related to discovery, research and development of a product, including creation and prosecution of Intellectual Property, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Trials, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of applications for Regulatory Approval, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for such product.  When used as a verb, “Develop” means to engage in Development.

“Disclosing Party” is defined in Section 13.9(a).

“Disputes” is defined in Section 5.11(e).

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 181 days after the Maturity Date (other than solely for (x) Equity Interests that are not Disqualified Equity Interests and (y) cash in lieu of fractional shares), (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to this definition, in each case at any time on or prior to 181 days after the Maturity Date, or (c) contains any repurchase obligation or provides for mandatory distributions which may come into effect prior to Payment in Full; provided, however, that if such Equity Interests are issued pursuant to any plan for the benefit of any employee, director, manager or consultant of Issuer or its Subsidiaries or by any such plan to such employee, director, manager or consultant, such Equity Interests shall not constitute Disqualified Equity Interests because they may be required to be repurchased by Issuer or its Subsidiaries (x) to the extent permitted by clause (c) of the definition of Permitted Distributions, in order to satisfy applicable statutory or regulatory obligations or (y) to the extent permitted by clause (a) of the definition of Permitted Distributions, as a result of the termination, death or disability of such employee, director, manager or consultant.

“Distressed Debt Investor” means, as reasonably determined by Purchaser Agent, any investor or investment fund specializing in distressed debt and a majority of whose investment portfolio at all times consists of distressed debt; provided, that for the avoidance of doubt, any investment fund that is not itself a Distressed Debt Investor, but whose parent or operator also owns or operates one or more investment funds that are Distressed Debt Investors, shall not be deemed to be a Distressed Debt Investor.

“Dollars,” “dollars” and “$” each are lawful money of the United States.

“Effective Date” is defined in the preamble of this Agreement.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (i) a Purchaser, (ii) an Affiliate of a Purchaser, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case of this clause (iv), which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Purchaser or (B) has total assets in excess of Five Billion Dollars ($5,000,000,000); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, any Person that is (a) a direct competitor of Issuer, as reasonably determined by Purchase Agent, (b) a Distressed Debt Investor or (c) listed on the Disqualified Purchaser List attached hereto as Schedule 15.1(c).

“EMA” means the European Medicines Agency or any successor agency thereto.

“Environmental Claims” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment, arising out of a violation of Environmental Law or any Hazardous Material Activity.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) to the extent related to Hazardous Material Activity, occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Issuer or any of its Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Obligor or any of its Subsidiaries directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means all “equipment” as defined in the UCC with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interest” means, with respect to any Person, any and all shares (including any American Depository Shares, each representing one or more of such shares), interests, partnership interests (whether general or limited), membership interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such Person; provided that Equity Interest shall not include any Permitted Convertible Notes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) under common control with Issuer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(b), (c), (m) and (o) of the Code for purposes of Section 4001(b) of ERISA.

“ERISA Event” means (a) a “reportable event” as defined in ERISA with respect to a Pension Plan; (b) the failure by an Obligor or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by an Obligor or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by an Obligor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate; (j) the engagement by any Obligor or any ERISA Affiliate in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon any Obligor pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Event of Default” is defined in Article VIII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means, collectively, (a) any Deposit Account of any Obligor that is exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Issuer’s or any of its Subsidiaries’ employees, which shall in no event hold in the aggregate more than the amount reasonably expected to meet such payroll expenses for the following calendar month, including bonuses and other payments to be paid within the following calendar month, (b) any escrow accounts, Deposit Accounts and trust accounts that are pledged or otherwise encumbered pursuant to clause (m) of “Permitted Liens”, and (c) other accounts, the cash balance of which such accounts, in the case of this clause (c), does not exceed $500,000 individually and $750,000 in the aggregate at any time.

“Excluded Subsidiary” means any Foreign Subsidiary that (i) does not hold right, title or interest in any Intellectual Property (other than Intellectual Property that is solely used or useful and required to be held in the jurisdiction of organization of such Subsidiary), (ii) does not hold or maintain any material Regulatory Approvals, whether now in effect or hereafter issued by any Regulatory Authority (other than Regulatory Approvals that are solely used or useful and required to be held in the jurisdiction of organization of such Subsidiary), (iii) is not party to any Material Agreement, other than ordinary course contracts or agreements (including leases of or licenses to use real property) that are not material to the business of Issuer and its Subsidiaries (taken as a whole), (iv) does not, individually or together with all Excluded Subsidiaries, have Cash or Cash Equivalents exceeding (x) prior to the Milestone Event, $[***] and (y) from and after the Milestone Event, $[***] in the aggregate at any time, (v) as of the last day of the most recent fiscal quarter or fiscal year for which financial statements have been delivered pursuant to Section 6.2(a)(i) or Section 6.2(a)(ii), for the period of four consecutive fiscal quarters then ended, together with all other Excluded Subsidiaries, contributed less than [***]% of the consolidated net revenue of Issuer and its Subsidiaries for such period, and (vi) as of the last day of the most recent fiscal quarter or fiscal year for which financial statements have been delivered pursuant to Section 6.2(a)(i) or Section 6.2(a)(ii), for the period of four consecutive fiscal quarters then ended, together with all other Excluded Subsidiaries, contributed less than [***]% of the consolidated total assets of Issuer and its Subsidiaries at such time.  As of the Effective Date, there are no Excluded Subsidiaries.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Purchaser or the Purchaser Agent or required to be withheld or deducted from a payment to any Purchaser or the Purchaser Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of the Purchaser or the Purchaser Agent being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) withholding Taxes (including U.S. backup withholding Taxes) imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in a Note or Obligation pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in the Note or Obligation, or (ii) such Purchaser changes its lending office, (c) Taxes attributable to such Purchaser’s failure to comply with Section 14.2 or the Purchaser Agent’s failure to comply with Section 14.6; (d) Taxes resulting directly from such Purchaser changing its jurisdiction of domicile or form of legal entity; and (e) any withholding Taxes imposed under FATCA.  For the purposes of the definition of “Excluded Taxes,” the term “Purchaser” includes its successors and assigns pursuant to Section 13.1.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Obligor or any of its Subsidiaries.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Issuer.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDA Application Acceptance Date” means the later of the date on which (i) the FDA has accepted for review a Biologics License Application submitted by the Issuer seeking approval (including accelerated approval under 21 CFR Part 601 Subpart E) of the OPGx-LCA5 Product for the treatment of LCA5-associated inherited retinal degeneration, or an indication that is substantially the same (subject to Purchaser Agent’s agreement, not to be unreasonably withheld, conditioned or delayed), and (ii) the Issuer has notified the Purchaser Agent thereof in writing (it being understood that a copy of the Biologics License Application that was accepted for review by the FDA shall be sufficient).

“FDA Approval Date” means the later of the date on which (i) the FDA has granted approval (including accelerated approval) of a Biologics License Application for the OPGx-LCA5 Product for the treatment of LCA5-associated inherited retinal degeneration or an indication that is substantially the same (subject to Purchaser Agent’s agreement, not to be unreasonably withheld, conditioned or delayed), where such approval does not include any Boxed Warning in the approved prescribing information, and (ii) the Issuer has notified the Purchaser Agent thereof in writing (it being understood that a copy of the approval letter from the FDA shall be sufficient).

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Fifth Purchase” is defined in Section 2.1(e).

“Fifth Purchase Date” means the Purchase Date in respect of the Fifth Purchase.

“Fifth Purchase Notes” means the Notes issued on the Fifth Purchase Date.

“First Purchase” is defined in Section 2.1(a).

“First Purchase Date” means the Purchase Date in respect of the First Purchase.

“First Purchase Notes” means the Notes issued on the First Purchase Date.

“Floor” means the SOFR Floor, subject to adjustment by Purchaser Agent for Benchmark Replacement Conforming Changes following any Benchmark Replacement Date.

“Foreign Obligor” means any Foreign Subsidiary that is an Obligor.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by Issuer or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“Foreign Purchaser” a Purchaser that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.

“Fourth Purchase” is defined in Section 2.1(d).

“Fourth Purchase Date” means the Purchase Date in respect of the Fourth Purchase.

“Fourth Purchase Notes” means the Notes issued on the Fourth Purchase Date.

“Full Guarantor” means any Guarantor that is not a Limited Guarantor.

“GAAP” means generally accepted accounting principles as in effect in the United States on the Effective Date (except as expressly provided in the first paragraph of Article I).

“GDPR” is defined in the definition of “Privacy Laws.”

“General Intangibles” means all “general intangibles” as defined in the UCC in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, including any Regulatory Approval, issued by, from or to, or other act by or in respect of, any Governmental Authority (including, without limitation, the FDA and any similar state or foreign Governmental Authority).

“Governmental Authority” means any government, court, regulatory or administrative agency, body or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, national, state or other political subdivision, local or supranational (domestic or foreign), or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including any central bank, securities exchange or self-regulatory organization, including any Regulatory Authority.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit E by a Person that, pursuant to Section 6.12, is required to become a “Guarantor” hereunder.

“Guaranteed Obligations” is defined in Section 12.1.

“Guarantor” means each Person that is a guarantor of the Obligations under a Guaranty, including, without limitation, a Person that becomes a guarantor pursuant to a Guarantee Assumption Agreement.

“Guaranty” means the guaranty set forth in Article XII and/or any guarantee of all or any part of the Obligations in form and substance satisfactory to Purchaser Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or would reasonably be expected to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Canada” means Health Canada and any successor agency thereto.

“Healthcare Laws” is defined in Section 5.6(e).

“HIPAA” is defined in the definition of “Privacy Laws.”

“In-License” means any license or other agreement between the Issuer or any of its Subsidiaries and any Third Party pursuant to which the Issuer or such Subsidiary obtains a license or sublicense of, covenant not to sue under, or other similar rights to, any Intellectual Property of such Third Party (other than off-the-shelf software licenses, non-exclusive licenses of Intellectual Property that does not constitute Product Intellectual Property and non-exclusive licenses of Intellectual Property that is not material Product Intellectual Property from Third Party contractors, vendors or service providers (including contract manufacturing organizations, contract research organizations and clinical trial sites) that are granted in the ordinary course in order to enable the Issuer or any of its Subsidiaries to exploit the deliverables provided by such Third Party).  The  In-Licenses existing as of the Effective Date are listed on Schedule 15.1(a).

“Included Products” means (a) the PS Product, (b) the OPGx-LCA5 Product, (c) the OPGx-BEST1 Product, (d) any other therapy Developed or under Development, licensed, Manufactured or Commercialized by Issuer or any Subsidiary (including, without limitation, OPGx-RHO, OPGx-RDH12 and OPGx-MERTK) or (e) any derivative, improvement, enhancement, modification or subsequent iteration of any of the foregoing described in clause (a), (b), (c) or (d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable, accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the Fair Market Value of such property; (f) all Capital Lease Obligations and synthetic lease obligations of such person; (g) all liability or obligations of such Person in respect of hedging agreements and other derivative contracts (for the net amount owed by such Person thereunder), (h) all Contingent Obligations of such Person; (i) all liability and obligations of such Person under guaranteed minimum purchase, take or pay or similar performance requirement contracts, (j) all liability and obligations under receivables factoring, receivable sales or similar transactions or arising under revenue interest agreements, royalty financing agreements or similar financings, (k) all liability and obligations for milestone payments, royalty payments, license payments and similar payments pursuant to any License Agreement, research and development agreement, collaboration or development agreement or merger or acquisition agreement, and (l) Disqualified Equity Interests.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor.  The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) (X), in the case of Issuer or any Subsidiary, the Fair Market Value of the property encumbered thereby, and (Y) in the case of any other Person, the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.  Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) endorsements of checks or drafts arising in the ordinary course of business, (ii)  obligations in respect of any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, and (iii) deferred compensation and severance, pension, health and welfare retirement and equivalent benefits or any deferred obligations incurred under ERISA.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of an Obligor under any Note Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all intellectual property and other proprietary rights worldwide of any kind or nature, whether registered or unregistered and whether registrable or not, protected, created or arising under any law, including any and all rights in: proprietary information; technical data; laboratory notebooks; clinical data; priority rights; trade secrets; know-how; confidential information; software; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application); Patents; Trademarks, trade names, service marks, trade dress, logos, slogans, including all goodwill associated therewith; domain names; Copyrights and all applications thereof; and all rights in works of authorship of any type, in all forms or media, designs rights, registered designs, database rights and rights in compilations of data.

“Intercompany Subordination Agreement” means the intercompany subordination agreement substantially in the form of Exhibit H.

“Interest Period” means, with respect to each Note, (a) initially, the period commencing on the Purchase Date of such Note and ending on the last day of the calendar quarter in which such Purchase Date occurs, and (b) thereafter, each period beginning on the first day following the end of the immediately preceding Interest Period and ending on the last day of the next succeeding calendar quarter.

“Inventory” means all “inventory” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investigational New Drug Application” or “IND” means an application submitted to FDA in accordance with 21 C.F.R. Part 312 for authorization to use an investigational medicine in a Clinical Trial, and any comparable submission to a Regulatory Authority outside the United States.

“Investment” means (a) any beneficial ownership interest in any Person (including Equity Interests or other securities), (b) any loan, advance, extension of credit, capital contribution or similar payment to any Person, (c) the incurrence of any Contingent Obligation or the assumption of any liabilities of any other Person, (d) any Acquisition, (e) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, and (f) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, less the amount of Cash or the Fair Market Value of any other property received, returned or repaid as a result of dispositions, distributions or liquidations of all or a portion of such Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Involuntary Disposition” means, with respect to any property or assets of the Obligors or their Subsidiaries, any of the following: (a) any loss, destruction or damage of such property or assets or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such property or assets, or confiscation of such property or assets or the requisition of the use of such property or assets.

“IRS” means the United States Internal Revenue Service.

“Issuer” is defined in the preamble hereof.

“License Agreement” means any license, commercialization, co-promotion, collaboration, distribution, manufacturing, marketing or partnering agreement entered into before or during the term of this Agreement by Issuer or any of its Subsidiaries that grants a license, covenants not to sue, or other similar rights with respect to any Product Intellectual Property.

“Licensees” means, collectively, the licensees and any sublicensees under any Out-License; each a “Licensee”.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, in each case in the nature of security, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Limited Guarantor” means any Guarantor whose Guaranteed Obligations, or the grant or perfection of a security interest in whose assets, are limited by Corporate Benefit Limitations.

“Manufacture” and “Manufacturing” means all activities related to the supply, production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, and distribution of any product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Federal Reserve Board.

“Market Capitalization” means, as at any date of determination, the product of (x) the number of issued and outstanding shares of Issuer’s shares on such date multiplied by (y) the closing price per share of such shares on such date on the principal stock exchange on which such shares are then listed, traded and quoted.

“Market Disruption Event” is any of the following events: (a) any suspension of, or limitation imposed on, trading by Nasdaq in shares of Common Stock during any period or periods aggregating one hour or longer and whether by reason of movements in price exceeding limits permitted by Nasdaq or otherwise relating to Common Stock; or (b) the failure to open of the exchange or quotation system on which shares of Common Stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours).

“Material Adverse Change” means [***]

“Material Agreement” means: (a) any Affiliate Agreement; (b) any License Agreement that is material to the Development, Manufacture, importation, Commercialization or other exploitation of any Included Product; (c) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Issuer or its Affiliates; (d) any agreement with consideration or other payments in excess of $[***] in any fiscal year (provided that such amount shall increase to $[***] from and after the Milestone Event); and (e) any other agreement with respect to Issuer or its Affiliates relating to any Material Patent or Included Product, for which breach, non-performance or failure to renew by Issuer or its Affiliates or the respective counterparty could reasonably be expected to result in a Material Adverse Change.  For the avoidance of doubt, employment and management contracts shall not be Material Agreements.

“Material Included Product” means (A) the OPGx-LCA5 Product, (B) the OPGx-BEST1 Product, (C) the OPGx-MERTK Product, (D) the OPGx-RDH12 Product, (E) OPGx-RHO Product and (F) any other Included Product that has an Acquisition Cost equal to or greater than $25,000,000.

“Material Patents” means the material Patents that constitute Product Intellectual Property and which cover compositions of matter, formulation, method of use, method of manufacture and/or processes which relate to any of the Material Included Products, and that are owned by or exclusively licensed to an Obligor or any of its Subsidiaries.

“Maturity Date” means the seventh anniversary of the First Purchase Date.

“MHRA” means the Medicines and Healthcare products Regulatory Agency in the United Kingdom or any successor agency thereto.

“Milestone Event” means the first date that Purchaser Agent and the Purchasers shall have evidence, in form and substance satisfactory to Purchaser Agent and the Purchasers, that net sales from Included Products by the Obligors for the trailing six-month period is at least $[***].

“MNPI Notice” is defined in Section 6.2(g).

“MNPI Notice Period” means any period designated as such by Purchaser Agent by written notice to the Obligors.  Each MNPI Notice Period will commence on the Business Day immediately following Purchaser Agent’s written notice to the Obligors of such MNPI Notice Period (or any later date specified by Purchaser Agent in such notice), and will end immediately upon written notice from Purchaser Agent to the Obligors that such MNPI Notice Period is terminated.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” means a Plan with respect to which any Obligor or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Nasdaq” is defined in Section 2.4(c)(ii).

“New Drug Application” or “NDA”, means an application submitted to FDA in accordance with 21 U.S.C. § 355 and 21 C.F.R. Part 314 for approval to market, sell, and delivery into a commerce a drug, including all amendments and supplements thereto.

“Note Documents” means, collectively, this Agreement, the Notes, the Stock Purchase and Conversion Agreement, any mortgages, deeds of trust or deeds to secure debt that encumbers real property, any security agreements, each Guaranty, the Intercompany Subordination Agreement, the Perfection Certificate, each Compliance Certificate, each Purchase Notice, any subordination agreements, notes or guaranties executed by Issuer or any other Obligor and any other present or future agreement entered into by Issuer, any Guarantor or any other Person, in each case, for the benefit of the Secured Parties in connection with this Agreement; all as amended, restated, modified or otherwise supplemented.

“Note Record” means a record maintained by each Purchaser with respect to the outstanding Obligations owed by Issuer to Purchaser and credits made thereto.

“Notes” means the senior secured notes issued from time to time pursuant to this Agreement.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to Purchaser Agent or any Purchaser, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Note Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) all principal and interest and other amounts owing under any Note and the Repayment Amount, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding and (ii) all other documented out-of-pocket fees, expenses (including documented out-of-pocket fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Note Document.  Unless the context otherwise requires, all references herein to Obligations refers to the Obligations of all of the Obligors.

“Obligors” means, collectively, Issuer and the Guarantors.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“Operating Documents” means, for any Person, such Person’s formation documents, and, (a) if such Person is a corporation, its constitutional documents or bylaws in current form, (b) if such Person is a limited liability company, its certificate of incorporation, memorandum and articles of association, limited liability company agreement or operating agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“OPGx-BEST1 Product” means the adeno-associated virus (“AAV”) based gene therapy product Developed by Issuer to treat BEST1 gene-associated inherited retinal disorders (“IRDs”), and any derivative, improvement, enhancement, modification or subsequent iteration of any of the foregoing.

“OPGx-LCA5 Product” means the AAV based gene therapy product Developed by Issuer to treat LCA5 gene-associated IRDs, and any derivative, improvement, enhancement, modification or subsequent iteration of the foregoing.

“OPGx-MERTK Product” means the AAV based gene therapy product Developed by Issuer to treat MERTK gene-associated IRDs, and any derivative, improvement, enhancement, modification or subsequent iteration of the foregoing.

“OPGx-RDH12 Product” means the AAV based gene therapy product Developed by Issuer to treat retinal dehydrogenase (RDH12)-associated IRDs, and any derivative, improvement, enhancement, modification or subsequent iteration of the foregoing.

“OPGx-RHO Product” means the AAV based gene therapy product Developed by Issuer targeting retinal disorders caused by RHO mutations, and any derivative, improvement, enhancement, modification or subsequent iteration of the foregoing.

“Other Connection Taxes” means, with respect to any Purchaser or the Purchaser Agent, Taxes imposed as a result of a present or former connection between such Purchaser or the Purchaser Agent and the jurisdiction imposing such Tax (other than connections arising from such Purchaser or the Purchaser Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced this Agreement).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Out-License” means any License Agreement pursuant to which the Issuer or any of its Subsidiaries grants a license or sublicense under, covenant not to sue under, or other similar rights to any Product Intellectual Property to a Third Party.

“Participant Register” is defined in Section 13.1(c).

“Patents” means all patents, patent applications and like protections including without limitation divisions, continuations, utility patents, renewals, reissues, revisions, patent term extensions, supplemental protection certificates and continuations-in-part of the same and including all foreign equivalents.

“Payment Date” means each March 31, June 30, September 30 and December 31, commencing on the first such date to occur following the First Purchase Date.

“Payment in Full” means all Obligations of the Obligors (other than inchoate indemnity or reimbursement obligations for which no claim has been made) have been fully repaid in cash and all Commitments have been terminated.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or, as applicable under the context herein, a Multiemployer Plan) that is maintained, contributed to, or required to be contributed to by any Obligor or any ERISA Affiliate (or with respect to which any Obligor or any ERISA Affiliate has any liability) and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” means an Acquisition to the extent that each of the following conditions shall have been satisfied:

(a)          immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(b)          all transactions in connection therewith shall be consummated, in all material respects, in accordance with applicable law;

(c)          in the case of an Acquisition of Equity Interests, (i) all of the Equity Interests (except for any such Equity Interest in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such acquisition shall be wholly owned by Issuer or another Obligor, and (ii) all Persons whose Equity Interests are being acquired shall become Obligors unless such Person satisfies the requirements to be an Excluded Subsidiary;

(d)        the Obligors shall (x) in all cases prior to the Milestone Event and (y) from and after the Milestone Event, in the case of an Acquisition with an Acquisition Cost in excess of $[***], have delivered written notice of such Acquisition to the Purchaser Agent not less than ten (10) Business Days prior to the execution of a definitive agreement for such Acquisition (or such shorter period as may be specified by the Purchaser Agent in its sole discretion), together with information about such Acquisition, including, but not limited to, (i) a draft of any acquisition agreement related to the proposed acquisition (together with disclosure schedules, other material agreements and any other related documents reasonably requested by Purchaser Agent and Purchasers), (ii) the sources and uses of funds to finance the proposed acquisition, (iii) to the extent available, quarterly and annual audited financial statements of the Person whose Equity Interests or in respect of the assets that are being acquired, and (iv) any materials provided to the board of directors of Issuer (or any committee thereof) with regard to such Permitted Acquisition;

(e)        Purchaser Agent, on behalf of the Purchasers, shall have received, substantially concurrently with the execution of the definitive documentation relating to such Acquisition, fully executed acquisition agreements and other related agreements with all attachments and schedules;

(f)          any assets acquired by Obligors from such Permitted Acquisition shall be subject to the security interest granted to Purchaser Agent under the Note Documents and the security interest in such assets shall be perfected in accordance with requirements set forth in this Agreement and other Note Documents;

(g)       prior to the Milestone Event, the aggregate Acquisition Cost that is or may become payable in connection with such Acquisition, either at or before the closing thereof or any time thereafter, combined with the aggregate Acquisition Cost that has or may at any time become payable in connection with all other Permitted Acquisitions entered into during the term of this Agreement, shall not exceed an amount equal to the greater of (x) $[***] or (y) [***]% of Issuer’s Market Capitalization (measured, with respect to any particular Permitted Acquisition, as of the trading day immediately preceding the execution of the definitive documentation relating to such Permitted Acquisition);

(h)        from and after the Milestone Event, the aggregate Acquisition Cost that is or may become payable in connection with such Acquisition, either at or before the closing thereof or any time thereafter, combined with the aggregate Acquisition Cost that has or may at any time become payable in connection with all other Permitted Acquisitions entered into during the term of this Agreement, shall not exceed an amount equal to the greater of (x) $[***] or (y) [***]% of Issuer’s Market Capitalization (measured, with respect to any particular Permitted Acquisition, as of the trading day immediately preceding the execution of the definitive documentation relating to such Permitted Acquisition);

(i)           [reserved];

(j)           No Change of Control shall result from such Permitted Acquisition;

(k)        the Person whose Equity Interests or business are being acquired shall be engaged in, or the asset acquired shall be used to engage in, or any In-License shall be in relation to, the same line of business as Issuer or a business reasonably related, incidental or ancillary thereto, as determined by the reasonable judgment of the Required Purchasers;

(l)           to the extent such Permitted Acquisition is an In-License, such In-License shall not constitute a Restricted License;

(m)         such Permitted Acquisition shall be consensual and shall have been approved by the target’s board of directors; and

(n)         on or prior to the date of such Permitted Acquisition, (x) in all cases prior to the Milestone Event and (y) from and after the Milestone Event, in the case of an Acquisition with an Acquisition Cost in excess of $[***], Purchaser Agent and Purchasers shall have received, in form and substance reasonably satisfactory to Purchaser Agent and Purchasers, a certificate of the chief financial officer of Issuer certifying compliance with the requirements contained in this definition of “Permitted Acquisition” and with the other terms of the Note Documents (before and after giving effect to such Permitted Acquisition).

“Permitted Bond Hedge Transaction” means any call option or capped call option (or substantively equivalent derivative transaction) relating to Issuer’s shares (or other securities or property following a merger event, reclassification or other similar fundamental change of Issuer, or adjustment with respect to the shares of Issuer) that is (A) purchased or otherwise entered into by Issuer in connection with the issuance of any Permitted Convertible Notes (including any concurrent entry into a Permitted Warrant Transaction), (B) settled in shares of Issuer (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Issuer’s shares or such other securities or property), and cash in lieu of fractional shares of Issuer and (C) on terms and conditions customary for bond hedge transactions in respect of transactions related to public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) as reasonably determined by Issuer; provided, that, (x) the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Issuer from the sale of any related Permitted Warrant Transaction, does not exceed fifteen percent (15%) of the gross proceeds to Issuer from such issuance of Permitted Convertible Notes, and (y) no cash payments by Issuer or any Subsidiary shall be required in connection with the exercise, unwinding, settlement or termination of such Permitted Bond Hedge Transaction.

“Permitted Convertible Notes”  means senior subordinated unsecured notes issued by Issuer that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of common stock of Issuer (or other securities or property following a merger event or other change of the common stock of Issuer, but for the avoidance of doubt excluding Disqualified Equity Interests); provided that, (a) no Subsidiary shall guarantee such Permitted Convertible Notes, (b) such Permitted Convertible Notes shall not mature, and no scheduled or mandatory principal payments, repayments, prepayments, cash settlements, repurchases, redemptions or sinking fund or like payments (but excluding, for the avoidance of doubt, regularly scheduled cash interest payments and customary obligations to repurchase upon a “change of control” or “fundamental change”) of such Permitted Convertible Notes shall be required at any time on or prior to the date that is 91 calendar days after the Maturity Date (other than upon a “change of control” or “fundamental change”), (c) such Permitted Convertible Notes shall (i) not include any financial maintenance or negative covenants, (ii) have other terms, conditions, covenants and defaults that are, taken as a whole, not more restrictive on Issuer and its Subsidiaries than the covenants and defaults set forth in the Note Documents and that are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A of the Securities Act) and (iii) have a cash interest rate of less than the greater of (x) 5.0% per annum and (y) such cash interest rate as the Purchaser Agent, in its sole discretion, shall approve in writing after the Effective Date, upon the request of the Issuer in light of changes to market interest rates for similar convertible notes, (d) such Permitted Convertible Notes shall include conversion, redemption and fundamental change provisions that are customary for convertible notes issued by public companies in registered or Rule 144A offerings, (e) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Permitted Convertible Notes or could result therefrom, (f) such Permitted Convertible Notes shall (x) be subordinated to the Obligations on terms substantially the same form and substance as set forth on Exhibit F and (y) specifically designate this Agreement and all Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (f) of this definition specifically refer to such notes as being subordinated to the Obligations pursuant to such subordination terms and (g) Issuer shall have delivered to the Purchaser Agent a certificate of a Responsible Officer of Issuer certifying as to the foregoing.

“Permitted Distributions” means:

(a)          repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed (i) prior to the Milestone Event, $750,000 and (ii) from and after the Milestone Event, $2,000,000, in each case, in the aggregate per fiscal year;

(b)        repurchases of Equity Interests deemed to occur upon the cash-less or net exercise of stock options, warrants or other convertible or exchangeable securities;

(c)         repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such person upon such grant or award (or upon vesting or exercise thereof);

(d)          dividends or distributions by any Subsidiary of an Obligor to an Obligor;

(e)          payments to Affiliates of Issuer (other than dividends, distributions or payments in respect of any Equity Interests) pursuant to transactions expressly permitted pursuant to Section 7.8 of this Agreement;

(f)           payment of cash in lieu of the issuance of fractional shares;

(g)         any payment in connection with a Permitted Warrant Transaction by (i) delivery of shares of Issuer upon net share settlement thereof or (ii) set-off and/or payment of an early termination payment or similar payment thereunder, in each case, in shares of common stock of Issuer upon any early termination thereof; and

(h)        any payment of premium to a counterparty under a Permitted Bond Hedge Transaction in accordance with the definition thereof.

“Permitted Indebtedness” means:

(a)          the Obligors’ Indebtedness to the Purchasers and Purchaser Agent under this Agreement and the other Note Documents;

(b)         Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate delivered on or prior to the Effective Date;

(c)          Indebtedness pursuant to any Royalty Financing;

(d)          Subordinated Debt;

(e)          Indebtedness consisting of Capital Lease Obligations and purchase money Indebtedness, in each case incurred by Issuer or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed (i) prior to the Milestone Event, $750,000 at any time and (ii) from and after the Milestone Event, $2,000,000 at any time;

(f)           Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Issuer’s business;

(g)         Contingent Obligations of Issuer and its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of Issuer and any Subsidiary;

(h)          Indebtedness incurred by Issuer or its Subsidiaries to finance the payment of insurance premiums;

(i)           [reserved];

(j)          Contingent Obligations (or liabilities as a surety, endorser, accommodation endorser or otherwise) in respect of performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money;

(k)        Indebtedness comprising Investments permitted by clause (d) of Permitted Investments; provided that any obligations of an Obligor owing pursuant to this clause (k) shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;

(l)        (i) Indebtedness incurred in respect of credit card processing services, credit or debit cards, stored value cards (including so-called “procurement cards” or “P cards”), or (ii) any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements, in each case, incurred in the ordinary course of business; provided that the aggregate amount of all such Indebtedness described in clause (i) above shall not exceed (x) prior to the Milestone Event, $750,000 and (y) from and after the Milestone Event, $2,000,000 at any time outstanding;

(m)        unsecured Indebtedness consisting of obligations in respect of (i) purchase price adjustments in connection with the disposition of assets or acquisition of assets permitted hereunder, (ii) any royalty payments, license payments, sales based, performance or milestone based consideration or similar payments or consideration, including earnouts, indemnification obligations, and non-compete payments and consulting payments, pursuant to any Material Agreement as in existence on the date hereof or in respect of Permitted Acquisitions, or (iii) minimum purchase commitments under supply agreements incurred in the ordinary course of business;

(n)         reimbursement obligations in connection with letters of credit, banker’s acceptances or similar instruments that are unsecured or secured by Cash and issued on behalf of Issuer or a Subsidiary (i) for real estate purposes in the ordinary course of business in a face amount up to (x) prior to the Milestone Event, $750,000 and (y) from and after the Milestone Event, $2,000,000 at any time outstanding, and (ii) otherwise in a face amount not to exceed (x) prior to the Milestone Event, $750,000 and (y) from and after the Milestone Event, $2,000,000 at any time outstanding;

(o)        Indebtedness consisting of hedging obligations incurred in the ordinary course of business for the purpose of directly mitigating bona fide risks associated with interest rates or foreign exchange rates and not for speculative purposes;

(p)          other unsecured Indebtedness in an aggregate outstanding amount not to exceed (i) prior to the Milestone Event, $750,000 and (ii) from and after the Milestone Event, $2,000,000 at any time outstanding;

(q)          Permitted Convertible Notes; and

(r)          Indebtedness, in an aggregate principal amount not to exceed (i) prior to the Milestone Event, $750,000 and (ii) from and after the Milestone Event, $2,000,000, of Persons that are acquired by Issuer or any Subsidiary or merged into, amalgamated or consolidated with Issuer or a Subsidiary in connection with a Permitted Acquisition.

“Permitted Investments” means:

(a)         Investments (and commitments to make Investments) disclosed on the Perfection Certificate and existing on the Effective Date, and Investments consisting of an extension, modification, replacement or renewal of such Investments; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the Effective Date;

(b)          Investments consisting of Cash;

(c)        Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d)         (i) Investments by Obligors in other Obligors that are Full Guarantors; (ii) Cash Investments by Obligors in Subsidiaries that are not Full Guarantors or that are not Obligors in an amount not to exceed (i) prior to the Milestone Event, $500,000 and (ii) from and after the Milestone Event, $1,000,000 at any time outstanding; and (iii) Investments by a Subsidiary that is not an Obligor in Issuer or any other Subsidiary of the Issuer;

(e)        Investments not to exceed $250,000 in the aggregate during any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Issuer or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Issuer’s Board of Directors;

(f)         Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g)          Investments consisting of trade credit extended in the ordinary course of business;

(h)       Investments consisting of hedging agreements entered into in the ordinary course of business for the purpose of directly mitigating bona fide risks associated with interest rates or foreign exchange rates and not for speculative purposes;

(i)        Investments consisting of security deposits with utilities, landlords and other like Persons made in the ordinary course of business, in each case which constitute Permitted Liens;

(j)          to the extent constituting Investments, Investments in the form of Permitted Bond Hedge Transactions and Permitted Warrant Transactions, in each case, entered into in connection with Permitted Convertible Notes;

(k)         other Investments in an aggregate amount at any time during the term of this Agreement not to exceed (i) prior to the Milestone Event, $750,000 and (ii) from and after the Milestone Event, $2,000,000;

(l)           Permitted Acquisitions; and

(m)         Investments of a Subsidiary acquired after the Effective Date or of an entity merged into or amalgamated or consolidated with a Subsidiary in a Permitted Acquisition after the Effective Date to the extent that such Investments were not made in contemplation of such Permitted Acquisition.

“Permitted Licenses” means (a) any License Agreement existing on the Effective Date and set forth in Schedule 15.1(a) or 15.1(b); (b) any License Agreement for the Development, Manufacture and/or Commercialization of any Included Product, exclusively outside of the United States; provided that (i) such License Agreement is not a Restricted License and constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property; and (ii) except with respect to a license of the PS Product, as otherwise permitted under any Royalty Financing, all upfront payments, royalties, milestone payments or other proceeds arising from the License Agreement that are payable to Issuer or any Subsidiary are paid to a Controlled Account; (c) any license granted to any Third Party for the Manufacture of any product or otherwise granted to a contractor, vendor or service provider (including contract research organizations, clinical trial sites, commercial vendors and other contractors for the exploitation of any Included Product) in order to provide services for the benefit of Issuer or its Affiliates but granting no rights to sell, offer to sell, have sold or otherwise Commercialize any Included Product; (d) any License Agreement relating to any Included Products acquired in a Permitted Acquisition; provided that such License Agreement existed at the time of such Permitted Acquisition and was not entered into in connection with or anticipation of such Permitted Acquisition; (e) any sponsored research or similar agreement providing for the Development of any product that does not grant the counterparty any right to sell, offer to sell, have sold or otherwise Commercialize any Included Product; (f) intercompany non-exclusive licenses or grants of rights for Development, Manufacture, production, Commercialization (including commercial sales to end users), marketing, sale, research, co-promotion, or distribution among Issuer and its Subsidiaries; (g) non-exclusive licenses or sublicenses for the use of the property of Issuer or its Subsidiaries in the ordinary course of business; and (h) any other License Agreement to which the Required Purchasers shall have consented to in writing.

“Permitted Liens” means:

(a)         Liens existing on the Effective Date and disclosed on the Perfection Certificate delivered on or prior to the Effective Date or arising under this Agreement and the other Note Documents;

(b)          [reserved];

(c)          Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith through appropriate proceedings and for which Issuer or the applicable Subsidiary maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Uniform Commercial Code;

(d)        Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within ninety (90) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such Liens do not extend to any property other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(e)        Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f)          Liens incurred or deposits made to secure payment of workers’ compensation, employment insurance, old‑age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(g)          leases or subleases of real property granted in the ordinary course of Issuer’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non‑exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Issuer’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Purchaser Agent or any Purchaser a security interest therein;

(h)          banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with the Obligors’ Deposit Accounts or Securities Accounts held at such institutions provided such accounts are maintained in compliance with Section 6.6 hereof;

(i)          Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(j)           Permitted Licenses;

(k)       easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(l)         Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto to the extent permitted under this Agreement;

(m)        (i) Liens on Cash deposits securing Indebtedness permitted pursuant to clause (n) of the definition of “Permitted Indebtedness”; provided that the amount of such Cash deposits in respect of any letter of credit does not exceed 105% of the face amount thereof, and (ii) Liens on Cash deposits securing Indebtedness permitted pursuant to clause (l) of the definition of “Permitted Indebtedness”;

(n)         with respect to any real property, (a) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (b) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable laws; and (c) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable laws, which, in the aggregate for (a), (b) and (c), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Issuer and its Subsidiaries;

(o)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the ordinary course of business;

(p)          other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed (i) prior to the Milestone Event, $500,000 and (ii) from and after the Milestone Event, $1,000,000;

(q)          deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, or as security for the payment of rent, and other obligations of a like nature incurred in the ordinary course of business not exceeding (i) prior to the Milestone Event, $500,000 and (ii) from and after the Milestone Event, $1,000,000, in each case, in the aggregate;

(r)          Liens that secure Indebtedness existing on any property acquired after the Effective Date pursuant to a Permitted Acquisition and existing prior to such Permitted Acquisition or existing on any property of any Person that becomes an Obligor after the Effective Date, provided that such lien is not created in contemplation of or in connection with such Permitted Acquisition or such Person becoming an Obligor and such Lien shall secure only those obligations which it secured on the date of such Permitted Acquisition or that such Person becomes an Obligor;

(s)          (i) Liens solely on any cash earnest deposits made by Issuer or its Subsidiaries in connection with any letter of intent or other agreement in respect of any Permitted Acquisition and (ii) on the escrowed cash portion of any earnest moneys paid or the purchase price received in connection with any Permitted Acquisition or Transfer permitted by this Agreement to secure guarantees, indemnities or obligations thereunder, in each case, to the extent such funds are on deposit in accounts described in clause (b) of the definition of “Excluded Accounts” and do not exceed (x) prior to the Milestone Event, $500,000 and (y) from and after the Milestone Event, $1,000,000; and

(t)          to the extent such Liens are expressly permitted by the definition of Royalty Financing, Liens, if reasonably requested by the counterparty to the Royalty Financing, securing Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness” and which are subject to a customary intercreditor agreement reasonably acceptable to Purchaser Agent and the counterparty thereto.

“Permitted Negative Pledges” means any (a) restrictions on specific property encumbered to secure payment of particular Indebtedness permitted under the Note Documents or to be sold pursuant to an executed agreement in connection with a Transfer permitted under the Note Documents; (b) customary restrictions on assignment, subletting, or other transfers contained in leases, licenses, and other agreements to the extent otherwise permitted hereunder; (c) restrictions imposed by Requirements of Law; and (d) restrictions already on any assets acquired pursuant to a Permitted Acquisition to the extent that such restrictions were not imposed in contemplation of such Permitted Acquisition and do not extend to any other assets of Issuer and its Subsidiaries.

“Permitted Priority Liens” means Permitted Liens identified in clauses (a), (c), (d), (e), (f), (g), (h), (i), (k), (l), (m), (o), (n), (q), (r), and (s) of the definition thereof and solely with respect to Foreign Obligors, Permitted Liens that have statutory priority to properly perfected security interests under applicable Requirements of Law.

“Permitted Purpose” is defined in Section 13.9(a).

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Issuer’s shares (or other securities or property following a merger event, reclassification or other change of the shares of Issuer) sold by Issuer, substantially concurrently with any purchase by Issuer of a Permitted Bond Hedge Transaction and settled in shares of Issuer, cash or a combination thereof (such amount of cash determined by reference to the price of Issuer’s shares or such other securities or property), and cash in lieu of fractional shares of Issuer, with a strike price higher than the strike price of the Permitted Bond Hedge Transaction; provided that no cash payments by Issuer or any Subsidiary shall be required in the ordinary course of exercise, unwinding, settlement or termination of such Permitted Warrant Transaction.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Personal Data” means any information or data that either (a) relates to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person, household, or a particular computing system or device, including without limitation, a natural person’s name, street address, telephone number, email address, financial account number, government-issued identifier, social security number or tax identification number, biometric identifier or biometric information, banking information relating to any natural person, or passport number, client or account identifier, or credit card number, or any Internet protocol address or any other unique identifier, device or machine identifier, photograph, or credentials for accessing any accounts; or (b) is defined as “personally identifiable information,” “personal information,” “personal data,” or other similar terms, by any applicable Privacy Laws.

“PIK Interest” is defined in Section 2.3(a).

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Issuer or any of its Subsidiaries, or any such plan to which Issuer or any of its Subsidiaries required to contribute on behalf of any of its employees or with respect to which Issuer or such Subsidiary has any liability.

“Press Release” means a press release mutually agreed upon by the Obligors and Purchaser Agent in respect of the transactions contemplated by the Note Documents.

“Prime Rate” means, for any day, the per annum rate of interest in effect for such day quoted by the Wall Street Journal as the “prime rate”.

“Prime Rate Floor” means a rate equal to (a) if the then current Benchmark prior to the time of such Benchmark’s replacement by the Prime Rate (pursuant to Section 2.3(e)) was less than or equal to the Floor at such time, the sum of (i) the Prime Rate in effect at such time of replacement plus (ii) the Floor minus such Benchmark and (b) if the then current Benchmark prior to the time of such Benchmark’s replacement by the Prime Rate (pursuant to Section 2.3(e)) was greater than the Floor, (i) the Prime Rate in effect at such time of conversion minus (ii) the difference between such Benchmark and the Floor.

“Privacy Laws” shall mean (A) each applicable law concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Data, and incident reporting and security incident notification requirements regarding Personal Data, including without limitation, and to the extent applicable, (i) the EU General Data Protection Regulation 2016/679 and EU Member State laws and regulations implementing the same (the “GDPR”), the GDPR as it forms part of United Kingdom law by virtue of section 3 of the European Union (Withdrawal) Act 2018, the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, including the recommendations and deliberations of the relevant privacy commissioners and other privacy agencies, Personal Data protection, and data protection authorities, the California Consumer Privacy Act of 2018 and any regulations promulgated thereunder, and the California Privacy Rights Act of 2020; (ii) Laws applicable to direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise); and (iii) state consumer protection Laws, Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), the Payment Card Industry Data Security Standard and programs, the Federal Trade Commission Act, Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, (B) guidance issued by a Governmental Authority that pertains to one of the laws, rules or standards outlined in clause (A), or (C) industry self-regulatory principles relating to the protection or Processing of Personal Data, direct marketing, emails, text messages or telemarketing.

“Pro Rata Share” means, as of any date of determination, with respect to each Purchaser, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Notes held by such Purchaser by the aggregate outstanding principal amount of all Notes; provided that after repayment of the Notes, each Purchaser’s Pro Rata Share shall be calculated based on the outstanding Notes immediately prior to the repayment hereof.

“Process” or “Processing” means any operation or set of operations, with respect to data, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Privacy Laws.

“Process Agent” is defined in Article X.

“Product Intellectual Property” means all Intellectual Property that is necessary, used or held for use or reasonably useful for, or otherwise material to, the Development, Commercialization, importation, Manufacture, or other exploitation, of any Included Product and that is owned, licensed or otherwise controlled by Issuer or any of its Subsidiaries as of the Effective Date or developed, acquired, licensed or controlled by an Obligor thereafter, which shall initially include, without limitation, the Patents identified in Schedule 5.11(a).

“PS Product” means the refractive product candidate Phentolamine Ophthalmic Solution 0.75%, in all forms, doses, presentations, formulations or dosage forms, under any brand name (including RYZUMVI®), or as an authorized generic product, and any derivative, improvement, enhancement, modification or subsequent iteration of any of the foregoing.

“Purchase” is defined in Section 2.1(c).

“Purchase Date” means any date on which a purchase of Notes is made by the Purchasers, which date shall be a Business Day.

“Purchase Notice” is that certain form attached hereto as Exhibit B.

“Purchase Percentage” means, for any Purchaser, the percentage set forth on Schedule 1.1(a) opposite such Purchaser’s name.

“Purchaser” means any one of the Purchasers.

“Purchaser Agent” means OPCM SA LLC (or any successor thereto pursuant to Section 13.13(h)), not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Purchasers.

“Purchaser Transfer” is defined in Section 13.1(a).

“Purchasers” means the Persons identified on Schedule 1.1(a) hereto and each assignee that becomes a party to this Agreement or that acquires a Note pursuant to Section 13.1.

“Receiving Party” is defined in Section 13.9(a).

“Register” is defined in Section 13.1(b).

“Registered Organization” means any “registered organization” as defined in the UCC with such additions to such term as may hereafter be made.

“Regulatory Approval” means any Governmental Approval, whether U.S. or non-U.S., relating to the Commercialization, Development or Manufacture of any Included Product, including any approved IND, New Drug Application or Biologics License Application.

“Regulatory Authority” means a Governmental Authority (including the FDA) with responsibility for the regulation of the marketing and sale of pharmaceuticals, biologics or medical devices (including software), and/or the regulation of the research and development of pharmaceuticals, biologics or medical devices (including software).

“Regulatory Filings” means all applications, filings, dossiers and the like submitted to a Regulatory Authority for the purpose of obtaining Regulatory Approval from that Regulatory Authority.

“Reimbursable Expenses” means all audit fees and expenses, documented out-of-pocket costs, and expenses (including documented out-of-pocket attorneys’ fees and expenses, as well as appraisal fees, consulting fees, advisory fees, fees incurred on account of lien searches, inspection fees, filing fees and fees for registration of security interests in any applicable jurisdiction) for preparing, amending, negotiating, executing, administering, defending and enforcing the Note Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Purchaser Agent and/or the Purchasers in connection with the Note Documents.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Repayment Amount” means, with respect to any payment in full of all Obligations under this Agreement:

(a)         if the Repayment Amount is paid from and after the First Purchase Date and on or prior to the first anniversary of the First Purchase Date in connection with the declaration of the Repayment Amount and all other Obligations immediately due and payable by the Required Purchasers pursuant to Section 9.1 (other than in connection with a Change of Control), an amount equal to [***]% of the principal amount of the Notes (including in the principal amount of any PIK Interest added thereto) issued pursuant to this Agreement;

(b)         if the Repayment Amount is paid from and after the First Purchase Date and on or prior to the 18-month anniversary of the First Purchase Date upon the consummation of a Change of Control pursuant to Section 2.2(b) or Section 2.2(c), and provided that no Default or Event of Default has occurred and is continuing at such time, an amount equal to [***]% of the principal amount of the Notes (including in the principal amount of any PIK Interest added thereto) issued pursuant to this Agreement;

(c)          if the preceding clauses (a) and (b) do not apply and the Repayment Amount is paid on or prior to the second anniversary of the First Purchase Date, an amount equal to [***]% of the principal amount of the Notes (including in the principal amount of any PIK Interest added thereto) issued pursuant to this Agreement;

(d)        if the Repayment Amount is paid after the second anniversary of the First Purchase Date and on or prior to the third anniversary of the First Purchase Date, an amount equal to [***]% of the principal amount of the Notes (including in the principal amount of any PIK Interest added thereto) issued pursuant to this Agreement; and

(e)        if the Repayment Amount is paid after the third anniversary of the First Purchase Date, an amount equal to [***]% of the principal amount of the Notes (including in the principal amount any PIK Interest added thereto) issued pursuant to this Agreement;

minus, in each case, the sum, without duplication, of (i) all regularly scheduled interest paid in cash to the Purchasers prior to such date with respect to the Notes (excluding for the avoidance of doubt, any default interest), plus (ii) all payments of principal in cash to the Purchasers prior to such date with respect to the Notes, plus (iii) all cash payments of original issue discount as provided for under Section 2.3(f) (it being agreed that payments of original issue discount will solely be subtracted in the calculation of the Repayment Amount pursuant to this clause (iii)), plus (iv) proceeds of insurance policies to the extent actually paid in cash to the Purchasers pursuant to Section 6.5(b) prior to such date and applied to the outstanding principal amount of such Note; provided that the Repayment Amount shall not be less than zero or, if any Notes remain outstanding immediately prior to the payment of the Repayment Amount, the outstanding principal amount of the Notes being repurchased.

“Representatives” is defined in Section 13.9(b).

“Required Purchasers” means, at any time, (i) prior to the expiration of the Commitments, the Purchasers holding at least 50% of the aggregate principal amount of Notes and unused or unexpired Commitments, and (ii) thereafter, the Purchasers holding at least fifty percent (50%) of the Pro Rata Shares.

“Requirement of Law” or “Requirements of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Science Officer, Chief Regulatory Officer or Chief Medical Officer of such Person or other officers of such Person with responsibilities substantially equivalent to those of the foregoing officers acting alone.

“Restricted License” means any License Agreement (other than any License Agreement existing on the Effective Date and set forth in Schedule 15.1(e)) that constitutes a Material Agreement (i) under which a default or of which a termination could interfere with Purchaser Agent’s or any Purchaser’s right to sell any Collateral (other than the License Agreement that is the subject of such default or termination and any assets thereunder), (ii) that by its terms cannot be collaterally assigned to secure the Obligations or otherwise contains provisions that restrict or penalize the granting of a security interest in or Lien on such License Agreement or if entered into after the Effective Date by Issuer or any other Obligor, does not recognize the Lien on such License Agreement to secure the Obligations, in each case other than customary provisions requiring the assignment of the Product Intellectual Property covered by such License Agreement with the assignment of such License Agreement (in each case after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the UCC, to the extent applicable, and other applicable law), (iii) that contains provisions that restrict or penalize the granting of a security interest in or Lien on, any Product Intellectual Property, in each case other than customary provisions requiring the assignment of the License Agreement covered by such Product Intellectual Property with the assignment of such Product Intellectual Property  (to the extent of such Obligor’s right, title and interest therein and, in each case, after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the UCC, to the extent applicable, and other applicable law), (iv) that restricts the assignment of such License Agreement upon the sale or other disposition of all or substantially all of the assets to which such License Agreement relates (other than customary provisions requiring that such License Agreement be assigned together with the assets to which it relates, notice of assignment or the assumption by the applicable purchaser of all obligations under such License Agreement), or (v) that does not permit the disclosure of information to be provided thereunder to Purchaser Agent and the Purchasers, to any purchaser or prospective purchaser of such License Agreement (excluding customary restrictions on disclosure to competitors or their affiliates) including pursuant to a foreclosure or other Transfer of all or substantially all of the Collateral (subject to customary confidentiality obligations).

“Royalty Financing” means any sale, transfer, assignment or monetization for cash of all or any portion of Issuer’s right, title and interest in and to milestone payments, license payments, royalty payments or other similar payments under Permitted Licenses with respect to the PS Product (including under the Viatris License) payable to Issuer or any of its Subsidiaries, including royalty payments, milestone payments and other license income (collectively, the “PS Product Revenue”); provided that any Royalty Financing shall only be permitted upon the occurrence of the Milestone Event; provided, further, that no Royalty Financing shall have or provide for any Lien on any asset of Issuer or any of its Subsidiaries, except for, subject to a customary intercreditor agreement in form and substance satisfactory to Purchaser Agent in its sole and absolute discretion, a grant by Issuer of a backup security interest in the PS Product Revenue upon any recharacterization of the sale contemplated thereby.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive territorial Sanctions (including, but not limited to, Cuba, Iran, North Korea, Syria and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions in Ukraine).

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority (including, without limitation, any “Specially Designated Nationals and Blocked Persons” as designated by OFAC), (ii) any Person operating, organized, located or resident in a Sanctioned Country or (iii) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) or (ii).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the U.S. government (including OFAC and the U.S. Department of State), the United Nations Security Council, His Majesty’s Treasury, the State Secretariat for Economic Affairs of Switzerland, the Swiss Directorate of International Law, the European Union, any European Union member state or any other applicable sanctions authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Purchase” is defined in Section 2.1(b).

“Second Purchase Date” means the Purchase Date in respect of the Second Purchase.

“Second Purchase Notes” means the Notes issued on the Second Purchase Date.

“Secured Parties” means Purchaser Agent and the Purchasers.

“Securities Account” means any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means one hundred percent (100%) of the issued and outstanding Equity Interests or other securities owned or held of record by any Obligor (other than the Issuer).

“Sixth Purchase” is defined in Section 2.1(f).

“Sixth Purchase Date” means the Purchase Date in respect of the Sixth Purchase.

“Sixth Purchase Notes” means the Notes issued on the Sixth Purchase Date.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Floor” means 3.68%.

“Solvent” means, with respect to any Person: that as of the date of determination, such Person and its Subsidiaries on a consolidated basis is “solvent” or not “unable to pay its debts” within the meaning given to such terms and similar terms under applicable laws relating to fraudulent transfers and conveyances or general insolvency law, including that (i) the present fair saleable value of the assets on a going concern basis of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts (including contingent, unmatured and unliquidated liabilities) as they become absolute and matured, (ii) such Person and its Subsidiaries will not, on a consolidated basis, have an unreasonably small capital in relation to their business or with respect to any transaction then contemplated, (iii) such Person and its Subsidiaries, on a consolidated basis, will have sufficient cash flow to enable them to pay their debts as they mature in the ordinary course of business, and (iv) the value of such Person’s and its Subsidiaries, on a consolidated basis, assets on a going concern basis is not less than the amount of their liabilities, taking into account its contingent and prospective liabilities on a going concern basis. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Purchase Date Disclosure Notice” means a notice delivered by the Obligors on or prior to the (a) Third Purchase Date made pursuant to Section 2.1(c) or (b) Fourth Purchase Date in respect of a Fourth Purchase to be made pursuant to Section 2.1(d)(ii), in each case, which shall detail any exceptions to the making of representations and warranties by the Obligors as of the Third Purchase Date or Fourth Purchase Date, as applicable, required in the judgment of the Obligors to make the representations and warranties in connection with the Third Purchase or Fourth Purchase, as applicable, comply with Section 3.8(b).

“Standard Settlement Period” means the standard settlement period, expressed in a number of Business Days, on the primary trading market or exchange for Issuer’s common stock.

“Stock Purchase and Conversion Agreement” means the Stock Purchase and Conversion Agreement, dated as of the Effective Date, between Issuer, TPC Investments Solutions LP and TPC Investments Solutions Co-Invest LP, in form and substance satisfactory to Purchaser Agent.

“Subordinated Debt” is indebtedness incurred by Issuer or any of its Subsidiaries subordinated to the Obligations on terms, and pursuant to a subordination agreement in form and substance satisfactory to Purchaser Agent and the Purchasers in their sole discretion.

“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other Equity Interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.  Unless the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Issuer.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, with respect to any Interest Period, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Purchaser Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Party” means any Person other than Purchaser Agent, any Purchaser, Issuer or any Subsidiary.

“Third Purchase” is defined in Section 2.1(c).

“Third Purchase Date” means the Purchase Date in respect of the Third Purchase.

“Third Purchase Notes” means the Notes issued on the Third Purchase Date.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, together, in each case, with the goodwill of the business connected with the use thereof.

“Trading Day” is any day on which (a) there is no Market Disruption Event, and (b) Nasdaq is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transfer” is defined in Section 7.1.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided that, to the extent that the UCC is used to define any term herein or in any Note Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Purchaser Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“United States” means the United States of America, including any state or territory thereof.

“Viatris License” means that certain License and Collaboration Agreement, dated as of November 6, 2022, between Issuer (f/k/a Ocuphire Pharma, Inc.) and Viatris, Inc (as successor to FamyGen Life Sciences, Inc), as amended by that certain Side Letter to the License and Collaboration Agreement, dated as of August 13, 2025.

Section 15.2          Divisions.  For all purposes under the Note Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

ISSUER:

OPUS GENETICS, INC.

By:	/s/ George Magrath
Name: George Magrath
Title: Chief Executive Officer

[Signature Page to Note Purchase Agreement]

OBLIGOR:

OPUSTX, LLC

By:	/s/ George Magrath
Name: George Magrath
Title: Chief Executive Officer

[Signature Page to Note Purchase Agreement]

PURCHASER AGENT:

OPCM SA LLC

By:	/s/ David Dubinsky
Name: David Dubinsky
Title: Authorized Signatory

PURCHASERS:

TPC INVESTMENTS SOLUTIONS LP		Address for notices:
c/o Oberland Capital Management LLC
By:	/s/ David Dubinsky	1700 Broadway, 37th Floor
Name: David Dubinsky		New York, NY 10019
Title: Authorized Signatory		Facsimile: (212) 257-5851 Telephone: (212) 257-5863 E-mail: kwiggert@oberlandcapital.com

TPC INVESTMENTS SOLUTIONS CO-INVEST LP		Address for notices: c/o Oberland Capital Management LLC
By:	/s/ David Dubinsky	1700 Broadway, 37th Floor
Name: David Dubinsky		New York, NY 10019
Title: Authorized Signatory		Facsimile: (212) 257-5851
Telephone: (212) 257-5863
E-mail: kwiggert@oberlandcapital.com